As filed with the Securities and Exchange Commission on July 30, 2008

Registration No. 333-150746

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1/A

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

(PRE-EFFECTIVE AMENDMENT NO. 4)

Etelos, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or jurisdiction of incorporation or organization)

7370

(Primary Standard Industrial Classification Code Number)

77-0407364

(I.R.S. Employer Identification No.)

1900 O’Farrell St., Suite 320

San Mateo, CA 94403

(425) 458-4510

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

James A. Mercer III, Esq.

Duane Morris LLP

101 West Broadway, Suite 900

San Diego, CA 92101

(619) 744-2209

(Name, address, including zip code, and telephone number,
 including area code, of agent for service)

From time to time after this Registration Statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED July 30, 2008

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

ETELOS, INC.

1,906,557 SHARES OF COMMON STOCK

This prospectus is part of a registration statement of Etelos, Inc., a Delaware corporation, filed with the Securities and Exchange Commission.  This prospectus relates solely to the offer and sale by the selling stockholders identified in this prospectus of up to 1,906,557 shares of our common stock issuable upon conversion of the principal amount of the senior convertible debentures purchased in our January 2008 and April 2008 private placements.

The shares being registered were sold to investors in private placement transactions that were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933.

We will not receive any proceeds from the resale of shares of our common stock. The selling stockholders may resell the shares of our common stock from time to time in the principal market on which our stock is traded at the prevailing market price or in negotiated transactions.

Our common stock is listed on the OTC Bulletin Board under the symbol “ETLO”. The last reported sales price per share of our common stock, as reported by the OTC Bulletin Board on July 28, 2008 was $7.24.

Investing in our common stock involves a high degree of risk.

See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                                             .

WE HAVE NOT AUTHORIZED ANY DEALER, SALESPERSON OR OTHER PERSON TO GIVE ANY INFORMATION OR REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY UNAUTHORIZED INFORMATION. THIS PROSPECTUS DOES NOT OFFER TO SELL OR BUY ANY SHARES IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL. THE INFORMATION IN THIS PROSPECTUS IS CURRENT AS OF THE DATE ON THE COVER.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements. Forward-looking statements are those that predict or describe future events or trends and that do not relate solely to historical matters. You can generally identify forward-looking statements as statements containing the words “believe,” “expect,” “will,” “anticipate,” “intend,” “estimate,” “project,” “plan,” “assume” or other similar expressions, or negatives of those expressions, although not all forward-looking statements contain these identifying words. All statements contained or incorporated by reference in this prospectus regarding our future strategy, future operations, projected financial position, estimated future revenues, projected costs, future prospects, the future of our industries and results that might be obtained by pursuing management’s current plans and objectives are forward-looking statements.

You should not place undue reliance on our forward-looking statements because the matters they describe are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond our control. Our forward-looking statements are based on the information currently available to us and speak only as of the date on the cover of this prospectus, or, in the case of forward-looking statements in documents incorporated by reference, as of the date of the date of the filing of the document that includes the statement. New risks and uncertainties arise from time to time, and it is impossible for us to predict these matters or how they may affect us. Over time, our actual results, performance or achievements will likely differ from the anticipated results, performance or achievements that are expressed or implied by our forward-looking statements, and such difference might be significant and materially adverse to our security holders. We do not undertake and specifically decline any obligation to update any forward-looking statements or to publicly announce the results of any revisions to any statements to reflect new information or future events or developments.

We have identified some of the important factors that could cause future events to differ from our current expectations and they are described in this prospectus under the caption “Risk Factors,” below and elsewhere in this prospectus which you should review carefully. Please consider our forward-looking statements in light of those risks as you read this prospectus.

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read this entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements that appear elsewhere in this prospectus. As used in this prospectus, the terms “Etelos,” “we”, “us”, “our”, and the “Company” means Etelos, Inc., a Delaware corporation.

Our Business

We are a leading provider of software solutions that assist organizations to effectively use Web Applications to accomplish their goals.  We provide a revolutionary Software as a Service (SaaS) ecosystem for building, distributing, and using Web Applications, including a marketplace to deploy and support them; giving businesses choices in Web Applications, hosting, and support services to cost effectively accomplish their goals.

We have developed products for Web Applications, which include open standards-based tools for Web developers, businesses and individual users such as the Etelos Application Server™ (EAS™) and the Etelos Development Environment™ (EDE™).  EAS and EDE support many common programming languages and also support the English Application Scripting Engine (EASE™), a simple-to-use open standards-based scripting language developed by us.  In order to support broader adoption of our products, EASE and other components of the EDE are provided to developers and users at market appropriate pricing.  This is done to support the development of new Web Applications and the migration of existing Web Applications into the Etelos™ ecosystem where there are tools and other support mechanisms for the marketing, distribution, sales and support of these applications.  We generally receive a transaction fee, subscription fee or a license fee for transactions that occur within the Etelos ecosystem via the Etelos Marketplace™.

The Etelos Marketplace supports and encourages communities of developers, distributors, and consumers to expand their offerings, collaborate on new ideas and improvements, and provide scalable solutions using Web Applications available to others.

For the quarter ended March 31, 2008, we had revenue of $23.6 thousand, and for the year ended December 31, 2007, we had revenue of $304 thousand. As of March 31, 2008, we had over 5,000 active free and paying customers. Headquartered in San Mateo, California, with offices in Renton, Washington, our company was founded in May 1999.

Our principal executive offices are located at 1900 O’Farrell St., Suite 320, San Mateo, CA 94403.  Our telephone number is (425) 458-4510.  We maintain a website at www.etelos.com. Information found on our website is not part of this prospectus.

Recent History

Merger.

Our corporation was previously known as Tripath Technologies, Inc., or Tripath.  On April 22, 2008, Tripath entered into an agreement and plan of merger with Etelos, Incorporated, a Washington corporation, pursuant to which Etelos, Incorporated merged with and into Tripath, at which time the separate corporate existence of Etelos, Incorporated ceased and Tripath continued after the merger as the surviving corporation and changed its name to Etelos, Inc.  The surviving corporation conducts the business that was previously conducted by Etelos, Incorporated.

By virtue of the merger, all shares of stock of Etelos, Incorporated outstanding at the effective time of the merger were converted into shares of the surviving corporation’s common stock at a ratio of one share of the surviving corporation’s common stock for every three shares of common stock of Etelos, Incorporated.  In addition, the terms of all options, warrants, debentures and other rights to purchase stock of Etelos, Incorporated outstanding at the effective time of the merger, all of which were assumed by the surviving corporation, were adjusted to reflect this three for one ratio.  The references to our common stock in this prospectus reflect the foregoing adjustments.

September 2007 Private Placement.

In September 2007, we issued 6 percent convertible notes at an original issue discount of 10 percent with a face value of $440 thousand, along with warrants to purchase shares of common stock.  In this prospectus we may refer to these notes as our September 2007 notes.

Our September 2007 notes mature on March 31, 2009, with interest due and payable on February 1, 2008, and on the last day of each calendar quarter thereafter. We are required to make payments on the outstanding principal balance beginning September 1, 2008 and on the last day of each calendar quarter thereafter.  The default interest rate is 8 percent. The notes are convertible into shares of our common stock at a current conversion price of $0.75 per share.  The conversion price has an anti-dilution protection and adjustments for stock splits, or stock dividends.

On June 15, 2008, the holders of these notes agreed to add interest accrued to that date to the balance of the notes increasing the principal balance to $459 thousand.  The holders also agreed to waive any default arising out of our failure to pay the accrued and unpaid interest through June 15, 2008.

All of the warrants issued in connection with our September notes were either exercised or expired prior to the closing of the merger.

January 2008 Private Placement.

On January 31, 2008, we entered into a securities purchase agreement with three unaffiliated institutional investors for the sale of 6 percent secured convertible debentures and common stock purchase warrants.  We refer to this transaction as our January 2008 Private Placement.  In this transaction we issued an aggregate of $2.0 million principal amount of debentures and warrants to purchase an aggregate of 222,222 shares of our common stock.  This transaction resulted in net proceeds to us of $1.9 million.

The warrants are three year warrants to purchase shares of our common stock at a price of $1.80 per share, subject to adjustment, including full-ratchet anti-dilution protection.  As of July 28, 2008, none of these warrants had been exercised.

In this prospectus we may refer to the debentures we issued in our January 2008 Private Placement as our January debentures.  The following summarizes the terms of our January debentures and is qualified by reference to a copy of the debenture which is filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on April 23, 2008:

•              Term.  The debentures are due and payable on January 31, 2010.

•              Interest.  Interest accrues at the rate of 6 percent per annum and is payable semiannually on January 1 and July 1, commencing on July 1, 2008.

•              Monthly Principal Payments.  Monthly principal payments equal to 1/18th of the principal amount begin on the earlier of (i) the 1st of the month that follows the effective date of the registration statement of which this prospectus is a part, and (ii) November 1, 2008.

•              Payments of Principal and Interest.  We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (currently $1.35) or 85 percent of the average of the volume weighted average price, or VWAP, per share for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.  The equity conditions that we must meet include having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debenture, and having the daily dollar trading volume for our common stock exceed $250,000 for each of the 20 consecutive trading days before the date in question.

•              Early Redemption.  We have the option to redeem the debentures before their maturity by payment in cash of 120 percent of the then outstanding principal amount plus accrued interest and other charges.  To redeem the debentures we must meet certain equity conditions (see discussion in paragraph above).  The payment of the debentures would occur on the 10th day following the date we gave notice to the holders of our intent to redeem the debentures.  We agreed to honor any notices of conversion that we receive from a holder before the date we pay off the debentures.

•              Voluntary Conversion by Holder.  The debentures are convertible at anytime at the discretion of the holder at a conversion price per share of $1.35, subject to adjustment including full-ratchet, anti-dilution protection, and subject to a cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion.  See “SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT,” below for more information regarding the beneficial ownership caps.

•              Forced Conversion.  Subject to compliance with certain equity conditions and subject to the applicable cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we also have the right to force conversion if the average of the VWAP for our common stock exceeds $3.39 for 20 trading days out of a consecutive 30 trading day period.

The debentures impose certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions.  The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner.  In the event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130 percent of the amount outstanding plus accrued interest and expenses.

In connection with our January 2008 Private Placement, we also entered into a registration rights agreement with the institutional investors, pursuant to which we agreed to file a registration statement covering the resale of the shares of common stock that may be issued to such investors upon the conversion of the debentures, payment in kind, and the exercise of the related warrants.  This prospectus is a part of that registration statement.  We agreed to maintain the effectiveness of the registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144 of the Securities Act of 1933, or the Securities Act. If the registration statement is not declared effective by an agreed to date, or if we fail to maintain the effectiveness of the registration statement, we are required to pay to each investor, as partial liquidated damages, cash equal to 1.0 percent of the aggregate purchase price paid by such investor for the securities purchased in the financing and then held by such investor, and must pay to such investor 1.0 percent for each subsequent 30-day period that the default remains uncured, up to a maximum aggregate liquidated damages amount of 10 percent of the aggregate purchase price paid by such investor in our January 2008 Private Placement.

April 2008 Private Placement.

On April 22, 2008, we entered into a securities purchase agreement with two of the institutional investors from our January 2008 Private Placement for the sale of 6 percent secured convertible debentures and common stock purchase warrants.  We refer to this transaction as our April 2008 Private Placement.  In this transaction we issued an aggregate of $3.5 million principal amount of debentures and warrants to purchase an aggregate of 388,889 shares of our common stock.  This transaction resulted in net proceeds to us of $3.4 million.

The warrants we issued in our April 2008 Private Placement, none of which have been exercised to date, are substantially identical to the warrants we issued in our January 2008 Private Placement.

In this prospectus we may refer to the debentures we issued in our April 2008 Private Placement as our April debentures.  The terms of our April debentures are substantially identical to our January debentures except that our April debentures mature on April 30, 2010.

The summary above of our April debentures and related warrants is qualified by reference to a copy of the form of debenture and form of warrant which is filed as an exhibit to our registration statement filed with the SEC on May 8, 2008.

We also entered into an amendment to the registration rights agreement we entered into in connection with our January 2008 Private Placement to provide that the registration statement we would file to cover the resale of the shares of common stock that may be issued upon the conversion of the debentures, payment in kind, and the exercise of the warrants issued in our January 2008 Private Placement would also include the shares of common stock that may be issued upon the conversion of our April debentures, payment in kind, and the exercise of the related warrants.  This prospectus is a part of that registration statement.

The Offering

Shares of our common stock offered for re-sale by the selling stockholders pursuant to this prospectus	1,906,557 shares

Percent of our outstanding common stock represented by the shares being offered for re-sale by the selling stockholders as of July 28, 2008	8.34%

Common stock to be outstanding after the offering	24,758,925 shares (1)

Proceeds to the Company

All of the net proceeds from the sale of our common stock covered by this prospectus will be received by the selling stockholders who offer and sell shares of our common stock. We will not receive any proceeds from the sale of our common stock offered by the selling stockholders

The total dollar value of the shares of our common stock being registered for resale	$1.8 million (2)

OTC Bulletin Board Symbol	ETLO

(1)

Unless the context indicates otherwise, all share and per-share information in this prospectus is based on 22,852,368 shares of our common stock outstanding as of July 28, 2008. Shares of common stock to be outstanding after this offering assumes that all shares registered under this prospectus are sold by the selling stockholders, and that the exercise price of all warrants held by the selling stockholders is paid with cash. Unless the context indicates otherwise, all other share and per-share information in this prospectus assumes no exercise of warrants or other rights to acquire our common stock outstanding as of July 28, 2008, other than the warrants covering the shares of common stock registered hereunder.

(2)	Represents the purchase price paid by the selling stockholders for the securities convertible into the shares of common stock that are offered for resale by this prospectus.

RISK FACTORS

Investment in our common stock involves a high degree of risk. You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. If any of the following risks actually occur, our business, financial condition or results of operations could suffer. In that case, the market price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to our Business

We have a limited operating history, have experienced significant expenditures related to funding our initial product development, and are currently carrying a net loss.  If our business model is not successful, or if we are unable to generate sufficient revenue to offset our start-up expenditures, then we may not become profitable, and the value of your investment may decline.

We began our operations in 1999 but we did not adopt the SaaS on-demand Web Applications delivery model until 2005. As such, we have a limited operating history in the SaaS industry from which to evaluate our business and prospects.  We incurred a net loss of $4.0 million for the year ended December 31, 2007, and have an accumulated deficit of $10.4 million at December 31, 2007.  We cannot assure you that our future planned operations will be implemented successfully or that we will ever have profits.  Furthermore, we are experiencing the initial costs and uncertainties of a young operating company, including start-up expenditures, unforeseen costs and difficulties, complications, and delays, all of which must be resolved and/or paid without the benefit of a predictable revenue stream.  We cannot be sure that we will be successful in meeting these challenges and addressing these risks and uncertainties.  If we are unable to do so, then our business will not be successful.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We began our operations in 1999 but we did not adopt the SaaS on-demand Web Application delivery model until 2005. Our limited operating history in the SaaS industry may not provide a meaningful basis on which to evaluate our business. Since our inception our revenues have not always grown from year to year.  We cannot assure you that we will achieve our growth targets, or that we will achieve positive cash-flow or profitability, or that we will not incur negative cash flow or net losses in the future. We expect that our operating expenses will increase as we expand. Any significant failure to realize anticipated revenue growth could result in significant operating losses beyond our forecasts. We will continue to encounter risks and difficulties frequently experienced by companies at a similar stage of development, including our potential failure to:

•              maintain our technology;

•              expand our product offerings and maintain the high quality of our products;

•              manage our expanding operations, including the integration of any future acquisitions;

•              obtain sufficient working capital to support our expansion and to fill customers’ orders in time;

•              maintain adequate control of our expenses;

•              implement our product development, marketing, sales, and acquisition strategies and adapt and modify them as needed; and/or

•              anticipate and adapt to changing conditions in the markets in which we operate as well as the impact of any changes in government regulation, mergers and acquisitions involving our competitors, technological developments and other significant competitive and market dynamics.

If we are not successful in addressing any or all of these risks, then our business may be materially and adversely affected.

We may encounter substantial competition in our business and our failure to compete effectively may adversely affect our ability to generate revenue.

We believe that existing and new competitors will continue to improve the design and performance of their products and to introduce new products with competitive price and performance characteristics. We expect that we will be required to continue to invest in product development and productivity improvements to compete effectively in our markets. Our competitors could develop better technology or more efficient products or undertake more aggressive and costly marketing campaigns than ours, which may adversely affect our marketing strategies and could have a material adverse effect on our business, results of operations, and financial condition.

Our major competitors may be better able than us to successfully endure downturns in our markets. In periods of reduced demand for our products, we can either choose to maintain market share by reducing our selling prices to meet competition or maintain selling prices, which would likely sacrifice market share. Sales and overall profitability would be reduced and sustained losses may continue in either case. In addition, we cannot be assured that additional competitors will not enter our existing markets, or that we will be able to compete successfully against existing or new competition.

Our inability to fund our capital to meet our expenditure requirements may adversely affect our growth and profitability.

Our continued growth is dependent upon our ability to raise capital from outside sources. Our ability to obtain financing will depend upon a number of factors, including our financial condition and results of operations, the condition of the economy, and conditions in relevant financial markets.  If we are unable to obtain financing, as needed, on a timely basis and on acceptable terms, our financial position, competitive position, growth, and profitability may be adversely affected.

We may not be able to effectively control and manage our growth.

If our business and markets grow and develop, it will be necessary for us to finance and manage expansion in an orderly fashion. In addition, we may face challenges in managing expanding product offerings and in integrating acquired businesses with our own. Such eventualities will increase demands on our existing management, workforce, and facilities. Failure to satisfy such increased demands could interrupt or adversely affect our operations and cause longer product development time frames and administrative inefficiencies.

We depend on a large number of customers.

Our revenue is dependent, in large part, on many orders from a large number of customers. Sales to our five largest customers were de minimus during the years ended December 31, 2007 and 2006, respectively, and during the quarter ended March 31, 2008. We believe that revenue derived from the current and future large number of customers will continue to represent a significant portion of our total revenue.

Our inability to secure and maintain a sufficient number of large customers would also have a material adverse effect on our business, operating results, and financial condition. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

Any significant fluctuation in price of servers or related support may have a material adverse effect on the cost of our products and services.

The prices of servers and related support are subject to market conditions and generally we do not, and do not expect to, have long-term contracts with our suppliers for those items. While these items are generally available and we have not experienced any shortage in the past, we cannot assure you that the necessary servers or support will continue to be available to us at prices currently in effect or acceptable to us. The prices for these items have varied significantly in the past and may vary significantly in the future. Numerous factors, most of which are beyond our control, influence prices of servers and related support. These factors include general economic conditions, industry capacity utilization, vendor backlogs and delays and other uncertainties.

We may not be able to adjust our product prices, especially in the short-term, to recover cost increases in these items. Our future profitability may be adversely affected to the extent we are unable to pass on higher server and support related costs to our customers.

We may not be able to prevent others from unauthorized use of our patents and other intellectual property, which could harm our business and competitive position.

Our success depends, in part, on our ability to protect our proprietary technologies. We own four United States patent applications covering our technology and we expect to file more patents applications in the near future. The process of seeking patent protection can be lengthy and expensive and we cannot assure you that our patent applications will result in patents being issued, or that our existing or future issued patents will be sufficient to provide us with meaningful protection or commercial advantages.

We also cannot assure you that our current or potential competitors do not have, and will not obtain, patents that will prevent, limit or interfere with our ability to make, use or sell our products.

We do not have key man insurance on our key officers, on whom we rely for the management of our business.

We depend, to a large extent, on the abilities and participation of our current management team, but have a particular reliance upon Daniel J. A. Kolke, our Chief Technology Officer and Chairman of the Board, and Jeffrey L. Garon, our President and Chief Executive Officer. The loss of the services of either or both of Messrs. Kolke or Garon for any reason may have a material adverse effect on our business and prospects. We cannot assure you that the services of either Messrs. Kolke or Garon will continue to be available to us, or that we will be able to find a suitable replacement for either of them. We do not carry key man life insurance for any key personnel.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire such personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

If one or more of our senior executives or other key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and our business may be disrupted and our financial condition and results of operations may be materially and adversely affected. Although both Messrs. Kolke and Garon are under employment agreements, their continued employment cannot be assured.  In addition, competition for senior management and senior technology personnel is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior technology personnel, or attract and retain high-quality senior executives or senior technology personnel in the future. Such failure could materially and adversely affect our future growth and financial condition.

We have a history of losses and we may not achieve profitability in the future.

We have not been profitable on a quarterly or annual basis since our formation. Our operations resulted in a net loss of $4.0 million for 2007 and $1.5 million for 2006.  As of December 31, 2007, our accumulated deficit was $10.4 million. We expect to make significant future expenditures related to the development and expansion of our business. In addition, as a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company. As a result of these increased expenditures, we will have to generate and sustain increased revenue to achieve and maintain future profitability. While our revenue has grown somewhat in recent periods, revenue growth may not be sustainable and we may not achieve sufficient revenue to achieve or maintain profitability. We may incur significant losses in the future for a number of reasons, including due to the other risks described in this report, and we may encounter unforeseen expenses, difficulties, complications, delays, and other unknown factors. Accordingly, we may not be able to achieve or maintain profitability and we may continue to incur significant losses for the foreseeable future.

The market for on-demand Web Applications may develop more slowly than we expect.

Our success will depend, to a large extent, on the willingness of SMBs to accept on-demand services for Web Applications that they view as critical to the success of their business. Many companies have invested substantial effort and financial resources to integrate traditional enterprise software into their businesses and may be reluctant or unwilling to switch to a different application or to migrate these applications to on-demand Web Applications.

Other factors that may affect market acceptance of our Web Applications include our ability to:

•      minimize the time and resources required to implement products from the Etelos Marketplace;

•      maintain high levels of customer satisfaction;

•      implement upgrades and other changes to our products without disrupting our service; and/or

•      provide rapid response time during periods of intense activity on customer websites.

In addition, market acceptance of our Web Applications may be affected by:

•      the security capabilities, reliability, and availability of on-demand services;

•      customer concerns with entrusting a third party to store and manage their data, especially confidential or sensitive data;

•      the level of customization or configuration we offer; and/or

•      the price, performance, and availability of competing products and services.

The market for our products may not develop further, or it may develop more slowly than we expect, either of which would harm our business.

Our customers are small and medium-sized businesses and divisions of large companies, which may increase our costs to reach, acquire and retain customers.

We market and sell our products to SMBs and divisions of large companies. To grow our revenue quickly, we must add new customers, sell additional services to existing customers, and encourage existing customers to renew their subscriptions. However, selling to and retaining SMBs can be more difficult than selling to and retaining large enterprises because SMB customers tend to be more price sensitive and more difficult to reach with broad marketing campaigns.  In addition, SMBs have high churn rates in part because of the nature of their businesses and often lack the staffing to benefit fully from our products.  Further, SMBs often require higher sales, marketing and support expenditures by vendors that sell to them per revenue dollar generated for those vendors.

If we are unable to cost-effectively market and sell our products to our target customers, then our ability to grow our revenue quickly and become profitable will be harmed.

Our quarterly operating results may fluctuate in the future. As a result, we may fail to meet or exceed the expectations of research analysts or investors, which could cause our stock price to decline.

Our quarterly operating results may fluctuate as a result of a variety of factors, many of which are outside of our control. Fluctuations in our quarterly operating results may be due to a number of factors, including the risks and uncertainties discussed elsewhere in this report. Fluctuations in our quarterly operating results could cause our stock price to decline rapidly, may lead analysts to change their long-term model for valuing our common stock, could cause us to face short-term liquidity issues, may impact our ability to retain or attract key personnel, or cause other unanticipated issues. If our quarterly operating results or guidance fall below the expectations of research analysts or investors, then the price of our common stock could decline substantially.

We believe that our quarterly revenue and operating results may vary significantly in the future and that period-to-period comparisons of our operating results may not be meaningful. You should not rely on the results of one quarter as an indication of future performance.

Our limited operating history makes it difficult to evaluate our current business and future prospects, and may increase the risk of your investment.

Our limited operating history may make it difficult to evaluate our current business and our future prospects. We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries. If we do not address these risks successfully, then our business will be harmed.

We use third-party data centers to support our services. Any disruption of service at these facilities could interrupt or delay our ability to deliver our service to our customers.

We host many of our services and serve a significant number of our customers from either of two third-party data center facilities with Network OS and with ServePath both located in the greater Seattle Washington area. We do not control the operation of these facilities. These facilities may be vulnerable to damage or interruption from earthquakes, hurricanes, floods, fires, terrorist attacks, power losses, telecommunications failures, and similar events. These facilities also could be subject to break-ins, computer viruses, sabotage, intentional acts of vandalism and other misconduct. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems could result in lengthy interruptions in our services.

Our data center facility providers have no obligation to renew their agreements with us on commercially reasonable terms, or at all. If we are unable to renew our agreements with any facility provider on commercially reasonable terms, then we may experience increased costs or downtime in connection with the transfer to a new data center facility.

Any errors, defects, disruptions, or other performance problems with our services could harm our reputation and may damage our customers’ businesses. Interruptions in our services might reduce our revenue, cause us to issue credits to customers, subject us to potential liability, cause customers to terminate their subscriptions, and harm our renewal rates.

We may become liable to our customers and lose customers if we have defects or disruptions in our service or if we provide poor service.

Because we deliver our products as a service, errors or defects in the Web Applications underlying our service, or a failure of our hosting infrastructure may make our service unavailable to our customers. Because our customers use our products to manage critical aspects of their business, any errors, defects, disruptions in service, or other performance problems with our products, whether in connection with the day-to-day operation of our products, upgrades or otherwise, could damage our customers’ businesses. If we have any errors, defects, disruptions in service, or other performance problems with our products, then customers could elect not to renew, or delay or withhold payment to us. As a result, we could lose future sales or customers may make warranty claims against us, which could result in an increase in our provision for doubtful accounts, an increase in collection cycles for accounts receivable, or costly litigation.

Our business depends substantially on customers renewing, upgrading, and expanding their subscriptions for our products.

We sell our products pursuant to agreements of varying subscription periods. Our customers have no obligation to renew their subscriptions after their subscription period expires, and these subscriptions may not be renewed at the same or higher levels. Moreover, under specific circumstances, our customers may have the right to cancel their agreements before they expire. We have limited historical data with respect to rates of customer subscription renewals, upgrades, and expansions so we may not accurately predict future trends in customer renewals. Our customers’ renewal rates may decline or fluctuate because of several factors, including their satisfaction or dissatisfaction with our products, the prices of our service, the prices of services offered by our competitors, or reductions in our customers’ spending levels. If our customers do not renew their subscriptions, renew on less favorable terms, or do not purchase additional functionality or subscriptions, then our revenue may grow more slowly than expected or decline and our profitability and gross margins may be harmed.

If our security measures are breached and unauthorized access is obtained to a customer’s data, then we may incur significant liabilities, our service may be perceived as not being secure, and customers may curtail or stop using our products.

The service we offer involve the storage of large amounts of our customers’ sensitive and proprietary business information. If our security measures are breached as a result of third-party action, employee error, malfeasance, or otherwise, and someone obtains unauthorized access to our customers’ data, then we could incur significant liability to our customers and to individuals or businesses whose information was being stored by our customers, our business may suffer, and our reputation will be damaged. Because techniques used to obtain unauthorized access to, or to sabotage, systems change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques or to implement adequate preventive measures. If an actual or perceived breach of our security occurs, then the market perception of the effectiveness of our security measures could be harmed and we could lose sales and customers.

We have experienced rapid growth in recent periods. If we fail to manage our growth effectively, then we may be unable to execute our business plan, maintain high levels of service, or address competitive challenges adequately.

We have increased our number of full-time employees to 46 at March 31, 2008 from 16 at March 31, 2007 and have experienced a drop in our revenue to $23.6 thousand in 2008 from $104.8 thousand in 2007. Our operating plan has placed, and our anticipated growth plan is expected to continue to place, a significant strain on our managerial, administrative, operational, financial, and other resources. We intend to further expand our overall business, customer base, headcount, and operations. We will be required to continue to improve our operational, financial, and management controls and our reporting procedures and we may not be able to do so effectively. As such, we may be unable to manage our expenses effectively in the future, which may negatively impact our gross margins or operating expenses in any particular quarter.

The market in which we participate is intensely competitive, and if we do not compete effectively, then our operating results may be harmed.

The market for Web Applications for business is highly competitive and rapidly changing with relatively low barriers to entry. With the introduction of new technologies and market entrants, we expect competition to intensify in the future. In addition, pricing pressures and increased competition generally could result in reduced sales, reduced margins, or the failure of our products to achieve or maintain more widespread market acceptance. Often we compete to sell our products against existing systems that our potential customers have already made significant expenditures to install. Competition in our market is based principally upon service breadth and functionality; service performance, security and reliability; ability to tailor and customize services for a specific company, vertical or industry; ease of use of the service; speed and ease of deployment, integration and configuration; total cost of ownership, including price and implementation and support costs; professional services implementation; and financial resources of the vendor.

We face competition from both traditional software vendors and SaaS providers. Many of our actual and potential competitors enjoy substantial competitive advantages over us, such as greater name recognition, longer operating histories, more varied products and services, and larger marketing budgets, as well as substantially greater financial, technical, and other resources. In addition, many of our competitors have established marketing relationships and access to larger customer bases, and have major distribution agreements with consultants, system integrators, and resellers. If we are not able to compete effectively, then our operating results will be harmed.

Many of our customers are price sensitive, and if the prices we charge for our products are unacceptable to our customers, then our operating results will be harmed.

Many of our customers are price sensitive, and we have limited experience with respect to determining the appropriate prices for our products. As the market for our products matures, or as new competitors introduce new products or services that compete with ours, we may be unable to renew our agreements with existing customers or attract new customers at the same price or based on the same pricing model as previously used. As a result, it is possible that competitive dynamics in our market may require us to change our pricing model or reduce our prices, which could harm our revenue, gross margin, and operating results.

If we do not effectively expand and train our sales force and our services and support teams, then we may be unable to add new customers and retain existing customers.

We plan to continue to expand our sales force and our services and support teams to increase our customer base and revenue. We believe that there is significant competition for sales, service, and support personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training, and retaining sufficient numbers of personnel to support our growth. New hires require significant training and, in most cases, take significant time before they achieve full productivity. Our recent hires and planned hires may not become as productive as we expect and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business. If these expansion efforts are not successful or do not generate a corresponding increase in revenue, then our business will be harmed.

If we are unable to develop new products or sell our products into new markets, then our revenue growth will be harmed and we may not be able to achieve profitability.

Our ability to attract new customers and increase revenue from existing customers will depend in large part on our ability to enhance and improve our existing products and to introduce new products and services and sell into new markets. The success of any enhancement or new product or service depends on several factors, including the timely completion, introduction, and market acceptance of the enhancement, product or service. Any new product or service we develop or acquire may not be introduced in a timely or cost-effective manner and may not achieve the broad market acceptance necessary to generate significant revenue. Any new markets into which we attempt to sell our products may not be receptive. If we are unable to successfully develop or acquire new products or services, enhance our existing products and services to meet customer requirements, or sell our products and services into new markets, then our revenue will not grow as expected and we may not be able to achieve profitability.

Assertions by third parties that we infringe their intellectual property, whether successful or not, could subject us to costly and time-consuming litigation or expensive licenses.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks, and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us may grow; the costs of defending against such claims can be very large. Our technologies may not be able to withstand any third-party claims or rights against their use. Additionally, many of our partner and product agreements require us to indemnify our customers for certain third-party intellectual property infringement claims, which could increase our costs as a result of defending such claims and may require that we pay damages or purchase expensive licenses, if there were an adverse ruling related to any such claims. These types of claims could harm our relationships with our customers, may deter future customers from subscribing to our services, or could expose us to litigation for these claims. Even if we are not a party to any litigation between a customer and a third party, an adverse outcome in any such litigation could make it more difficult for us to defend our intellectual property in any subsequent litigation in which we are a named party.

Any intellectual property rights claim against us or our customers, with or without merit, could be time-consuming, expensive to litigate or settle, and could divert management attention and financial resources. An adverse determination also could prevent us from offering our products to our customers and may require that we procure or develop substitute services that do not infringe.

For any intellectual property rights claim against us or against our customers, we may have substantial direct and indirect costs.  Direct costs can include a requirement to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to purchase a license for the technology, which may not be available on reasonable terms, if at all, may significantly increase our operating expenses, or may require us to restrict our business activities in one or more respects. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense.  Substantial indirect costs also may be expected in the form of diversion of development and management resources in strategic planning for legal, technology, and business defenses to such claims.

Our success depends in large part on our ability to protect and enforce our intellectual property rights.

We rely on a combination of patent, copyright, service mark, trademark, and trade secret laws, as well as confidentiality procedures and contractual restrictions, to establish and protect our proprietary rights on a global basis, all of which provide only limited protection. We cannot assure you that any patent will issue from our currently pending patent applications in a manner that gives us the protection that we seek, if at all, or that any future patents issued to us will not be challenged, invalidated, or circumvented. Since the filing of some of these patent applications may have been, or will be, made after the date of first sale or disclosure of the subject inventions, patent protection may not be available for these inventions outside the United States.  Any patents that may issue in the future may not provide sufficiently broad protection or they may not prove to be enforceable in actions against alleged infringers. Also, we cannot assure you that any future service mark or trademark registrations will be issued for pending or future applications or that any registered service marks or trademarks will be enforceable or provide adequate protection of our domestic and foreign proprietary rights.

We have not maintained operating controls or logs, or initiated or conducted any forensic, code history, ‘genealogy’ or other form of audit, analysis, processes, training, or code review of software code incorporated into any of our product or in other products offered by others in the Etelos Marketplace.  These products may include code subject to various forms of ‘open source’, ‘copyleft’, or similar licenses that require as a condition of modification or distribution of software subject to such license(s) that (i) such software or other software combined or distributed with such software be disclosed or distributed in source code form, or (ii) such software or other software combined or distributed with such software, and any related intellectual property,  be licensed on a royalty-free basis, including for the purposes of making additional copies or derivative works of such software.  This may adversely affect our ability to patent certain inventions or to license or distribute certain products — whether by open source license or other form of license or right – and may result in liability to unknown parties for infringement of their patents or other intellectual property rights.

We endeavor to enter into agreements with our employees and contractors and agreements with parties with whom we do business to limit access to and disclosure of our proprietary information. The steps we have taken, however, may not prevent unauthorized use or the reverse engineering of our technology. Moreover, others may independently develop technologies that are competitive to ours or infringe our intellectual property. Enforcement of our intellectual property rights also depends on our successful legal actions against these infringers, but these actions may not be successful, even when our rights have been infringed.  In addition, the legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related industries are uncertain and still evolving.

When we become subject to Section 404 of the Sarbanes-Oxley Act of 2002, if we fail to maintain proper and effective internal controls or are unable to remediate the material weakness in our internal controls, then our ability to produce accurate and timely financial statements could be impaired and investors’ views of us could be harmed.

Ensuring that we have adequate internal financial and accounting controls and procedures in place so that we can produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with generally accepted accounting principles. We are in the process of documenting, reviewing, and improving our internal controls and procedures for compliance with Section 404 of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, which requires annual management assessment of the effectiveness of our internal control over financial reporting and a report by our independent auditors addressing this assessment. Both we and our independent auditors will be testing our internal controls in connection with the audit of our internal controls for the year ending December 31, 2008 and, as part of that documentation and testing, identifying areas for further attention and improvement.

During our review for the year ended December 31, 2007, we identified a material weakness in our internal controls. The material weakness relates to the need for accounting personnel who possess the skill sets necessary to operate and report as a public company, and specifically the skills necessary to ensure that adequate review of critical account reconciliations is performed and that supporting documentation is complete, accurate, and in accordance with generally accepted accounting principles. We have recruited and are continuing to recruit additional finance and accounting personnel to address this observation. We believe we have made progress in addressing this material weakness and expect to complete the remediation in the next six to nine months. If our remediation efforts are insufficient to address the material weakness or take longer than we expect, or if additional material weaknesses in our internal controls are discovered in the future, then we may fail to meet our future reporting obligations, our financial statements may contain material misstatements and the price of our common stock may decline.

Implementing any appropriate changes to our internal controls may distract our officers and employees, entail substantial costs to modify our existing processes, and add personnel and take significant time to complete. These changes may not, however, be effective in maintaining the adequacy of our internal controls, and any failure to maintain that adequacy, or consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and harm our business. In addition, investors’ perceptions that our internal controls are inadequate or that we are unable to produce accurate financial statements on a timely basis may harm our stock price and make it more difficult for us to effectively market and sell our service to new and existing customers.

Because we recognize subscription revenue over the term of the applicable agreement, the lack of subscription renewals or new service agreements may not be reflected immediately in our operating results.

The majority of our quarterly revenue is attributable to subscription agreements entered into during the current and previous quarters. A decline in new or renewed service agreements in any one quarter may not be fully reflected in our revenue in that quarter but will harm our revenue in future quarters. As a result, the effect of significant downturns in sales and market acceptance of our products and services in a particular quarter may not be fully reflected in our operating results until future periods. Our subscription model also can make it difficult for us to rapidly increase our revenue through additional sales in any period, because revenue from new customers must be recognized over the applicable subscription term.

Material defects or errors in the software we use to deliver our services could harm our reputation, result in significant costs to us, and impair our ability to sell our services.

The Web Applications underlying our services are inherently complex and may contain material defects or errors, particularly when first introduced or when new versions or enhancements are released. We have, from time to time, found defects in our software and services, and new errors in our existing software and services may be detected in the future. Any defects that cause interruptions to the availability of our services could result in:

•              a reduction in sales or delay in market acceptance of our services;

•              sales credits or refunds to our customers;

•              loss of existing customers and difficulty in attracting new customers;

•              diversion of development resources;

•              harm to our reputation; and/or

•              increased warranty and insurance costs.

After the release of our services, defects or errors may also be identified from time to time by our internal team and by our customers. The costs incurred in correcting any material defects or errors in our services may be substantial and could harm our operating results.

Government regulation of the Internet and e-commerce is evolving, and unfavorable changes or our failure to comply with regulations could harm our operating results.

As Internet commerce continues to evolve, increasing regulation by super-national, federal, state or local government agencies becomes more likely. Increased regulation in the area of data privacy, and laws and regulations applying to the solicitation, collection, processing, or use of personal or consumer information could affect our customers’ ability to use and share data, potentially reducing demand for Web-based applications and restricting our ability to store, process, and share our customers’ data. In addition, taxation of services provided over the Internet or other charges imposed by government agencies or by private organizations for accessing the Internet may also be imposed. Any regulation imposing greater fees for Internet access or use or restricting information exchange over the Internet could result in a decline in the use of the Internet and the viability of Web-based services, which could harm our business and operating results.

Privacy concerns and laws or other regulations may reduce the effectiveness of our products and services and harm our business.

Our customers can use our services to store personal or identifying information regarding their customers and contacts. Super-national, federal, state and other government bodies and agencies have adopted or are considering adoption of laws and regulations regarding the collection, use, and disclosure of personal information obtained from consumers and other individuals. The costs of compliance with, and other burdens imposed by, such laws and regulations that are applicable to the businesses of our customers may limit the use and adoption of our products and services and reduce overall demand.

In addition to government activity, privacy advocacy groups and the technology and other industries are considering various new, additional, or different self-regulatory standards that may place additional burdens on us. If the gathering of personal information were to be curtailed, then Web-based applications would be less effective, which may reduce demand for our products and services and harm our business.

Our operating results may be harmed if we are required to collect taxes for our subscription services in jurisdictions where we have not historically done so.

We have not collected any sales or other taxes from our customers or remitted any such taxes to any taxing jurisdiction where we may be required to do so. We have begun an analysis of this issue but to date have not made any accrual for any potential liability.  In addition, additional taxing jurisdictions at various local, national and super-national levels may seek to impose sales or other tax collection obligations on us.  We have not recorded sales or other tax liabilities for the years ended December 31, 2007 or 2006, in respect of sales or other tax liabilities in any jurisdiction. A successful assertion that we should be collecting sales or other taxes on our service could result in substantial tax liabilities for past sales, discourage customers from purchasing our products, or otherwise harm our business and operating results.

Changes in financial accounting standards or practices may cause adverse, unexpected financial reporting fluctuations, and harm our operating results.

A change in accounting standards or practices could harm our operating results and may even affect our reporting of transactions completed before the change is effective. New accounting pronouncements and varying interpretations of accounting pronouncements have occurred and may occur in the future. Changes to existing rules or the questioning of current practices may harm our operating results or the way we conduct our business.

We may expand by acquiring or investing in other companies, which may divert management’s attention, result in additional dilution to our stockholders, and consume resources that are necessary to operate and sustain our business.

Although we have no ongoing negotiations or current agreements or commitments for any acquisitions, our business strategy may include acquiring complementary services, technologies, or businesses. We also may enter into relationships with other businesses to expand our product or service offerings or our ability to provide service in foreign jurisdictions, which could involve preferred or exclusive licenses, additional channels of distribution, discount pricing, investments in other companies, or other strategies. Negotiating these transactions can be time-consuming, difficult, and expensive, and our ability to close these transactions may often be subject to approvals that are beyond our control. Consequently, these transactions, even if undertaken and announced, may not close.

An acquisition, investment, or business relationship may result in unforeseen operating difficulties and expenditures. In particular, we may encounter difficulties assimilating or integrating the businesses, technologies, products, personnel, or operations of the acquired companies, particularly if the key personnel of the acquired company choose not to work for us, the target’s software is not easily adapted to work with ours, or we are unable to retain the customers of any acquired business due to changes in management or otherwise. Acquisitions may also disrupt our business, divert our resources, and require significant management attention that would otherwise be available for operation and development of our business. Moreover, the anticipated benefits of any acquisition, investment, or business relationship may not be realized or we may be exposed to unknown liabilities. For one or more of those transactions, we may:

•              issue additional equity securities that would dilute our stockholders;

•              use cash that we may need in the future to operate our business;

•              incur debt on terms unfavorable to us or that we are unable to repay;

•              incur large charges or substantial liabilities;

•              encounter difficulties retaining key employees of the acquired company or integrating diverse software codes or business cultures; and/or

•              become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges.

Any of these risks could harm our business and operating results.

We rely on our management team and need additional personnel to grow our business, and the loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our success and future growth depends to a significant degree on the skills and continued services of our management team, especially Daniel J.A. Kolke, our Chief Technology Officer and Chairman of the Board, and Jeffrey L. Garon, our President and Chief Executive Officer. We do not maintain key man insurance on any members of our management team, including Messrs. Garon and Kolke. Our future success also depends on our ability to attract, retain and motivate highly skilled technical, managerial, sales, marketing and service and support personnel, including members of our management team. Competition for sales, marketing, and technology development personnel is particularly intense in the software and technology industries. As a result, we may be unable to successfully attract or retain qualified personnel. Our inability to attract and retain the necessary personnel could harm our business.

We may be subject to taxes and penalties regarding past tax years.

To date, we have not filed all required federal or state income and franchise tax returns or paid or accrued any amounts for taxes that might be due on such returns.  Although, we believe the amounts due in this respect are de minimus, because we have incurred substantial operating losses which we believe will exceed, in the aggregate, all operating income, no assurances can be given in this regard.  Further, we are in arrears in payment of employment related taxes to various tax authorities.  We are in contact with those authorities and are making payments to bring these matters current.  The amounts due in this respect have been accrued and are included in our audited financial statements for the period ending December 31, 2007.  However, no assurances can be given that we will not be assessed additional penalties or interest for failing to make these payments when due.

We may be subject to other legal claims.

In July 2008, Kaufman Bros. L.P. filed suit against us in the United States District Court for the Southern District of New York (case no. 08 CV 5716).  The complaint arises out of an advisory services agreement, pursuant to which Kaufman Bros. was to provide us with advisory services in connection with financings and strategic transactions.  We notified Kaufman Bros that we believed it had failed to provide the required services under the agreement, and that we were therefore entitled to terminate the agreement for cause.  In the suit, Kaufman Bros. is seeking (i) monetary damages of $400,000 for anticipatory breach of the agreement; (ii) $73,800 in fees allegedly owed in connection with a previously closed financing transaction; (iii) an injunction prohibiting us from cancelling any shares issued to Kaufman Bros. as compensation, (iv) a declaration from the court that we are not entitled to a refund of any fees previously paid to Kaufman Bros., and (v) a declaration that we are obligated to pay Kaufman Bros. a commission on any financing or transaction that we enter into within 18 months following the termination of the agreement.  On July 15, 2008, Kaufman Bros. voluntarily filed a notice of dismissal without prejudice.  We are currently trying to settle the matter out of court.  If the parties do not reach settlement, Kaufman Bros. could re-file the suit, in which case we would again defend the suit.

Risks Related to an Investment in our Common Stock.

Our officers, directors, and affiliates control us through their positions and stock ownership and their interests may differ from other stockholders.

As of July 28, 2008, our officers, directors, and affiliates beneficially own approximately 75.0 percent of our common stock. As a result, if they act together, they are able to influence the outcome of stockholder votes on various matters, including the election of directors and extraordinary corporate transactions, including business combinations. This concentration could also have the effect of delaying or preventing a change in control that could otherwise be beneficial to our stockholders. The interests of our officers, directors, and affiliates may differ from other stockholders. Furthermore, the current ratios of ownership of our common stock reduce the public float and liquidity of our common stock which can in turn affect the market price of our common stock.

We are responsible for the indemnification of our officers and directors.

Our amended and restated certificate of incorporation and bylaws provide for the indemnification of our directors, officers, employees, and agents, and, under certain circumstances, against costs and expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf. Consequently, we may be required to expend substantial funds to satisfy these indemnity obligations.

The sale of the shares of our common stock acquired in private placements could cause the price of our common stock to decline.

The purchasers of our January and April debentures and related warrants, as well as the holders of our other outstanding convertible notes, may, subject to compliance with Rule 144, rely on the provisions of Rule 144 to resell the shares of our common stock acquired upon the conversion and exercise of such securities.  We have no way of knowing whether or when such shares may be sold.  Depending upon market liquidity at the time, a sale of shares by such investors at any given time could cause the trading price of our common stock to decline.  The sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

In addition, in our January 2008 and April 2008 Private Placements, in the aggregate, we issued a total of $5.5 million principal amount of convertible debentures, convertible into 4,074,074 shares of our common stock, and warrants to purchase an additional 611,111 shares of our common stock.  See “PROSPECTUS SUMMARY—Recent History,” above.  We have agreed to register for resale by the investors the shares of common stock issuable upon the conversion of the debentures and the exercise of the warrants we issued in those private placements.  The conversion or exercise into our common stock and the registration of that common stock could result in a substantial increase in the number of shares in our public float.  Depending upon market liquidity at the time a resale of our common stock is made by the investors in such private placements, such sale could cause the trading price of our common stock to decline.  In addition, the sale of a substantial number of shares of our common stock, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We have significant indebtedness and agreed to certain restrictions as a result of our recent private placement of convertible debentures.

We incurred $5.5 million in principal amount of indebtedness as a result of the issuance of the debentures in our January 2008 and April 2008 Private Placements.  The debentures carry substantial covenants that impose significant restrictions on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions.  The debentures also carry substantial covenants that impose significant requirements on us, including, among others, requirements that:

•              we pay interest and other charges on the debentures;

•              we use the proceeds from the sale of the debentures only for permitted purposes;

•              while the debentures are outstanding, if we issue equity or equity linked securities at a price lower than the conversion price of the debentures, then the conversion price of the debentures will be reduced to the same price of the equity or equity linked securities so issued;

•              we keep reserved out of our authorized shares of common stock sufficient shares to satisfy our obligation to issue shares on conversion of the debentures and the exercise of the related warrants issued in connection with the sale of the debentures;

•              we must file a registration statement with the SEC registering the shares of common stock issuable upon the conversion of the debentures and the exercise of the related warrants on a timely basis, and it must be declared effective within a certain period of time, or else we are required to pay to each investor partial liquidated damages as explained under “PROSPECTUS SUMMARY—Recent History,” above; and

•              we may not, directly or indirectly, redeem, purchase or otherwise acquire any capital stock or set aside any monies for such redemption, purchase or other acquisition.

Our ability to comply with these provisions may be affected by changes in our business condition or results of our operations, or other events beyond our control.  The breach of any of these covenants could result in a default under the debentures, permitting the holders thereof to accelerate the maturity of the debentures and demand repayment in full.  Such actions by such holders could impair our ability to operate or cause us to seek bankruptcy protection.

Certain covenants we agreed to in connection with the debentures may impair our ability to issue additional debt or equity.

Our January and April debentures impose significant covenants on us, some of which may impair our ability to issue additional debt or equity, if necessary.  For example, the investors in our April 2008 Private Placement have the right to participate in any financing we undertake through the date that is the 12 month anniversary of the effectiveness of the registration statement we agreed to file for the re-sale of our shares of common stock issuable upon conversion and exercise of the securities we issued in our April 2008 Private Placement.

If we pay interest or principal on the debentures in shares of common stock when our stock price is low, the holders thereof have the ability to negatively affect our stock price and to create a greater dilution to our stockholders.

We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price or 85 percent of the average of the VWAP per share for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.  The equity conditions that we must meet include having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debenture, and having the daily dollar trading volume for our common stock exceed $250,000 for each of the 20 consecutive trading days before the date in question.  We do not currently meet these equity conditions and it may prove difficult for us to meet them.  To the extent that we pay principal or interest in common stock during a period when our common stock price is low, such investor will receive a larger number of shares of our common stock as a result of the conversion, which such investor could sell at high volumes to drive the VWAP downward.  Downward pressure on the price of our common stock from consecutive conversions could result in the investors receiving payment on the debentures at successively lower conversion rates, thereby causing a successively greater dilution of our stockholders, and causing a downward spiraling affect on the price of our stock (a so-called “death spiral”).  Further, to the extent that conversion of the debenture requires us to issue more shares of common stock, we are obligated to register the additional shares of stock under a new registration statement.

Our failure to secure registration of the common stock could result in substantial liquidated damages.

Under the terms of the registration rights agreements we entered into with the investors in connection with our January 2008 and April 2008 Private Placements, we agreed to file a registration statement covering the resale of the shares of common stock underlying the securities we sold in such private placements, and to maintain the effectiveness of the registration statements (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144 of the Securities Act.  If the registration statement of which this prospectus is a part is not declared effective within an agreed to time period, or if we fail to maintain the effectiveness of either of the registration statements, we are required to pay to the investors partial liquidated damages as explained under “PROSPECTUS SUMMARY—Recent History,” above.

Our failure to repay the debentures could result in substantial penalties against us, and legal action which could substantially impair our operations.

The debentures we issued require monthly principal payments equal to 1/18th of the principal amount due under each debenture.  The debentures accrue interest at the rate of 6 percent per annum, payable quarterly and on each monthly principal payment.  We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock.  See “SELLING STOCKHOLDERS—Payment of Debentures,” below.  To repay the debentures in cash, we will be required to use our limited working capital or raise additional funds.  If we are unable to repay the debentures when required, either in cash or in common stock, the holders could commence legal action against us.  Any such action could impose significant costs on us and require us to curtail or cease operations.

In addition, the debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, failure secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner. In the event of default, which is not cured within specified grace periods, the holders of the debentures have the right to accelerate all amounts outstanding under the debentures and demand payment of a mandatory default amount equal to 130 percent of the amount outstanding under the debenture, plus accrued interest and expenses.  If we were unable to repay the mandatory default amount when required, the holders could commence legal action against us.  Any such action could impose significant costs on us and require us to curtail or cease operations.

If we need additional financing in the future and are required to issue securities which are priced at less than the conversion price of our debentures or the exercise price of warrants sold in our recent private placements, it will result in additional dilution.

Our January and April debentures and the related warrants contain provisions that will require us to reduce the conversion price and exercise price, as the case may be, if we issue additional securities while such debentures or warrants are outstanding which contain purchase prices, conversion prices or exercise prices less than the conversion price of our January or April debentures or the exercise price of the warrants.  If this were to occur, current investors, other than the investors in our recent private placements, would sustain material dilution in their ownership interest.

The market price of our securities could be adversely affected by sales of registered and restricted securities.

Actual sales or the prospect of future sales of shares of our common stock pursuant to this prospectus or under Rule 144 may have a depressive effect upon the price of, and market for, our common stock.  As of July 28, 2008, 22,852,368 shares of our common stock were issued and outstanding, of which 17,695,634 are “restricted securities” and under some circumstances may, in the future, be under a registration under the Securities Act or in compliance with Rule 144 adopted under the Securities Act.  We cannot predict what effect, if any, that sales of shares of common stock, or the availability of these shares for sale, will have on the market prices prevailing from time to time.  Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely effect prevailing prices for our common stock and could impair our ability to raise capital in the future through the sale of equity securities.

In addition to the 17,695,634 shares of “restricted securities” that were issued and outstanding as of July 28, 2008, the registration statement of which this prospectus is a part registers for resale an aggregate of 1,906,557 shares of our common stock. The additional overhang represented by these registered securities could also have a depressive effect on the public trading price of our common stock.

Anti-takeover provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as well as provisions of Delaware law, could impair a takeover attempt.

Our amended and restated certificate of incorporation, amended and restated bylaws and Delaware law contain provisions that could have the effect of rendering more difficult or discouraging an acquisition deemed undesirable by our board of directors. Our corporate governance documents include provisions:

•              authorizing blank check preferred stock, which could be issued with voting, liquidation, dividend, and other rights superior to our common stock;

•              limiting the liability of, and providing indemnification to, our directors and officers;

•              limiting the ability of our stockholders to call and bring business before special meetings;

•              requiring advance notice of stockholder proposals for business to be conducted at meetings of our stockholders and for nominations of candidates for election to our board of directors;

•              controlling the procedures for the conduct and scheduling of board and stockholder meetings; and

•              limiting, generally, the filling of vacancies or newly created seats on the board to our board of directors then in office.

These provisions, alone or together, could delay hostile takeovers and changes in control or changes in our management.

Any provision of our amended and restated certificate of incorporation or bylaws or Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock.

Significant amounts of our outstanding common stock will be available for resale into the market, which could potentially cause the market price of our common stock to drop significantly, even if our business is doing well.

As of  July 28, 2008, we had 22,852,368 shares of common stock issued and outstanding held by approximately 145 shareholders of record, including 5,010,000 shares that were issued pursuant to the court approved plan of reorganization.  The shares issued under the plan of reorganization are freely tradable securities.  The market price of our common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them in an excessive amount relative to the market demand for our shares. An excessive sale of our shares may result in a substantial decline in the price of our common stock and limit our ability to raise capital, even if our business is doing well.

We may issue additional shares of our capital stock, including through convertible debt securities, to finance future operations or complete a business combination, which would reduce the equity interest of our stockholders and could cause a change in control of our ownership.

Although we have no commitments as of the date of this report to issue any additional securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of both, including through convertible debt securities, to finance future operations.  We may not be able to obtain additional debt or equity financing on favorable terms, if at all.  If we engage in debt financing, then we may be required to accept terms that restrict our ability to incur additional indebtedness and force us to maintain specified liquidity or other ratios.

Further, the issuance of additional shares of our common stock or any number of shares of preferred stock, including upon conversion of any debt securities, may:

•              significantly reduce the equity interest of our current stockholders;

•              cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued, which may affect, among other things, our ability to use our net operating loss carry-forwards, if any, and could also result in a change in management; and/or

•              adversely affect prevailing market prices for our common stock.

If we need additional capital and cannot raise it on acceptable terms, we may not be able to, among other things:

•              develop or enhance our products and services;

•              continue to expand our development, sales and marketing organizations;

•              acquire complementary technologies, products or businesses;

•              expand operations;

•              hire, train and retain employees; and/or

•              respond to competitive pressures or unanticipated working capital requirements.

Although we have no commitments as of the date hereof to issue any additional securities, we may issue a substantial number of additional shares of our common stock or preferred stock, or a combination of both, including through convertible debt securities, to finance future operations or complete a business combination.  The issuance of additional shares of our common stock or any number of shares of preferred stock, including upon conversion of any debt securities:

•              may significantly reduce the equity interest of our current stockholders;

•              will likely cause a change in control if a substantial number of our shares of common stock or voting preferred stock are issued and could also result in a change in management; and/or

•              may adversely affect prevailing market prices for our common stock.

The 2007 Stock Incentive Plan and all options issued under the 2007 Stock Incentive Plan contain provisions for acceleration of all unvested options in the event of a change of control, which might be a disincentive to acquisition of the Company as a liquidation strategy.

The 2007 Stock Incentive Plan and all options currently issued thereunder and options granted outside such plan provides for accelerated vesting of all unvested options in the event of a change of control, which is defined as an acquisition by a single person of more than 50 percent of the total combined voting power of all of our outstanding securities. This may be regarded as a barrier to retention of key employees following a change-of-control acquisition and therefore make such an acquisition more costly or difficult, and therefore an unattractive strategic option, for a prospective acquiror.

We have never paid dividends on our capital stock and we do not anticipate paying any cash dividends in the foreseeable future.

We have paid no cash dividends on any of our classes of capital stock to date and we currently intend to retain our future earnings, if any, to fund the development and growth of our business.  In addition, the terms of the Notes prohibit us from making any dividend payment or distribution to holders of our common stock while any portion of the Notes remain outstanding.  As a result, capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

Our securities may be thinly traded on the Over-the-Counter Bulletin Board, which may not provide liquidity for our investors.

Our common stock is quoted on the Over-the-Counter Bulletin Board. The Over-the-Counter Bulletin Board is an inter-dealer, over-the-counter market that provides significantly less liquidity than the NASDAQ Stock Market or national or regional exchanges. Securities traded on the Over-the-Counter Bulletin Board are usually thinly traded, highly volatile, have fewer market makers, and are not followed by analysts.

The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the Over-the-Counter Bulletin Board. Quotes for stocks included on the Over-the-Counter Bulletin Board may not be listed in newspapers. Therefore, prices for securities traded solely on the Over-the-Counter Bulletin Board may be difficult to obtain and holders of our securities may be unable to resell their securities at or near their original acquisition price, or at any price.

Investors must contact a broker-dealer to trade Over-the-Counter Bulletin Board securities. As a result, you may not be able to buy or sell our common stock at the times that you may wish.

Even though our common stock is quoted on the Over-the-Counter Bulletin Board, the Over-the-Counter Bulletin Board may not permit our investors to sell securities when and in the manner that they wish. Because there are no automated systems for negotiating trades on the Over-the-Counter Bulletin Board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders to buy or sell a specific number of shares at the current market price it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and its execution.

Our stock price may be volatile and you may not be able to sell your shares for more than what you paid.

Our stock price is likely to be subject to significant volatility and you may not be able to sell shares of common stock at or above the price you paid for them. The market price of the common stock could continue to fluctuate in the future in response to various factors including, but not limited to: quarterly variations in operating results; our ability to control costs and improve cash flow; announcements of technological innovations or new products by us or our competitors; changes in investor perceptions; and new products or produce enhancements by us or our competitors. The stock market in general has continued to experience volatility, which may further affect our stock price. As such, you may not be able to resell your shares of common stock at or above the price you paid for them.

Our common stock is likely to be subject to penny stock rules.

Our common stock is subject to Rule 15g-1 through 15g-9 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which imposes certain sales practice requirements on broker-dealers which sell our common stock to persons other than established customers and “accredited investors” (generally, individuals with net worths in excess of $1 million or annual incomes exceeding $200,000 (or $300,000 together with their spouses)).  For transactions covered by this rule, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to the sale.  This rule adversely affects the ability of broker-dealers to sell our common stock and purchasers of our common stock to sell their shares of such common stock.  Additionally, our common stock is likely to be subject to the SEC regulations for “penny stock.”  Penny stock includes any equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to certain exceptions.  The regulations require that prior to any non-exempt buy/sell transaction in a penny stock, a disclosure schedule set forth by the SEC relating to the penny stock market must be delivered to the purchaser of such penny stock.  This disclosure must include the amount of commissions payable to both the broker-dealer and the registered representative and current price quotations for the common stock.  The regulations also require that monthly statements be sent to holders of penny stock which disclose recent price information for the penny stock and information of the limited market for penny stocks.  These requirements adversely affect the market liquidity of our common stock.

We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, which could harm our operating results.

As a public company, we will incur significant legal, accounting, and other expenses that we did not incur as a private company, including costs associated with public company reporting requirements. We also have incurred and will incur costs associated with current corporate governance requirements, including requirements under Section 404 and other provisions of the Sarbanes-Oxley Act, as well as rules implemented by the SEC. The expenses incurred by public companies for reporting and corporate governance purposes have increased dramatically. We expect these rules and regulations to substantially increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We are unable to currently estimate these costs with any degree of certainty. We also expect these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage than used to be available. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers.

USE OF PROCEEDS

This prospectus covers 1,906,557 shares of our common stock, which may be sold from time to time by the selling stockholders. We will not receive any part of the proceeds from the sale of common stock by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders may offer and sell the shares of common stock covered by this prospectus at prevailing market prices or privately negotiated prices. See “Plan of Distribution.”

MARKET FOR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Effective April 29, 2008, shares of our common stock began being quoted on the OTC Bulletin Board under the symbol “ETLO.”  The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last-sale prices and volume information in over-the-counter equity securities.  The OTC Bulletin Board securities are traded by a community of market makers that enter quotes and trade reports.  This market is extremely limited and any prices quoted may not be a reliable indication of the value of our common stock.

Shares of common stock of Tripath Technology Inc., the entity into which Etelos, Incorporated merged effective as of April 22, 2008, were quoted on the OTC Bulletin Board under the symbol “TRPH” from January 2006 to February 2007, at which time the common stock was de-listed from the OTC Bulletin Board and began trading on the Pink Sheets.

Holders of Record

Immediately following the issuance of our common stock in connection with the merger, there were 22,705,634 shares of common stock outstanding held by approximately 145 holders of record.

Transfer Agent

Our transfer agent is BNY Mellon Shareowner Services, P.O. Box 358016, Pittsburgh, PA 15252.

Dividends

We have never declared or paid any cash dividends on our common stock.  For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock.  In addition, we are restricted from paying any dividends on our common stock under the terms of our January debentures and April debentures.  Any future determination to pay dividends will be at the discretion of our board of directors.

Securities Authorized for Issuance under Equity Compensation Plans

The table below sets forth information as of December 31, 2007, with respect to compensation plans under which our common stock is authorized for issuance.  The figures related to equity compensation plans approved by security holders relate to options granted under the 1999 Stock Option Plan and the 2007 Stock Incentive Plan.  We do not have any equity compensation plans not approved by its security holders.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) (c)
Equity compensation plans approved by security holders	4,733,333	$0.324	110,421

SELLING STOCKHOLDERS

We are registering 1,906,557 shares of our common stock to be offered for re-sale by the selling stockholders pursuant to this prospectus.  All such shares are acquirable upon conversion of debentures acquired by the selling stockholders from us in our January 2008 and April 2008 Private Placements.  See also “PROSPECTUS SUMMARY—Recent Financings,” above.  In connection with our January 2008 and April 2008 Private Placements, we agreed to file a registration statement with the SEC to register the selling stockholders’ re-sale of those shares.  This prospectus is a part of that registration statement.

The number of shares we seek to register in connection with this registration statement was determined by the terms of the registration rights agreement we entered into with the selling stockholders

The following table provides information regarding the beneficial ownership of the outstanding shares of our common stock by the selling stockholders.  In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, we have included all shares of common stock owned or beneficially owned by that selling stockholder without taking into account certain contractual limitations on conversion and exercise that are applicable to the selling stockholders that would otherwise limit their beneficial ownership of our common stock to no more than 4.99 percent of the total shares of our outstanding common stock.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares which can be acquired within 60 days through exercise or conversion of a security. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.  Each selling stockholders’ percentage of ownership in the following table is based on 22,852,368 shares of our common stock outstanding as of July 28, 2008.

	Beneficial Ownership Before Offering		# of Shares Being		Beneficial Ownership After Offering (1)
Name	- # of Shares		Registered		Shares	%
Enable Growth Partners LP (2)	8,485,412	(4)	1,386,587	(7)	7,098,825	27.5%
Hudson Bay Fund LP (3)	869,349	(5)	162,924	(8)	706,425	2.9%
Hudson Bay Overseas Fund LTD (3)	1,931,551	(6)	357,046	(9)	1,574,505	6.4%
Total	11,286,312		1,906,557		9,379,755

(1) Assumes all of the shares being offered under this prospectus will be sold by the selling stockholders.  However, we are unable to determine the exact number of shares that will actually be sold or when or if sales will occur.

(2) Enable Capital Management, LLC (“ECM”) acts as the investment manager of Enable Growth Partners LP (“EGP”), Enable Opportunity Partners LP (“EOP”) and Pierce Diversified Strategy Master Fund LLC, Ena (“Pierce”).  By virtue of having the same investment manager, EGP, EOP and Pierce may be deemed to be affiliated entities. Mitchell S. Levine is the Managing Member of ECM and has delegated voting and dispositive power over the securities held by EGP, EOP and Pierce.  ECM and Mr. Levine do not hold directly any of the securities or derivative securities with respect thereto, and disclaim any beneficial ownership of any of the securities or derivative securities reported or excluded herein for purposes of Rule 16a-1(a) under the Exchange Act, except for their pecuniary interest therein.

(3) Hudson Bay Capital Management, L.P., a Delaware limited partnership, acts as the investment manager of each of these funds and may be deemed, as of the date hereof, to be the beneficial owner of the securities or derivative securities held by such funds. Sander Gerber, Yoav Roth, and John Doscas are each an executive officer of Hudson Bay Capital Management, L.P., and have been delegated voting and dispositive power over such securities.  Hudson Bay Capital Management, L.P., Sander Gerber, Yoav Roth, and John Doscas do not hold directly any of the securities or derivative securities with respect thereto, and disclaim any beneficial ownership of any of the securities or derivative securities reported or excluded herein for purposes of Rule 16a-1(a) under the Exchange Act, except for their pecuniary interest therein.

(4) Consists of (i) 3,538,005 shares issued and outstanding, (ii) 740,741 shares issuable upon conversion of the principal amount of the January debentures, (iii) 111,111 shares issuable upon exercise of the warrant issued in connection with the January debentures, (iv) 2,222,222 shares issuable upon conversion of the principal amount of the April debentures, (v) 333,333 shares issuable upon exercise of the warrant issued in connection with the April debentures, (vi) 1,041,333 shares issuable upon conversion of the principal amount of convertible notes acquired in August 2007, and (vii) 498,667 shares issuable upon conversion of the original principal amount of our September 2007 notes.

(5) Consists of (i) 468,979 shares issued and outstanding, (ii) 348,148  shares issuable upon conversion of the principal amount of the January debentures, and (iii) 52,222  shares issuable upon exercise of the warrant issued in connection with the January debentures.

(6) Consists of (i) 1,054,144 shares issued and outstanding, (ii) 392,593 shares issuable upon conversion of  the principal amount of the January debentures, (iii) 58,889 shares issuable upon exercise of the warrant issued in connection with the January debentures, (iv) 370,370 shares issuable upon conversion of the principal amount of the April debentures, and (v) 55,556 shares issuable upon exercise of the warrant issued in connection with the April debentures.

(7) Consists of shares issuable upon conversion of a portion of the principal amount of the April debentures.

(8) Consists of shares issuable upon conversion of a portion of the principal amount of the January debentures.

(9) Consists of shares issuable upon conversion of a portion of the principal amount of the April debentures.

Based on information obtained from the selling stockholders, none of the selling stockholders currently have short positions in our common stock, nor is any of the selling stockholders a registered broker-dealer or an affiliate of a broker-dealer.

Relationships With the Selling Stockholders

None of the selling stockholders has had any position, office or other material relationship with us within the past three years other than our relationship resulting from our January 2008 and April 2008 Private Placements and as set forth below.

Enable Growth Partners LP signed a letter of intent with Etelos, Incorporated on August 3, 2007, to effect the Plan of Merger & Reorganization between Etelos, Incorporated and Tripath Technology Inc.  In addition, in August 2007 and September 2007, Enable Growth Partners LP, Enable Opportunity Partners LP, Pierce Diversified Strategy Master Fund LLC, Ena, and affiliates acquired approximately $1.7 million of 6 percent convertible notes issued by Etelos, Incorporated at an original issue discount of 10 percent, along with warrants to purchase up to 513,333 shares of common stock with an exercise price of $1.20 per share.  All except 33,333 of such warrants were exercised prior to the closing of the merger; the remaining 33,333 warrants expired by their terms upon closing of the merger.

Before our September 2007 Private Placement, our January 2008 Private Placement and our April 2008 Private Placement, we had 8,629,750, shares of common stock outstanding, including 6,760,204 shares of our common stock held by our affiliates.  None of the selling stockholders offering our shares of common stock for re-sale pursuant to this prospectus nor any of their affiliates held any shares of our common stock before the private placement transactions described above.  Further, we have not previously registered for re-sale any shares of our common stock on behalf of any of these selling stockholders.  We are registering 1,906,557 shares of our common stock for re-sale on behalf of the selling stockholders under this prospectus.

Prior securities transactions between us (or any of our predecessors) and the selling stockholders, any affiliates of the selling stockholders, or any person with whom the selling stockholders has a contractual relationship regarding the transaction (or any predecessors of those persons), consist of the following: (1) the transactions described in this prospectus, (2) the issuance of convertible notes to each of Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, ena in a private placement completed in August 2007, and (3) transactions occurring in February 2006, November 2005, and March 2005 between the selling stockholders and Tripath Technology, Inc., a Delaware corporation, a predecessor entity.  We merged with and into Tripath, pursuant to a plan of merger and reorganization approved by the United States Bankruptcy Court for the Northern District of California in connection with Tripath's Chapter 11 bankruptcy proceeding (case no. 07-50358).  Immediately following the merger, in accordance with the bankruptcy court's order, all of the securities that were issued by Tripath to the selling stockholders in the transactions that took place in March 2005, November 2005, and February 2006 were eliminated (along with all other then outstanding securities of Tripath) and the selling stockholders have no continuing rights with respect to such securities.  The table below sets forth certain information related to for the transactions identified in (2) above:

August 2007 Private Placement

Date of the transaction:	August 2007

Number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction:	8,629,750

Number of shares of the class of securities subject to the transaction that were outstanding prior to the transaction and held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders:	1,869,546

Number of shares of the class of securities subject to the transaction that were issued or issuable in connection with the transaction:	1,525,333

Percentage of total issued and outstanding securities that were issued or issuable in the transaction (assuming full issuance), with the percentage calculated by taking the number of shares issued and outstanding prior to the applicable transaction and held by persons other than the selling shareholders, affiliates of the company, or affiliates of the selling shareholders, and dividing that number by the number of shares issued or issuable in connection with the applicable transaction:	81.6%

Market price per share of the class of securities subject to the transaction immediately prior to the transaction (reverse split-adjusted, if necessary):	$ 0.75

Current market price per share of the class of securities subject to the transaction (reverse split-adjusted, if necessary):	$ 7.24

Payment of Debentures/Notes

September 2007 Notes

Our September 2007 notes were issued as part of a private placement that was completed during August and September 2007.  In that private placement we issued a total of approximately $3.3 million of 6% convertible notes at an original issue discount of 10% with warrants to purchase 1,008,000 shares of common stock with an exercise price of $1.20 per share. In connection with the merger that closed on April 22, 2008, $1.4 million of these notes were converted at $0.75 per share. At the time of the merger, 974,667 of the warrants had been exercised and the remaining 33,333 warrants expired by their terms upon closing the merger.

Under the terms of the remaining $1.9 million of the notes that were not converted, principal is payable beginning on September 1, 2008, and the last day of each calendar quarter thereafter, and interest is payable beginning February 1, 2008.  On June 15, 2008, the holders of these notes agreed to either convert the accrued interest to shares of common stock at a rate of one share for each $1.35 of interest owed or to add the accrued interest to the principal, and to waive any default arising out of our failure to pay the accrued and unpaid interest through June 15, 2008.

The principal payment amounts remaining on our September 2007 notes are scheduled to be paid as follows:

Date	September 2007 Notes
9/1/2008	$478
9/30/2008	$479
12/31/2008	$478
3/31/2009	$543
$1,978

Assuming principal payments are made in accordance with the schedule set forth above, the amount of interest to be paid through the March 31, 2009, maturity date is $55.9 thousand with respect to our September 2007 notes, or on average, $3.1 thousand per month.

January Debentures

In January 2008, we issued our January debentures with an aggregate principal amount of $2.0 million.  As of July 28, 2008, the entire principal amount ($2.0 million) is outstanding and no payments of principal or interest have become due or paid.  Under the terms of these debentures, we are to begin making monthly redemption payments upon the earlier of (i) the 1st of the month that follows the effective date of the registration statement of which this prospectus is a part, and (ii) November 1, 2008.  The maturity date of these debentures is January 31, 2010.  The total monthly principal payment amounts on our January debentures are scheduled to be paid as follows, assuming such payments begin on September 1, 2008:

Monthly Principal Payment Amount

Date	January Debentures
9/1/2008	$111,111
10/1/2008	$111,111
11/1/2008	$111,111
12/1/2008	$111,111
1/1/2009	$111,111
2/1/2009	$111,111
3/1/2009	$111,111
4/1/2009	$111,111
5/1/2009	$111,111
6/1/2009	$111,111
7/1/2009	$111,111
8/1/2009	$111,111
9/1/2009	$111,111
10/1/2009	$111,111
11/1/2009	$111,111
12/1/09	$111,111
1/1/2010	$111,111
1/31/2010	$111,113
$2,000,000

Assuming monthly principal payments are made in accordance with the schedule set forth above, the amount of interest to be paid through the January 31, 2010 maturity date is $155 thousand with respect to our January debentures, or on average, $8.6 thousand per month.

April Debentures

In April 2008, we issued our April debentures with an aggregate principal amount of $3.5 million. Under the terms of these debentures, we are to begin making monthly redemption payments upon the earlier (i) the 1st of the month that follows the effective date of the registration statement of which this prospectus is a part, and (ii) November 1, 2008.  The maturity date of these debentures is April 30, 2010.  The aggregate face value of our outstanding debentures is $3.5 million at July 28, 2008.  The total monthly principal payment amounts on our April debentures are scheduled to be paid as follows, assuming such payments begin on November 1, 2008:

Monthly Principal Payment Amount

Date	April Debentures
11/1/2008	$194,444
12/1/2008	$194,444
1/1/2009	$194,444
2/1/2009	$194,445
3/1/2009	$194,444
4/1/2009	$194,445
5/1/2009	$194,444
6/1/2009	$194,445
7/1/2009	$194,444
8/1/2009	$194,445
9/1/2009	$194,444
10/1/2009	$194,445
11/1/2009	$194,444
12/1/09	$194,445
1/1/2010	$194,444
2/1/2010	$194,445
3/1/2010	$194,444
4/1/2010	$194,445
$3,500,000

Assuming monthly principal payments are made in accordance with the schedule set forth above, the amount of interest to be paid through the April 30, 2010 maturity date is $255 thousand with respect to our April debentures, or on average, $14.2 thousand per month.

We have the right to pay interest and monthly principal payments due in respect of our January and April debentures in cash, or upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (currently $1.35) or 85 percent of the average of the VWAP per share for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.  On the other hand, if the holders voluntarily elect to convert all or a portion of the debentures into common stock, then the conversion price will be the then-effective conversion price.  The conversion of these debentures could result in substantial dilution to our existing stockholders.

The equity conditions that we must meet include having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debenture, and having the daily dollar trading volume for our common stock exceed $250,000 for each of the 20 consecutive trading days before the date in question.  We do not currently meet these equity conditions and it may prove difficult for us to meet them.

Subject to compliance with certain equity conditions, and subject also to the applicable cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we have the right to force conversion of the entire amount of principal and accrued interest of the debentures if the average of the VWAP for our common stock exceeds $3.39 for 20 trading days out of a consecutive 30 trading day period.  If the price of our common stock is below $3.39 per share but is substantially above $1.35 per share, then we anticipate that the holders of these debentures will elect to convert monthly payments of interest and principal into shares of common stock rather than receive cash.  If the price of our common stock is below $1.35, the current conversion price, then we intend to make principal and interest payments in cash to the extent that our cash flows from operations provide sufficient ability to do so.

If our cash flows from operations are not sufficient to make principal and interest payments in cash, then we will evaluate other equity financing opportunities, the proceeds of which could be used to repay the debentures.  If we are unable to pay the principal and interest in cash, or elect not to do so to preserve working capital, then we will make the payments with our common stock pursuant to the terms of the agreements including a conversion price based on the lower of the then effective conversion price or 85 percent of the average of the VWAP per share for our common stock for the 10 consecutive trading days.

If we are unable to make all payments, whether in cash or stock, due on our September 2007 notes and our January and April debentures, we would be in default under such securities.  The holders of such securities would be entitled to demand that all amounts due thereunder be immediately paid in cash, and with respect to our January and April debentures, the holders would have the right to demand that we pay 130 percent of the outstanding principal amount and the interest rate accrues at a rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.  In addition, the holders of our January and April debentures would have the right to foreclose on all of our assets pursuant to the terms of the security agreement we entered into with such holders and they would have the right to take possession of our assets and operate our business.

PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on the OTC Bulletin Board or any other stock exchange, market or trading facility on which the shares are traded or in private transactions.  These sales may be at fixed or negotiated prices.  A selling stockholder may use any one or more of the following methods when selling shares:

•                  ordinary brokerage transactions and transactions in which the broker dealer solicits purchasers;

•                  block trades in which the broker dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                  purchases by a broker dealer as principal and resale by the broker dealer for its account;

•                  an exchange distribution in accordance with the rules of the applicable exchange;

•                  privately negotiated transactions;

•                  settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•                  broker dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•                  a combination of any such methods of sale; or

•                  any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act if available, rather than under this prospectus.

Broker dealers engaged by the selling stockholders may arrange for other brokers dealers to participate in sales.  Broker dealers may receive commissions or discounts from the selling stockholders (or, if any broker dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this Prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA NASD Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASD IM-2440.

In connection with the sale of the common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume.  The selling stockholders may also sell shares of the common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.  The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales.  In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.  Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Common Stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares.  We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder.  In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus.  There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144 without the requirements for the Company to be in compliance with Rule 144(c)(1) and otherwise without restrictions or limitations pursuant to Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect.  The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution.  In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of the common stock by the selling stockholders or any other person.  We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

DESCRIPTION OF BUSINESS

Overview

We are a leading provider of software solutions that assist organizations to effectively use Web Applications to accomplish their goals.  We provide a revolutionary Software as a Service (SaaS) ecosystem for building, distributing, and using Web Applications, including a marketplace to deploy and support them; giving businesses choices in Web Applications, hosting, and support services to cost effectively accomplish their goals.

We have developed products for Web Applications, which include open standards-based tools for Web developers, businesses and individual users such as the Etelos Application Server™ (EAS™) and the Etelos Development Environment™ (EDE™).  EAS and EDE support many common programming languages and also support the English Application Scripting Engine (EASE™), a simple-to-use open standards-based scripting language developed by us.  In order to support broader adoption of our products, EASE and other components of the EDE are provided to developers and users at market appropriate pricing.  This is done to support the development of new Web Applications and the migration of existing Web Applications into the Etelos™ ecosystem where there are tools and other support mechanisms for the marketing, distribution, sales and support of these applications.  Etelos generally receives a transaction fee, a subscription fee or a license fee for transactions that occur within the Etelos ecosystem via the Etelos Marketplace™.

The Etelos Marketplace supports and encourages communities of developers, distributors, and consumers to expand their offerings, collaborate on new ideas and improvements, and provide scalable solutions using Web Applications available to others.

For the quarter ended March 31, 2008, we had revenue of $23.6 thousand, and for the year ended December 31, 2007, we had revenue of $304 thousand. As of March 31, 2008, we had over 5,000 active free and paying customers. Headquartered in San Mateo, California, with offices in Renton, Washington, our company was founded in May 1999.

Industry Background

The 1990s saw the widespread adoption among large enterprises of packaged business management applications that automated a variety of departmental functions, such as accounting, finance, order and inventory management, human resources, sales, and customer support. These sophisticated applications required significant cash outlays for the initial purchase and for ongoing maintenance and support. In addition, these applications were internally managed and maintained by enterprise customers, requiring increasingly large staffs to support complex information technology infrastructures. Most importantly, the applications generally were provided by multiple vendors, with each application providing only a departmental view of the enterprise. To gain an enterprise-wide view, organizations attempted to tie together their various incompatible packaged applications through long, complex, and costly integration efforts. Many of these attempts failed, in whole or in part, often after significant delay and expense. As a consequence, many large enterprises have transitioned from multiple point products to comprehensive, integrated business management suites, such as those offered by Oracle and SAP, as their core business management platforms.

Small-to-Medium sized Businesses (SMBs), which we define as businesses with up to 1,000 employees, have application software requirements that are similar, in many respects, to large enterprises because their core business processes are substantially the same. These requirements include the integration of back-office activities, such as managing payroll and tracking inventory; front-office activities, including order management and customer support; and, increasingly, sophisticated e-commerce capabilities. According to a 2006 forecast for the CRM market and 2007 forecasts for the ERP and supply chain management, or SCM, markets from Gartner, Inc., companies in North America spent approximately $13.7 billion on ERP, CRM, and SCM software applications in 2006, of which SMBs accounted for $4.4 billion, or 32 percent. Gartner projects that SMB spending on these applications will grow 8.7 percent annually from 2006 to 2010, compared to 5.7 percent for large businesses.

SMBs are generally less capable than large enterprises of performing the costly, complex, and time-consuming integration of multiple point products from one or more vendors. As a result, SMBs can frequently derive greater benefits from a comprehensive business suite. Suites designed for, and broadly adopted by, large enterprises to provide a comprehensive, integrated platform for managing these core business processes, generally are not well suited to SMBs due to the complexity and cost of such applications.

Recently, SMBs have begun to benefit from the development of the on-demand SaaS model. SaaS uses the Internet to deliver access to software applications from a centrally hosted computing facility by users through a web browser. SaaS eliminates the costs associated with installing and maintaining applications within the customer’s information technology infrastructure. On-demand applications are generally licensed for a monthly, quarterly or annual subscription fee, as opposed to on-premise enterprise applications that typically require the payment of a much larger, upfront license fee. As a result, on-demand applications require substantially less initial and ongoing investment in software, hardware and implementation services and lower ongoing support and maintenance, making them more affordable for SMBs.

To date, the on-demand software model has been applied to a variety of types of business software applications, including CRM, security, accounting, human resources management, messaging, and others, and it has been broadly adopted by a wide variety of businesses. IDC estimates worldwide on-demand enterprise software vendor revenues were approximately $3.7 billion in 2006 and that they will grow 32 percent annually through 2011 to $14.8 billion.

While SaaS applications have enabled SMBs to benefit from enterprise-class capabilities, most are still products that require extensive, costly, and time-consuming integration to work with other applications. SMBs generally have been unable to implement a comprehensive set of business management products at an affordable level of cost that will enable them to run their businesses using a single system of records, provide real-time views of their operations, and be readily customizable and rapidly deployed and implemented, especially in a geographically dispersed organization.

Etelos™ Products and Services

We have developed and offer a range of products and services for developers and for consumers of Web Applications.

Our products for Web Applications include open standards-based tools for Web developers, business and individual users such as the Etelos Application Server™ (EAS™) and the Etelos Development Environment™ (EDE™).  EAS and EDE support many common application languages and also support the English Application Scripting Engine (EASE™), a simple-to-use open standards scripting language developed by us.  In order to support broader adoption of our products, EASE and other components of our platform are provided to developers and users at market appropriate pricing.  This is done to support the development of new Web Applications and the migration of existing Web Applications into the Etelos ecosystem where there are tools and other support mechanisms for the marketing, distribution, sales and support of these applications.  We generally receive a transaction fee, a subscription fee or a license fee for transactions that occur within the Etelos ecosystem via the Etelos Marketplace™.

Web Applications built with or brought to the Etelos ecosystem are made available for distribution in the Etelos Marketplace as a subscription service using the Software-as-a-Service (SaaS) or software-on-demand business model. The Etelos Marketplace gives developers of Web Applications, including us, an easy place to distribute and support Web Applications.  Web Applications delivered through the Etelos Marketplace can be easily and conveniently billed, distributed and configured to provide updates and support to users exactly in accordance with the developer’s desires, without requiring the developer to perform development unrelated to the underlying Web Application or to operate a robust licensing and delivery infrastructure.  The Etelos Marketplace relieves the burdens to developers of delivery and support to the users of their Web Applications.  We also provide additional paid professional services and support on behalf of our development partners.

We also offer Etelos Ad Serve™, an on-demand system for purchasing or publishing advertising in the Etelos ecosystem. Etelos Ad Serve allows a customer to purchase ads to be displayed in our applications (i.e. in Etelos CRM™ or Etelos Projects™), or in the Etelos Marketplace. Etelos Ad Serve also allows our partners to become advertising publishers in their own web site or on their applications hosted in the Etelos Marketplace.  Etelos Ad Serve is an important tool for us and our development partners to receive revenue while delivering trial or “free” ad-supported subscriptions to applications in the Etelos Marketplace.  In addition to the benefits of revenue, this tool enables wider adoption of Web Applications through reduced or no-cost subscriptions, which serves important viral marketing goals.

The Etelos Marketplace enables rapid adoption of Web Applications by giving customers freedom of choice to select from a wide array of fully customizable, on-demand business applications.  These applications may be deployed in the hosting environment of the customer’s choice, including hosting services provided through us. Web Applications built on our platform may be integrated with other Web Applications through the use of Etelos App Sync™, hosted anywhere, and customized to create highly flexible business solutions.  Not only can businesses easily choose from a range of Web Applications, but they can instantly “try or buy” them. The flexibility of the Etelos ecosystem enables businesses to assemble a Web Applications suite.  The Build-a-Suite™ concept is ideally tailored for particular business needs and building scalable solutions.

The advantages of our products and services are:

Open Standards.  Products delivered in the Etelos Marketplace are developed on open standards.  This foundation makes the products easy to develop, easy to adopt and integrate with other Web Applications, and easy to swap or modify to meet specific customer needs.  The use of open standards for business applications distinguishes the products in the Etelos Marketplace not only from comprehensive product suites from such vendors of proprietary software as Microsoft, Oracle, and SAP, but also from products other SaaS vendors such as salesforce.com or NetSuite, that require developers of Web Applications to adopt a high-cost proprietary foundation for their products, resulting in higher costs to both developers and their customers.

On-Demand Delivery Model. We deliver our products over the Internet as a license based or subscription based service using a SaaS model, making adoption easy and scalability simple.  The SaaS delivery model also eliminates the need for customers to buy and maintain on-premise hardware and software. Our products are designed to be reliable, scalable and secure. Our architecture enables businesses to maintain very high levels of availability, scale easily as their business and customers grow while providing a safe and secure environment for business-critical data and applications.

Low Total Cost of Ownership. Our SaaS delivery model and each different Web Application’s ease of use and configurability aids in helping to significantly reduce implementation and maintenance costs of hardware, software and services. The Etelos™ model virtually eliminates the need for dedicated software development or information technology support personnel. Customers subscribe to products through the Etelos Marketplace for a monthly fee based on the number of users and the products they select.  Subscription fees paid to us periodically, typically monthly, tend to be significantly less than typical upfront costs paid by businesses to purchase product licenses from other providers. Our on-demand delivery model virtually eliminates ongoing maintenance and upgrade costs associated with a typical distributed infrastructure. Because Web Applications in the Etelos Marketplace are developed on open standards and delivered over the Internet, any desired customization can be highly targeted, and therefore usually performed at lower cost to the business customer.

Rapid Implementation. The Internet-based on-demand delivery model implemented by the Etelos Marketplace enables remote deployment and eliminates many of the steps and costs typically associated with on-premise installations. Developers and their customers can implement our offerings themselves, or work with our development partners or our professional services organization to meet their specific needs.

Security, Control and Choice.  The combination of open standards and Internet-based on-demand delivery and support enabled using the Etelos Marketplace provides customers with security for their important business data, control over the use and portability of that data, and flexibility and freedom of choice in Web Applications that provide built-in quality and scalability as solutions to specific business needs.

Business Strategy

The key elements of our strategy include:

Expanding Leadership in Open Standards-based Web Applications for Business. We are leaders in the development of open standards Web Applications for business.  We provide a comprehensive solution for developers of Web Applications to develop, deliver, support, and sell their products to customers.  We intend to continue to build on our leadership position by continuing to promote the development of high quality open standards Web Applications for business and to expand the range of high quality open standards Web Applications offered in the Etelos Marketplace.

Growing Our Customer Base. We intend to expand the range of products offered in the Etelos ecosystem and through the Etelos Marketplace and to continue to expand our direct and indirect sales efforts to generate revenue by providing an environment for the development, distribution, and support of Web Applications.

Fostering the Continued Development of the Etelos Ecosystem. We provide a dynamic development, distribution, and consumption environment for scaling and providing business solutions to common business problems.  Our ecosystem is being expanded to contain the tools and support programs that help foster continued development of a network of value added development and distribution partners. We also provide programs that enable our development and distribution partners to resell Web Applications we have developed, along with their own products. By using the programming language developers choose, including our own EASE language, and by hosting Web Applications wherever users want, utilizing the Etelos Application Server, the Etelos Development

Environment allows our partners to extend solutions using our platform. We encourage development and sales of Web Applications both separately and as bundled solutions.  Scalable business solutions are more simply achieved at a lower cost through the Build-a-Suite concept, which incorporates the benefits of App Sync and Apps on a Plane™ to enable customers to achieve scalable business solutions.

Adding new developers, distributors and consumers to the Etelos Marketplace. SMBs are increasingly seeking global business opportunities, supported in large part by leveraging Web Applications. We believe that there is significant opportunity to address this opportunity and directly provide cost effective scalable solutions to the needs of SMBs globally. In the future, we expect to offer localized versions of products in the Etelos Marketplace for a number of countries and languages.

Our Offerings

Etelos Ecosystem. We provide a dynamic development, distribution, and consumption environment for scaling applications and providing business solutions to common business problems.  Our ecosystem is constantly being improved and expanded to contain the tools and support programs that help foster continued development of a network of added value development and distribution partners.  These include:

Etelos Developed Web Applications. We provide programs that enable our development and distribution partners to resell Web Applications we have developed, along with their own products.

Customer Developed Web Applications. We encourage development and sales of Web Applications both separately and as bundled solutions.

Etelos Web Application Hosting. By using almost any programming language a developer chooses, including our own EASE language, and by hosting Web Applications wherever users want, utilizing our Etelos Application Server, the Etelos Development Environment allows our partners to extend solutions using our platform.

Programming, Marketing and Distribution Services and Support. Scalable business solutions are more simply achieved at a lower cost through the Build-a-Suite concept.  Build-a-Suite incorporates the benefits of App Sync and Apps on a Plane, together with our professional services offerings, to provide developers, distributors, and business customers the means to deliver and use scalable business solutions.

Sales and Marketing

Sales.  We generate sales through both indirect and direct approaches. Most selling of Web Applications and Hosting is done over the Internet.  Sales of custom products and Professional Services tend to be direct. Our direct sales team consists of professionals in various locations in the United States, with additional development, distribution, and business relationships being developed in North America, South America, Europe, and the Asia-Pacific region.

Our Web Applications and Hosting sales generally are the result of word of mouth, marketing programs, or user referrals.  As leads self qualify and most often use credit cards for payment, our sales and support personnel provide web based seminars, forums, and direct support services to ensure continued subscription sales.  The sales cycle typically ranges from days to months, and can vary based on the Web Application, the scope of any customization desired, and the scope of any professional services required to meet specific customer requirements.

Our sales process for Custom Products and Professional Services typically begins with the generation of a sales lead from a marketing program or customer referral. After the lead is qualified, our sales personnel conduct focused web-based demonstrations along with initial price discussions. Members of our professional services team are engaged, as needed, to offer insight around aspects of the implementation. Our sales cycle typically ranges from days to months, but can vary based on the specific application, the size and complexity of the potential customer’s information technology environment, and many other factors.

Marketing.  We tailor our marketing efforts around relevant application categories, customer sizes, and customer industries. As part of our marketing strategy, we have established a number of key programs and initiatives including online and search engine advertising, email campaigns, web based seminars, product launch events, trade show and industry event sponsorship and participation, and marketing support for development and distribution partners.

Service and Support

Professional Services. We are developing repeatable, cost-effective consulting and implementation services to assist our customers with integrating Web Applications, using them on and off-line and importing data from other systems. We provide support services to aid in changing their business processes to take advantage of the enhanced flexibility enabled by our Build-a-Suite concept. Build-a-Suite enables our customers to implement cost reducing, scalable business processes within their organization and identifying, configuring, and customizing our products and those of our partners for each unique business process and requirement, with a goal of entering data once and using it across the organization and across the applications used by the business.

Our consulting and implementation methodology leverages the nature of our on-demand Web Application software architecture, the industry-specific expertise of our professional services employees, and the design of the Etelos ecosystem and the Etelos Marketplace. They are used to simplify, reduce costs and expedite the implementation of scalable Web Applications to aid in better business operations. We generally employ a joint staffing model for implementation projects in which we involve the customer more actively in the implementation process than traditional software companies. We believe this better prepares our customers to support their own application set.  In addition, because our Web Applications are on-demand, our Professional Services employees can remotely configure many applications for most situations. Our consulting and implementation services are generally offered on a fixed price basis. Our network of partners also provides professional services to our customers.

Client Support and Management. Our technical support organization, with personnel in the United States, offers support via the Web 24 hours a day, seven days a week. Our system allows for skills-based and time zone-based routing to address general and technical inquiries across all aspects of our services. For our direct customers and development partners, we offer tiered customer support programs depending upon the service needs of both our and their customers’ Web Applications. Support contracts typically have a one-year term. For customers who purchase Web Applications through distribution partners, we attempt to assure a quality customer experience by providing primary product support, instead of permitting the distribution partner to provide that support.

Operations, Technology, and Development

Our customers rely on our products and the products of our partners to run their businesses, and, as a result, it is our responsibility to ensure the availability of our service. We continue to improve our infrastructure with the goal of maximizing the availability of our Web Applications and those of our developers, distributors and users.  We host on a highly-scalable network located in a two, secured third-party facilities.  We have facility space, power, and Internet connectivity provided by Network OS and ServePath. In anticipation of future growth, we may engage additional providers and/or expand the number of data centers utilized with existing vendors. Our hosting operations incorporate industry-standard hardware and our EAS operating system and databases and application servers provide a flexible, scalable architecture. Elements of our products’ infrastructure can be replaced or added with no interruption in service, helping to ensure that the failure of any single device will not cause a broad service outage.

Our multi-tenant individual account package architecture allows us to provide our customers with enterprise-class capabilities, high quality of service, security and scalability, all at costs that scale as their use of Web Applications scales. Our architecture enables us to host multiple smaller customers on a single server while preserving the ability to migrate any customer to its own server without interruption or alteration when the customers’ growth and business needs dictate it. In addition to the enhanced flexibility and scalability that our architecture provides, it also is designed to work on inexpensive, industry-standard hardware, thereby providing us a significant cost savings that is reflected in the pricing we are able to offer our customers.

Unlike other SaaS companies that deploy major new releases to all customers at once, or roll out all major releases and many upgrades of their products to a portion of their customer base at any one time, we allow our development partners to choose between an “all at once” approach or a “phased release” approach, depending upon the needs and desires of their customers and the nature of their Web Applications.

In developing our service offerings, we rely on customer feedback and are spending significantly more time with our customers in user testing sessions as well as informal “ride-alongs” and customer forums. We use the Etelos Idea Network together with forums, email, and blogs to track customer interest in service enhancements and actual results of these enhancements. We develop our offerings using EASE, which is a high performance, robust and easy to use programming language. Finally, we expose many of our internal development tools to third party developers via the Etelos ecosystem to allow extensions to the service that allow any LAMP (Linux, Apache, MySQL and PHP) or LAPP (Linux, Apache, PostGres and PHP) stack application take advantage of the capabilities we develop internally including App Sync and AOP.

Customers

As of March 31, 2008, we served over 5,000 active customers of diverse sizes and types across a wide variety of industries, with a focus on SMBs, which we define as businesses with fewer than 1,000 employees, and divisions of larger companies. No single customer accounted for more than 10 percent of our revenue during the quarter ended March 31, 2008 or during the year ended December 31, 2007.  Customers of all types use our products to achieve a wide variety of business objectives.

Competition

We compete with a broad array of Enterprise Software, On-line Advertising and SaaS companies. These markets are highly competitive, fragmented, and subject to rapid changes in technology. Many of our potential customers are seeking their first business Web Application and, as such, evaluate a wide range of alternatives during their purchase process. We face significant competition within each of our markets from companies with broad product suites and greater name recognition and resources than us.  We also face competition from smaller companies focused on specialized solutions. To a lesser extent, we compete with internally developed and maintained solutions.  Current competitors include NetSuite,Inc., Epicor Software Corporation, Intuit Inc., Microsoft Corporation, SAP, The Sage Group plc, Amazon, salesforce.com, inc., and others not listed here, both public and private.

We believe that the principal competitive factors in our markets include:

•                  Freedom of choice in Web Applications

•                  Service breadth and functionality;

•                  Performance, security, and reliability;

•                  “Try and Buy”: the ability to tailor and customize services for a specific company, vertical or industry;

•                  Ease of use and replacement;

•                  Speed and ease of deployment, integration and configuration;

•                  Total cost of ownership, including subscription, implementation and support costs;

•                  Sales and marketing approach; and

•                  Financial resources and reputation.

We believe that we compete favorably with most of our competitors on the basis of each of the factors listed above and many others.  We further note however, that certain of our competitors have greater sales, marketing, and financial resources, more extensive geographic presence, and greater name recognition than us. In addition, although we have extended the number of applications we have introduced for specific vertical markets, we may be at a disadvantage in certain other vertical markets compared to certain of our competitors. We may face future competition in our markets from other large, established companies, as well as from emerging companies. In addition, we expect that there is likely to be continued consolidation in the industry that could lead to increased technology, price, and other forms of competition.

Intellectual Property

Our success depends upon our ability to protect our core technology and intellectual property. To accomplish this, we rely on a combination of intellectual property rights, including trade secrets, patents, copyrights and trademarks, as well as customary contractual protections. We view our patents, trade secrets, and know-how as a significant component of our intellectual property assets, as we have spent years designing and developing our products, which we believe differentiates us from our competitors.

As of July 28, 2008, we had four U.S. and no foreign patent applications pending. We plan to file additional patent applications in the U.S., but since the filing of some of these applications may have been, or will be, made after the date of first sale or disclosure of the subject inventions, patent protection may not be available for some of these inventions outside the U.S.  We do not know whether our pending or future patent applications will result in the issuance in of patents in the U.S. or elsewhere, or whether the examination process will require us to narrow our claims. Even if granted, there can be no assurance that the pending patent applications will provide us with protection.

We have a number of unregistered trademarks.  We have not registered any trademarks or service marks.  We maintain a policy requiring our employees, consultants and other third parties to enter into confidentiality and proprietary rights agreements and to control access to software, documentation and other proprietary information.

We have not maintained operating controls or logs, or initiated or conducted any forensic, code history, ‘genealogy’ or other form of audit, analysis, processes, training, or code review of software code incorporated into any of our products or in other products offered by others in the Etelos Marketplace.  These products may include code subject to various forms of ‘open source’, ‘copyleft’ or similar licenses that require as a condition of modification or distribution of software subject to such license(s) that [a] such software or other software combined or distributed with such software be disclosed or distributed in source code form, or [b] such software or other software combined or distributed with such software, and any related intellectual property,  be licensed on a royalty-free basis, including for the purposes of making additional copies or derivative works of such software.  This may adversely affect our ability to patent certain inventions or to license or distribute certain products – whether by open source license or other form of license or right – and may result in liability to unknown parties for infringement of their patents or other intellectual property rights.

In addition, we license third-party technologies that are incorporated into some elements of our services. Licenses of third-party technologies may not continue to be available to us at a reasonable cost, or at all.

The steps we have taken to protect our intellectual property rights may not be adequate. Third parties may infringe or misappropriate our proprietary rights. Competitors may also independently develop technologies that are substantially equivalent or superior to the technologies we employ in our services. Failure to protect our proprietary rights adequately could significantly harm our competitive position and operating results.

The software and technology industries are characterized by the existence of a large number of patents, copyrights, trademarks, and trade secrets and by frequent litigation based on allegations of infringement or other violations of intellectual property rights. As we face increasing competition, the possibility of intellectual property rights claims against us grows. Many of our partnership agreements require us to indemnify our customers for third-party intellectual property infringement claims, which would increase our costs as a result of defending those claims and might require that we pay damages if there were an adverse ruling in any such claims.

With respect to any intellectual property rights claim against us or our customers, we may have to pay damages or stop using technology found to be in violation of a third party’s rights. We may have to seek a license for the technology, which may not be available on reasonable terms, may significantly increase our operating expenses, or may require us to restrict our business activities in one or more respects. The technology also may not be available for license to us at all. As a result, we may be required to develop alternative non-infringing technology, which could require significant effort and expense.

Research and Development

During the quarter ended March 31, 2008, research and development expenses were $1.2 million (Unaudited) and consisted primarily of employee and employee related expenses. During the fiscal years ended December 31, 2006 and December 31, 2007, research and development expenses were $811 thousand and $2.0 million, respectively, and consisted primarily of employee and employee related expenses.

Employees

As of March 31, 2008, we had approximately 46 full-time employees and one part-time employee, from 16 full-time employees at March 31, 2007. We consider our employee relationships to be satisfactory.  From time to time, we also engage temporary employees and consultants. None of our employees are represented by a labor union with respect to his or her employment with us.

DESCRIPTION OF PROPERTY

Our corporate headquarters is located in San Mateo, California and comprises approximately 4,500 square feet of space leased through October 2009.  In addition, we maintain an office in Renton, Washington that comprises approximately 6,000 square feet of space leased through June 2010.  We believe that our existing properties are in good condition and are sufficient and suitable for the conduct of our business. As our existing leases expire and as we continue to expand our operations, we believe that suitable space will be available to us on commercially reasonable terms.

LEGAL PROCEEDINGS

In the course of business, we have been, and may continue to be, involved in various claims seeking monetary damages and other relief.  The amount of the ultimate liability, if any, from such claims cannot be determined.

In July 2008, Kaufman Bros. L.P. filed suit against us in the United States District Court for the Southern District of New York (case no. 08 CV 5716).  The complaint arises out of an advisory services agreement, pursuant to which Kaufman Bros. was to provide us with advisory services in connection with financings and strategic transactions.  We notified Kaufman Bros that we believed it had failed to provide the required services under the agreement, and that we were therefore entitled to terminate the agreement for cause.  In the suit, Kaufman Bros. is seeking (i) monetary damages of $400,000 for anticipatory breach of the agreement; (ii) $73,800 in fees allegedly owed in connection with a previously closed financing transaction; (iii) an injunction prohibiting us from cancelling any shares issued to Kaufman Bros. as compensation, (iv) a declaration from the court that we are not entitled to a refund of any fees previously paid to Kaufman Bros., and (v) a declaration that we are obligated to pay Kaufman Bros. a commission on any financing or transaction that we enter into within 18 months following the termination of the agreement.  On July 15, 2008, Kaufman Bros. voluntarily filed a notice of dismissal without prejudice.  We are currently trying to settle the matter out of court.  If the parties do not reach settlement, Kaufman Bros. could re-file the suit, in which case we would again defend the suit.

MANAGEMENT’S DISCUSSION AND
ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis is intended as a review of significant factors affecting our financial condition and results of operations for the periods indicated.  The discussion should be read in conjunction with our financial statements and the notes presented herein.   In addition to historical information, the following Management’s Discussion and Analysis of Financial Condition and Results of Operations contains forward-looking statements that involve risks and uncertainties. Our actual results could differ significantly from those anticipated in these forward-looking statements as a result of certain factors discussed in this prospectus.  See “Forward-Looking Statements,” above.

Overview

Business

We are a leading provider of software solutions that assist organizations to effectively use Web Applications to accomplish their goals.  We provide a revolutionary SaaS ecosystem for building, distributing, and using Web Applications, including a marketplace to deploy and support them; giving businesses choices in applications, hosting and support services to cost effectively accomplish their goals.

The Etelos Marketplace supports and encourages communities of developers, distributors, and consumers to expand their offerings, collaborate on new ideas and improvements, and provide scalable solutions using Web Applications available to others.

Our revenue has fallen from $104.8 thousand for the quarter ending March 31, 2007, to $23.6 thousand for the quarter ending March 31, 2008, while the cost of revenue increased from $54.8 thousand to $100.8 thousand, respectively, for the same periods.  As of March 31, 2008, we had over 5,000 active free and paying customers.

Recent Financings

As further discussed under “Liquidity and Capital Resources,” below, we believe our cash balance at March 31, 2008, plus the net proceeds from our April 2008 Private Placement, is sufficient to fund our operations through at least December 2008.  If cash reserves are not sufficient to sustain operations, we plan to raise additional capital by selling shares of capital stock or other debt or equity securities.  However, there are no commitments or arrangements for future financings in place at this time, and there can be no assurance that such capital will be available on favorable terms to us or at all.

Going Concern Issue

We remain dependent on outside sources of funding until our results of operations provide positive cash flows.  Our independent auditors issued a going concern qualification in their report dated April 22, 2008. With our current level of funding, substantial doubt exists about our ability to continue as a going concern.

During the years ended December 31, 2007 and 2006, and during the quarter ended March 31, 2008, we have been unable to generate cash flows sufficient to support our operations and have been dependent on debt and equity raised from qualified individual investors.  We experienced negative financial results as follows during the quarter ended March 31, 2008 and the years ended December 31, 2007 and 2006 (in thousands):

	March 31,	December 31.
	2008	2007	2006
	(Unaudited)
Net loss attributable to common shareholders	$(2,232)	$(3,956)	$(1,462)
Negative cash flow from operations	(2,254)	(3,060)	(1,002)
Working deficit	(4,908)	(3,483)	(2,099)
Stockholders’ deficit	(6,645)	(4,946)	(2,091)

These factors raise substantial doubt about our ability to continue as a going concern.  The financial statements contained herein do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should we be unable to continue in existence.  Our ability to continue as a going concern is dependent upon our ability to generate sufficient cash flows to meet our obligations on a timely basis, to obtain additional financing as may be required, and ultimately to attain profitable operations.  However, there is no assurance that profitable operations or sufficient cash flows will occur in the future.

We have supported current operations by raising additional operating cash through the private sale of our convertible debentures.  This has provided us with the cash inflows to continue our business plan, but has not resulted in significant improvement in our financial position. We are considering alternatives to address our cash flow situation that include: (i) raising capital through additional sale of our common stock and/or debentures and (ii) reducing cash operating expenses to levels that are in line with current revenues.

The first alternative could result in substantial dilution of existing stockholders. There can be no assurance that our current financial position can be improved, that we can raise additional working capital, or that we can achieve positive cash flows from operations. Our long-term viability as a going concern is dependent upon our ability to (i) locate sources of debt or equity funding to meet current commitments and near-term future requirements and (ii) achieve profitability and ultimately generate sufficient cash flow from operations to sustain our continuing operations.

Critical Accounting Policies Involving Management Estimates and Assumptions

Our discussion and analysis of our financial condition and results of operations is based on our financial statements.  In preparing our financial statements in conformity with accounting principles generally accepted in the United States, we must make a variety of estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses.  We have identified the following accounting policies that we believe require application of management’s most subjective judgments, often requiring the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods.

Allowance for Doubtful Accounts

We provide, when appropriate, an allowance for doubtful accounts to ensure that our trade receivables are not overstated due to un-collectibility. The collectibility of our accounts receivables is evaluated based on a variety of factors, including the length of time receivables are past due, indication of the customer’s willingness to pay, significant one-time events and historical experience.

Revenue Recognition

Revenues are recognized on licensing transactions and product sales using the criteria in Securities and Exchange Commission Staff Accounting Bulletin 104, "Revenue Recognition in Financial Statements" (SAB 104).  For revenue transactions that involve software or software related products, we recognize revenue under the guidance established by Statement of Position No. 97-2 “Software Revenue Recognition” (SOP 97-2).  Both SAB 104 and SOP 97-2 state that revenue must be recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the service has occurred, no significant company obligation with regard to implementation or integration exist, the fee is fixed or determinable and collectability is reasonably assured.  Arrangements for which the fees are not deemed reasonably assured for collection are recognized upon cash collection.

We provide Web Applications as a subscription service using the Software-as-a-service (SaaS) or software-on-demand business model.  Revenues from subscriptions are generally collected and recognized in the period invoiced.  However, should the subscription collected upon be for more than one period in advance, the revenue is deferred and recognized ralably over the number of excess periods reflected by the advance payment.

Internal Use Software

We capitalize internally developed software costs in accordance with the Statement of Position No. 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1). We also capitalize software development costs in accordance with SFAS NO. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (FAS 86) under which certain software development costs incurred subsequent to the establishment of the technological feasibility may be capitalized and amortized over the estimated useful life of the related products. The intangible asset costs, if any, are amortized on a straight-line basis over the estimated useful life of the software, once it is available for its intended use.

Our significant accounting policies are described in more detail in the notes to financial statements included elsewhere in this filing.  If actual results differ significantly from our estimates and projections, then there could be a material effect on our financial statements.  Please see “Note 4. Summary of Significant Accounting Policies” to our financial statements included herein.

Results of Operations

Fluctuations in Operating Results

We are in the early stages of our operations. Our results of operations are likely to fluctuate from period to period.  We anticipate that our quarterly and annual results of operations will be impacted for the foreseeable future by several factors, including the timing and volume of sales of our products.  Due to these factors, each of which will have a substantial impact on our future operations, we believe that the period-to-period comparisons of our operating results are not a good indication of our future performance.

Three Months Ended March 31, 2008 Compared with Three Months Ended March 31, 2007 (Unaudited)

Revenues

Revenues were $23.6 thousand and $104.8 thousand for quarters ending March 31, 2008 and 2007, respectively. Revenues decreased by $81.2 thousand, or 77.1 percent, in the three months ending March 31, 2008, compared to same period in 2007.  The decrease in revenues is due in part to reductions in revenues generated from the sale of newsletters and related hosting services.  In addition, as the quarter ending March 31, 2007, was the first quarter of our sales of our customer resource management product, we expected a spike of activity during that quarter, which was not repeated in the quarter ending March 31, 2008.

Cost of Revenue

Cost of revenue includes our costs of hardware, software and other resources used in delivery of our products and services. Cost of revenue was $100.8 thousand and $54.8 thousand for the quarters ending March 31, 2008 and 2007, respectively. Cost of revenue for the first quarter of 2008 increased by $46.0 thousand, or by 83.6 percent.  The increase in cost of revenue from 2007 to 2008 was primarily attributable to the increased costs of hosting and Internet band-width associated with the deployment of our products and services. Stated as a percentage of revenues, cost of revenue for the first quarter of 2008 was 420.8 percent and for the corresponding period of 2007 was 52.4 percent.

Operating Expenses

Research and Development.  Research and development expenses include primarily employee and employee related expenses. Research and development expenses were $1.2 million and $261.5 thousand for the quarters ending March 31, 2008 and 2007, respectively. Stated as a percentage of revenues, research and development expense for the corresponding periods was 5,000 percent and 249.5 percent, respectively.  Research and development expenses increased by $938.5 thousand or by 355.3 percent, in the first quarter of 2008 compared to the same period in 2007.  This increase was primarily due to additional hiring of engineers for research and development.

Sales and Marketing Expenses.  Sales and marketing expenses include payroll, employee benefits, and other headcount-related costs associated with sales and marketing personnel and travel, advertising, promotions, trade shows, seminars, and other programs. Sales and marketing expenses were $293.4 thousand and $72.0 thousand for the quarters ending March 31, 2008 and 2007, respectively. The $221.4 thousand, or 306.9 percent, increase in sales and marketing expense was due to increased hiring of sales and marketing personnel and increased focus on sales and marketing activities. Stated as a percentage of revenues, sales and marketing expense for the corresponding periods was 122.1 percent and 68.5 percent, respectively.

General and Administrative.  General and administrative expenses include payroll and related employee benefits, and other headcount-related costs associated with finance, facilities, legal and other administrative expenses. General and administrative expenses were $469.5 thousand and $45.4 thousand for the quarters ending March 31, 2008 and 2007, respectively. The $424.1 thousand, or 931.6 percent, increase in general and administrative expense was primarily attributable to increased hiring of accounting, administrative, legal and compliance personnel and greater use of consultants and temporary personnel as we worked to complete the reverse merger and prepare our infrastructure to support being a public company.  Stated as a percentage of revenues, general and administrative expense for the corresponding periods was 1,958.3 percent and 42.9 percent, respectively.

Interest Expense

Net interest expense was $198.8 thousand for the quarter ending March 31, 2008 compared to $40.4 thousand for the comparable period of 2007.  The increase in interest expense was primarily due to multiple rounds of convertible debt financing completed during 2007.  Interest is due and payable to holders of our 20% convertible notes and our September Notes, which interest has not been  paid.  The holders of all the 20% convertible notes and a majority of the September Notes have converted their notes.  We have received waivers from the holders of the September Notes that have not converted.

Net Loss

Our net loss was $2.2 million and $368.6 thousand for the quarters ending March 31, 2008 and 2007, respectively, an increase of $1.8 million, or 504.9 percent.  The increase in net loss from 2007 to 2008 was primarily due to decreased revenue and increased salaries and other employee-related costs incurred during a period of transition in which we were deeply involved in preparations for completing the reverse merger process.

Year Ended December 31, 2007 Compared with Year Ended December 31, 2006

Revenues

Revenues were $304 thousand and $316 thousand for fiscal 2007 and 2006, respectively. Revenues decreased by $12 thousand, or 3.8 percent, in fiscal 2007 compared to fiscal 2006. The decrease in fiscal 2007 revenue is due in part to our focus on fewer key products and the timing of release of those products.

Cost of Good Sold

Cost of good sold includes our costs of hardware, software, depreciation, and other resources used in delivery of our products and services. Cost of good sold were $315 thousand and $130 thousand for fiscal year 2007 and 2006, respectively. Cost of good sold for 2007 increased by $185 thousand, or by 142.3 percent.  The increase in cost of good sold from 2006 to 2007 was primarily attributable to the increased costs of hosting and Internet band-width associated with the deployment of our products and services. Stated as a percentage of revenues, cost of good sold for the corresponding periods was 103.6 percent and 41.1 percent, respectively.

Operating Expenses

Research and Development.  Research and development expenses include primarily employee and employee related expenses. Research and development expenses were $1,954 thousand and $811 thousand for fiscal year 2007 and 2006, respectively. Stated as a percentage of revenues, research and development expense for the corresponding periods was 642.8 percent and 256.6 percent, respectively.  Research and development expenses increased by $1,143 thousand, or by 140.9 percent, in fiscal 2007 compared to fiscal 2006.  This increase was primarily due to increased hiring of engineers for research and development.

Sales and Marketing Expenses.  Sales and marketing expenses include payroll, employee benefits, and other headcount-related costs associated with sales and marketing personnel and travel, advertising, promotions, trade shows, seminars, and other programs. Sales and marketing expenses were $812 thousand and $337 thousand for fiscal year 2007 and 2006, respectively. The $475 thousand, or 140.9 percent, increase in sales and marketing expense was due to increased hiring of sales and marketing personnel and greater focus on sales and marketing activities. Stated as a percentage of revenues, sales and marketing expense for the corresponding periods was 267.1 percent and 106.6 percent, respectively.

General and Administrative.  General and administrative expenses include payroll and related employee benefits, and other headcount-related costs associated with finance, facilities, and legal and other administrative fees. General and administrative expenses were $923 thousand and $383 thousand for fiscal year 2007 and 2006, respectively. The $540 thousand, or 141 percent, increase in general and administrative expense was primarily attributable to increased hiring of accounting, administrative, legal and compliance personnel and greater use of consultants and temporary personnel.  Stated as a percentage of revenues, general and administrative expense for the corresponding periods was 303.6 percent and 121.2 percent, respectively.

Other Income (Expense)

Interest Expense. Net interest expense was $362 thousand for 2007 compared to $97 thousand for 2006. The increase in interest expense was primarily due to multiple rounds of convertible debt financing during 2007.

Net Loss

Our net loss was $4.0 million and $1.5 million for fiscal year 2007 and 2006, respectively, an increase of $2.5 million, or 166.71 percent.  The percentage change in the net loss from 2006 to 2007 was primarily due to increased hiring and employee-related costs and decreased revenues in a period of transition for us.

Liquidity and Capital Resources

On March 31, 2008, we had $916.4 thousand in cash and cash equivalents, and prepaid expenses and other current assets of $311.0 thousand. Our working capital deficit at March 31, 2008 was $4.9 million, compared to a deficit of $3.9 million at March 31, 2007.  On December 31, 2007, we had $928 thousand in cash and cash equivalents, prepaid expenses of $21 thousand, and we had working capital deficit of $3.5 million.

Net cash used by operating activities during the quarter ended March 31, 2008 was $2.3 million, compared to $367.0 thousand during the quarter ended March 31, 2007. The primary use of cash from operating activities during the first quarter of 2008 was operating expenses of $2.0 million.

Net cash provided by financing activities for first quarter of 2008 was $2.3 million, primarily from the issuance of notes.  During the quarter ended March 31, 2008, we closed our January 2008 Private Placement further discussed in “Note 7 – Convertible Debt and Warrant Liability.”

We believe our cash balance, including the net proceeds from our April 2008 Private Placement, is sufficient to fund our operations through at least December 2008.  If cash reserves and our credit facility are not sufficient to sustain operations, then we plan to raise additional capital by selling shares of our capital stock or other securities.  However, there are no commitments or arrangements for future financings in place at this time and we can give no assurance that such capital will be available on favorable terms, or at all.  We may need additional financing thereafter until we can achieve profitability.  If we cannot, then we will be forced to curtail our operations or possibly be forced to evaluate a sale or liquidation of our assets.  Even if we are successful in raising additional funds, there is no assurance regarding the terms of any additional investment.  Any future financing may involve substantial dilution to existing investors.

Commitments and Contingencies

September 2007 Notes

Our September 2007 notes were issued as part of a private placement that was completed during August and September 2007.  In that private placement we issued a total of approximately $3.3 million of 6% convertible notes at an original issue discount of 10% with warrants to purchase 1,008,000 shares of common stock with an exercise price of $1.20 per share. In connection with the merger that closed on April 22, 2008, $1.4 million of these notes were converted at $0.75 per share. At the time of the merger, 974,667 of the warrants had been exercised and the remaining 33,333 warrants expired by their terms upon closing the merger.

Under the terms of the remaining $1.9 million of the notes that were not converted, principal is payable beginning on September 1, 2008, and the last day of each calendar quarter thereafter, and interest is payable beginning February 1, 2008.  On June 15, 2008, the holders of these notes agreed to either convert the accrued interest to shares of common stock at a rate of one share for each $1.35 of interest owed or to add the accrued interest to the principal, and to waive any default arising out of our failure to pay the accrued and unpaid interest through June 15, 2008.

The principal payment amounts remaining on our September 2007 notes are scheduled to be paid as follows:

Date	September 2007 Notes
9/1/2008	$478
9/30/2008	$479
12/31/2008	$478
3/31/2009	$543
$1,978

Assuming principal payments are made in accordance with the schedule set forth above, the amount of interest to be paid through the March 31, 2009, maturity date is $55.9 thousand with respect to our September 2007 notes, or on average, $3.1 thousand per month.

January Debentures

In January 2008, we issued our January debentures with an aggregate principal amount of $2.0 million.  As of July 28, 2008, the entire principal amount ($2.0 million) is outstanding and no payments of principal or interest have become due or paid.  Under the terms of these debentures, we are to begin making monthly redemption payments upon the earlier of (i) the 1st of the month that follows the effective date of the registration statement of which this prospectus is a part, and (ii) November 1, 2008.  The maturity date of these debentures is January 31, 2010.  The total monthly principal payment amounts on our January debentures are scheduled to be paid as follows, assuming such payments begin on September 1, 2008:

Monthly Principal Payment Amount

Date	January Debentures
9/1/2008	$111,111
10/1/2008	$111,111
11/1/2008	$111,111
12/1/2008	$111,111
1/1/2009	$111,111
2/1/2009	$111,111
3/1/2009	$111,111
4/1/2009	$111,111
5/1/2009	$111,111
6/1/2009	$111,111
7/1/2009	$111,111
8/1/2009	$111,111
9/1/2009	$111,111
10/1/2009	$111,111
11/1/2009	$111,111
12/1/09	$111,111
1/1/2010	$111,111
1/31/2010	$111,113
$2,000,000

Assuming monthly principal payments are made in accordance with the schedule set forth above, the amount of interest to be paid through the January 31, 2010 maturity date is $155 thousand with respect to our January debentures, or on average, $8.6 thousand per month.

April Debentures

In April 2008, we issued our April debentures with an aggregate principal amount of $3.5 million. Under the terms of these debentures, we are to begin making monthly redemption payments upon the earlier (i) the 1st of the month that follows the effective date of the registration statement of which this prospectus is a part, and (ii) November 1, 2008.  The maturity date of these debentures is April 30, 2010.  The aggregate face value of our outstanding debentures is $3.5 million at July 28, 2008.  The total monthly principal payment amounts on our April debentures are scheduled to be paid as follows, assuming such payments begin on November 1, 2008:

Monthly Principal Payment Amount

Date	April Debentures
11/1/2008	$194,444
12/1/2008	$194,444
1/1/2009	$194,444
2/1/2009	$194,445
3/1/2009	$194,444
4/1/2009	$194,445
5/1/2009	$194,444
6/1/2009	$194,445
7/1/2009	$194,444
8/1/2009	$194,445
9/1/2009	$194,444
10/1/2009	$194,445
11/1/2009	$194,444
12/1/09	$194,445
1/1/2010	$194,444
2/1/2010	$194,445
3/1/2010	$194,444
4/1/2010	$194,445
$3,500,000

Assuming monthly principal payments are made in accordance with the schedule set forth above, the amount of interest to be paid through the April 30, 2010 maturity date is $255 thousand with respect to our April debentures, or on average, $14.2 thousand per month.

We have the right to pay interest and monthly principal payments due in respect of our January and April debentures in cash, or upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (currently $1.35) or 85 percent of the average of the VWAP per share for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.  On the other hand, if the holders voluntarily elect to convert all or a portion of the debentures into common stock, then the conversion price will be the then-effective conversion price.  The conversion of these debentures could result in substantial dilution to our existing stockholders.

The equity conditions that we must meet include having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debenture, and having the daily dollar trading volume for our common stock exceed $250,000 for each of the 20 consecutive trading days before the date in question.  We do not currently meet these equity conditions and it may prove difficult for us to meet them.

Subject to compliance with certain equity conditions, and subject also to the applicable cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we have the right to force conversion of the entire amount of principal and accrued interest of the debentures if the average of the VWAP for our common stock exceeds $3.39 for 20 trading days out of a consecutive 30 trading day period.  If the price of our common stock is below $3.39 per share but is substantially above $1.35 per share, then we anticipate that the holders of these debentures will elect to convert monthly payments of interest and principal into shares of common stock rather than receive cash.  If the price of our common stock is below $1.35, the current conversion price, then we intend to make principal and interest payments in cash to the extent that our cash flows from operations provide sufficient ability to do so.

If our cash flows from operations are not sufficient to make principal and interest payments in cash, then we will evaluate other equity financing opportunities, the proceeds of which could be used to repay the debentures.  If we are unable to pay the principal and interest in cash, or elect not to do so to preserve working capital, then we will make the payments with our common stock pursuant to the terms of the agreements including a conversion price based on the lower of the then effective conversion price or 85 percent of the average of the VWAP per share for our common stock for the 10 consecutive trading days

If we are unable to make all payments, whether in cash or stock, due on our September 2007 notes and our January and April debentures, we would be in default under such securities.  The holders of such securities would be entitled to demand that all amounts due thereunder be immediately paid in cash, and with respect to our January and April debentures, the holders would have the right to demand that we pay 130 percent of the outstanding principal amount and the interest rate accrues at a rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.  In addition, the holders of our January and April debentures would have the right to foreclose on all of our assets pursuant to the terms of the security agreement we entered into with such holders and they would have the right to take possession of our assets and operate our business.

Operating and Capital Leases

We have non-cancelable leases for corporate facilities and equipment.  Rent expense under the leases totaled $66.1 thousand and $24.2 thousand for the quarters ending March 31, 2008 and 2007, respectively.  Future minimum rental payments required under non-cancelable leases are as follows for the 12 months ending March 31:

	Operating Leases	Capital Leases
	(Unaudited)	(Unaudited)
2009	$235	25,895
2010	97	17,417
2011	48	13,286
2012	—	12,179
Total minimum lease payments	$380	$68,777
Less amount representing interest		20,184
Present value of minimum lease payments		48,593
Less current portion		16,931
Total long term portion		$31,662

Recent Financings

September 2007, January 2008 and April 2008 Private Placements

The table below provides the following information relative to our September 2007, January 2008 and April 2008 Private Placements: (i) the gross proceeds to us from the private placements (ii) each payment we made or may be required to make to the investors, any affiliate of the investors or any person with whom the investors have a contractual relationship regarding the private placement (other than principal payments we will be required to make under the terms of the debentures issued in the private placements, which are discussed below), and (iii) the net proceeds to us from the private placement (dollar amounts in thousands).

The table includes liquidated damages that we may be required to pay in respect of our January and April debentures.  Pursuant to the registration rights agreement we entered into in connection with the sale of our January and April debentures, if the registration statement of which this prospectus is a part is not declared effective by August 8, 2008, or if we fail to maintain the registration statement effective until the holders can sell the underlying common stock without volume restrictions under Rule 144 of the Securities Act, we are required to pay to each investor, as partial liquidated damages, cash equal to 1.0 percent of the aggregate purchase price paid by such investor for the securities purchased in the financing and then held by such investor, and must pay to such investor 1.0 percent for each subsequent 30-day period that the default remains uncured, up to a maximum aggregate liquidated damages amount of 10 percent of the aggregate purchase price paid by such investor in our January 2008 Private Placement and April 2008 Private Placement.  For purposes of this table, we assume that we are required to pay the maximum amount of liquidated damages ($550,000).  The amount of actual liquidated damages we may be obligated to pay may be less than this amount if we meet our obligations under the registration rights agreement discussed above regarding the effectiveness of the registration statement.

Investor Name	September 2007 Private Placement	January 2008 Private Placement	April 2008 Private Placement

Enable Growth Partners LP	$340	1,000	3,000
Enable Opportunity Partners LP	40	—	—
Pierce Diversified Strategy Master Fund LLC, Ena	20	—	—
Hudson Bay Fund LP	—	470	—
Hudson Bay Overseas Fund LTD.	—	530	500
Gross proceeds	$400	2,000	3,500

Less fees and expenses:
Interest payments	(32)	(155)	(255)
Payment to Kaufman Bros., L.P. and investor relations firm (1)	(20)	(85)	(149)
Liquidated Damages	—	(200)	(350)
Payment of legal fees incurred by the investor	—	(10)	—
	$(52)	(450)	(754)

Net proceeds	$348	1,550	2,746

(1) Kaufman Bros. acted as our advisors.

The following table sets forth the (i) gross proceeds we received from each investor in our September 2007 Private Placement and (ii) amount of payments that we may be required to make under the terms of our September 2007 notes (dollar amounts in thousands). Our September 2007 notes were issued at a 10 percent original issue discount. Accordingly, the gross proceeds received was 10 percent less than the amount of principal we must repay.

	Gross	Payments through December 31, 2008			Payments from January 1, 2009 through March 31, 2009
Investor Name	Proceeds	Principal	Interest	Total (1)	Principal	Interest	Total (2)
Enable Growth Partners LP	340	280	26	306	110	2	112
Enable Opportunity Partners LP	40	33	3	36	13	—	13
Pierce Diversified Strategy Master Fund LLC, Ena	20	17	2	19	6	—	6
Totals	$400	$330	$31	$361	$129	$2	$131

(1) Averages to $32.8 thousand per month from February 1, 2008 (the first date on which any payment is due), through December 31, 2008.

(2) Averages to $43.7 thousand per month from January 1, 2009, through March 31, 2009, the maturity date.

The conversion price for our September 2007 notes is currently $0.75.  Assuming that we pay all future principal and interest payments in cash on their respective due dates, the total principal and interest payments for our September 2007 notes aggregate to $492 thousand over their terms.  We received net proceeds of $348 thousand after expenses of $52 thousand from our September 2007 Private Placement.  The ratio of (i) the total amount of payments over the term of the debentures to (ii) net proceeds is 141.4 percent.

The following table sets forth the (i) gross proceeds we received from each investor in our January 2008 and April 2008 Private Placement and (ii) amount of payments that we may be required to make under the terms of our January and April debentures assuming all such payments are made in cash when due and monthly redemption payments begin September 1, 2008 (dollar amounts in thousands).

	Gross	Payments through December 31, 2008			Payments from January 1, 2009 through April 30, 2010
Investor Name	Proceeds	Principal	Interest	Total (1)	Principal	Interest	Total (2)
Enable Growth Partners LP	$4,000	$556	$154	$710	$3,444	$142	$3,586
Hudson Bay Fund LP	$470	$104	$23	$127	$366	$14	$380
Hudson Bay Overseas Fund LTD	$1,030	$173	$43	$216	$857	$34	$891
	$5,500	$833	$220	$1,053	$4,667	$190	$4,857

(1) Averages to $263 thousand per month from September 1, 2008, through December 31, 2008.

(2) Averages to $304 thousand per month from January 1, 2009, through April 30, 2010.

The conversion price for the debentures is currently $1.35.  Assuming that we pay all future principal and interest payments in cash on their respective due dates, the total principal and interest payments for such debentures aggregate to $5.9 million over their respective terms.  We received net proceeds after expenses of $4.8 million from our January 2008 and April 2008 Private Placements.  The ratio of (i) the total amount of payments over the term of the debentures to (ii) net proceeds is 122.0 percent.

With respect to our September 2007 notes, we must pay interest and principal payments in cash.  However, the holders may voluntarily elect to convert all or a portion of the notes into common stock at a conversion price of $0.75.  Our common stock closed at $7.24 on July 28, 2008. Accordingly we would expect the selling stockholders to demand payment in stock. If the price of our common stock were to fall to a level below the conversion price, we intend to make principal and interest payments in cash to the extent that our cash flows from operations provide sufficient ability to do so. If our cash flow from operations is insufficient to support payment in cash, we will attempt to raise additional capital through the sale of additional debt or equity securities; however, no arrangement exists for such financing at this time, and no assurances can be given that such financing will be available to us.  If we are unable to pay the principal and interest in cash, we intend to negotiate with the holders to accept payment in shares of our common stock, but no such agreement or arrangement exists at this time.

The following table sets forth the total possible profit the selling stockholders could realize as a result of the conversion discount for the shares of common stock underlying our September 2007 notes.  The conversion price does not adjust in relation to our stock price. For purposes of this disclosure, we assume that all principal will be converted into shares of our common stock and these notes will be outstanding for their entire term.

In the following table the column entitled:

•                  “Market Price” reflects the fair market value per share of our common stock on the date we issued the note.

•                  “Conversion Price” reflects the conversion price of the note.

•                  “Shares” reflects the number of shares issuable upon conversion of the note.

•                  “Combined Market Price” reflects the total dollar amount of the fair market value of our common stock calculated by multiplying the “Shares” amount by the “Market Price” dollar amount.

•                  “Combined Conversion Price” reflects the total dollar amount the selling stockholder will incur to convert the note, which is the product of the “Shares” amount multiplied by the “Conversion Price” dollar amount.

•                  “Discount to the Market Price” reflects the discount the selling stockholder may realize upon conversion of the note.

September 2007 Private Placement

Selling Stockholder	Market Price ($)	Conversion Price ($)	Shares	Combined Market Price ($000)	Combined Conversion Price ($000)	Discount to the Market Price ($000)
Enable Growth Partners LP	0.75	0.75	498,667	374	374	0
Enable Opportunity Partners LP	0.75	0.75	58,667	44	44	0
Pierce Diversified Strategy Master Fund LLC, ena	0.75	0.75	29,333	22	22	0

With respect to our January and April debentures, we have the option of making payments through cash or shares of our common stock, provided that we have met certain equity conditions. The equity conditions that we must meet include having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debenture, and having the daily dollar trading volume for our common stock exceed $250,000 for each of the 20 consecutive trading days before the date in question.  We do not currently meet these equity conditions and it may prove difficult for us to meet them. If we make payments in stock, the stock is valued at the lesser of (i) the conversion price which is currently $1.35 or (ii) 85% of the volume weighted average price at which the stock has sold for the prior 10 days. In addition, the selling shareholders can demand that we pay them in stock at the conversion price. Our common stock closed at $7.24 on July 28, 2008. Accordingly we would expect the selling shareholders to demand payment in stock. If the price of our common stock were to fall to a level below the conversion price, we intend to make principal and interest payments in cash to the extent that our cash flows from operations provide sufficient ability to do so.  If our cash flow from operations is insufficient to support payment in cash, we will attempt to raise additional capital through the sale of additional debt or equity securities; however, no arrangement exists for such financing at this time, and no assurances can be given that such financing will be available to us.  If we are unable to pay the principal and interest in cash, we will make the payments in our common stock pursuant to the terms of the agreements. If we are unable to make all payments, whether in cash or stock, due on our September 2007 notes and our January and April debentures, we would be in default under such securities.  The holders of such securities would be entitled to demand that all amounts due thereunder be immediately paid in cash, and with respect to our January and April debentures, the holders would have the right to demand that we pay 130 percent of the outstanding principal amount and the interest rate accrues at a rate equal to the lesser of 18% per annum or the maximum rate permitted under applicable law.  In addition, the holders of our January and April debentures would have the right to foreclose on all of our assets pursuant to the terms of the security agreement we entered into with such holders and they would have the right to take possession of our assets and operate our business.

The following tables set forth the total possible profit the selling stockholders could realize as a result of the conversion or exercise discount for the shares of common stock underlying the debentures and warrants we issued in our January 2008 and April 2008 Private Placements. Only the conversion price of the debentures adjusts in relation to our stock price at the time of conversion. The exercise price of the warrants remains the same regardless of our stock price at the time of exercise. For purposes of this disclosure, we calculated the possible discount under two scenarios with respect to the debentures: (1) assuming the conversion price at the time of conversion remains at the initial conversion price of $1.35, which it currently is; and (2) assuming the conversion price is adjusted to reflect a VWAP for our common stock of $0.50 for each of the 10 consecutive trading days immediately before the conversion date. We chose $0.50 because it is the lowest trading price of our common stock since its first trading date on April 29, 2008. In each case, we assume that all principal as to the debentures will be converted into shares of our common stock and the debentures will be outstanding for their entire term.

In the following tables the column entitled:

•                  “Market Price” reflects the fair market value per share of our common stock on the date we issued the convertible debentures and warrants in question.

•                  “Debentures-Conversion Price” reflects the conversion price of the debenture on the date the debenture was issued.

•                  “Debentures-Shares” reflects the number of shares issuable upon conversion of the debenture under the given scenario.

•                  “Warrants-Exercise Price” reflects the exercise price of the warrant on the date the warrant was issued.

•                  “Warrants-Shares” reflects the number of shares issuable upon exercise of the warrant (the exercise price does not adjust relative to the price per share of our common stock at the time of exercise);

•                  “Total Shares” reflects the total number of shares of our common stock issuable upon conversion and exercise of the debenture and warrant under the given scenario.

•                  “Combined Market Price” reflects the total dollar amount of the fair market value of our common stock calculated by multiplying the “Total Shares” amount by the “Market Price” dollar amount.

•                  “Combined Conversion/Exercise Price” reflects the total dollar amount the selling stockholder will incur to convert the debentures and warrants calculated by adding together the (i) product of the “Debenture-Shares” amount by the “Conversion Price” dollar amount and (ii) the product of the “Warrant-Shares” amount by the “Exercise Price” dollar amount.

•      “Discount/(Premium) to the Market Price” reflects the discount or premium, as the case may be, the selling stockholder may realize upon conversion and exercise of the debentures and warrants under the given scenario.

January 2008 Private Placement

Assuming the Conversion Price of the Debentures Remains at the Initial Conversion Price of $1.35 at the Time of Conversion of the Debentures

		Debentures		Warrants			Combined	Combined Conversion/	Discount /(Premium) to the
Selling Stockholder	Market Price ($)	Conversion Price ($)	Shares	Exercise Price ($)	Shares	Total Shares	Market Price ($000)	Exercise Price ($000)	Market Price ($000)
Enable Growth Partners LP	1.35	1.35	740,741	1.80	111,111	851,852	1,150	1,200	(50)
Hudson Bay Fund LP	1.35	1.35	348,148	1.80	52,222	400,370	540	564	(24)
Hudson Bay Overseas Fund LTD	1.35	1.35	392,593	1.80	58,889	451,482	610	636	(26)

January 2008 Private Placement

Assuming an Adjusted Conversion Price Reflecting a VWAP of $0.50 at the Time of Conversion of the Debentures

		Debentures		Warrants			Combined	Combined Conversion/	Discount /(Premium) to the
Selling Stockholder	Market Price ($)	Conversion Price ($)	Shares	Exercise Price ($)	Shares	Total Shares	Market Price ($000)	Exercise Price ($000)	Market Price ($000)
Enable Growth Partners LP	1.35	0.425	2,352,941	1.80	111,111	2,464,052	3,326	1,200	2,126
Hudson Bay Fund LP	1.35	0.425	1,105,882	1.80	52,222	1,158,104	1,563	564	999
Hudson Bay Overseas Fund LTD	1.35	0.425	1,247,059	1.80	58,889	1,305,948	1,763	636	1,127

April 2008 Private Placement

Assuming the Conversion Price of the Debentures Remains at the Initial Conversion Price of $1.35 at the Time of Conversion of the Debentures

		Debentures		Warrants			Combined	Combined Conversion/	Discount /(Premium) to the
Selling Stockholder	Market Price ($)	Conversion Price ($)	Shares	Exercise Price ($)	Shares	Total Shares	Market Price ($000)	Exercise Price ($000)	Market Price ($000)
Enable Growth Partners LP	1.35	1.35	2,222,222	1.80	333,333	2,555,555	3,450	3,600	(150)
Hudson Bay Overseas Fund LTD	1.35	1.35	370,370	1.80	55,556	425,926	575	600	(25)

April 2008 Private Placement

Assuming an Adjusted Conversion Price Reflecting a VWAP of $0.50 at the Time of Conversion of the Debentures

		Debentures		Warrants			Combined	Combined Conversion/	Discount /(Premium) to the
Selling Stockholder	Market Price ($)	Conversion Price ($)	Shares	Exercise Price ($)	Shares	Total Shares	Market Price ($000)	Exercise Price ($000)	Market Price ($000)
Enable Growth Partners LP	1.35	0.425	7,058,824	1.80	333,333	7,392,157	9,979	3,600	6,379
Hudson Bay Overseas Fund LTD	1.35	0.425	1,176,471	1.80	55,556	1,232,027	1,663	600	1,063

The following tables set forth the total possible profit the selling stockholders, or their affiliates, could realize as a result of the conversion or exercise discount for the shares of common stock underlying other securities held by the selling stockholders or their affiliates, but which are not being offered for re-sale hereunder. These securities include the convertible notes acquired in August 2007 by each of Enable Growth Partners LP, Enable Opportunity Partners LP and Pierce Diversified Strategy Master Fund LLC, ena, which are convertible at the option of the holder at a conversion price of $0.75, similar to the September 2007 notes discussed above.

August 2007 Notes

Selling Stockholder	Market Price ($)	Conversion Price ($)	Shares	Combined Market Price ($000)	Combined Conversion Price ($000)	Discount /(Premium) to the Market Price ($000)
Enable Growth Partners LP	0.75	0.75	1,041,333	781	781	0
Enable Opportunity Partners LP	0.75	0.75	117,333	88	88	0
Pierce Diversified Strategy Master Fund LLC, ena	0.75	0.75	73,333	55	55	0

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as of the year ended December 31, 2007 or for the quarter ended March 31, 2008, nor do we have any as of July 28, 2008.

Recent Accounting Pronouncements

In June 2006, the FASB issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes” (FIN 48), which supplements Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes”, by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 requires the tax effect of a position to be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, no benefits of the position are recognized. If the tax position is considered more likely than not to be sustained, the amount to record is measured at the largest amount of benefit that is grater than 50 percent likely of being realized upon ultimate settlement. This is a different standard for recognition than was previously required. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment is recorded directly to opening retained earnings in the period of adoption and reported as a change in accounting principle. We adopted FIN 48 starting January 1, 2007. The adoption of FIN 48 did not have a material effect on our financial statements.

In September 2006, the SEC published Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). The interpretations in SAB 108 are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice to build up improper amounts on the balance sheet. This guidance applies to fiscal years ending after November 15, 2006 and early application in interim periods is encouraged. The adoption of SAB 108 did not have an effect on our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (FAS 157) which defines fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. We are currently evaluating the impact of FAS 157, but do not expect the adoption of FAS 157 to have a material impact on our financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (FAS 159) which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of FAS 159 to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (FAS 141R). FAS 141R requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired, FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. We have not yet determined the effect on our financial statements, if any, upon adoption of FAS 141R.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling interests in Consolidated Financial Statements,” an amendment of ARB No. 51 (FAS 160). FAS 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. FAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We have not yet determined the effect on our financial statements, if any, upon adoption of FAS 160.

MANAGEMENT

Our directors are elected by our stockholders to a term of one year and to serve until his or her successor is duly elected and qualified, or until his death, resignation or removal. Each of our officers is appointed by our board of directors to a term of one year and serves until his successor is duly elected and qualified, or until his death, resignation or removal from office.

Our bylaws provide that the number of directors which shall constitute our whole board of directors shall not be less than one or more than nine.  The number of directors is determined by resolution of our board of directors or by our stockholders at our annual meeting.  Our current board of directors consists of four directors.

The following table sets forth certain information regarding our executive officers and directors as of July 28, 2008:

Name	Position	Age
Daniel J. A. Kolke	Chairman and Vice President and Chief Technology Officer	37
Jeffrey L. Garon	Director, President and Chief Executive Officer	47
Ronald A. Rudy	Director	66
Gregory Ruff	Director	54

Daniel J. A. Kolke.

Mr. Kolke founded Etelos, Incorporated in May 1999.  It is his vision and energy as the key architect that has driven development of the Etelos Ecosystem.  Currently, Mr. Kolke is chairman of our board of directors and our vice president and chief technology officer.

Jeffrey L. Garon.

Jeffrey L. Garon joined us in August 2007 and currently serves on our board of directors and as our president and chief executive officer.  Before joining us, from September 2006 until August 2007, Mr. Garon was Managing Director of investment banking responsible for all West Coast activities at Kaufman Bros., L.P.  From February 2005 until October 2006, Mr. Garon served as vice president and chief financial officer of Tripath.  From March 1998 to March 2004 he served as vice president of finance and administration and chief financial officer of, and subsequently as a consultant to, Silicon Storage Technology, Inc.; and from February 1994 to March 1998, as president of The Garon Financial Group, Inc., a Silicon Valley venture capital and venture consulting firm; and from March 1993 to February 1994 as vice president and chief financial officer of Monster Cable Products, Inc. He is a graduate of California State University, Northridge and has an MBA in International Finance from Loyola Marymount University.

Ronald A. Rudy.

Ronald A. Rudy has been an independent investor and consultant to the mortgage industry since September, 2005; he has served on the board of directors since March 1, 2006. He founded Portland Mortgage Company in 1983 and served as its president and chief executive officer after it was acquired in 2004, until September 2005. Portland Mortgage Company was the largest independent Mortgage Banking Company in Oregon and Southwest Washington.

Mr. Rudy served as president of the Oregon Mortgage Bankers Association in 1989 and as president of Oregon Executives in 2003. Mr. Rudy served on the Board of Governors for The Mortgage Bankers Association from 1996-2003 and on the National Board of Directors of The Mortgage Bankers Association in 2003-2004. He also was president of the Portland Guadalajara Sisters Association in 2000 and a member of its board of directors from 1996-2001.

Gregory Ruff.

Gregory Ruff is the founder of White Space Strategy, a consulting firm founded in 2007 to focus on innovation and new market creation; his book, “White Space” will be published mid 2008. He has served on the board of directors since March 1, 2006.  From 1996 until 2007, he was the principal of G.L. Ruff & Company, a market change focused strategy-consulting firm based in San Francisco and affiliated with Geoffrey Moore’s Chasm Group.

Mr. Ruff has been consulting to high tech companies since 1987 when he joined Booz, Allen and Hamilton as an engagement manager following a 13-year career in sales, marketing and management at Hewlett Packard. At Booz Allen, Mr. Ruff consulted to industry leaders in companies ranging from American Express to IBM and led teams that restructured markets and companies. In 1990, Mr. Ruff joined Regis McKenna Inc. to develop a new Market Strategy Consulting Practice and later became managing partner at Regis McKenna Inc.

There are no family relationships among our directors or executive officers. To our knowledge, none of our directors and executive officers has been involved in any of the following proceeding during the past five years: (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a crimina proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or (iv) being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

EXECUTIVE COMPENSATION

The Summary Compensation Table below summarizes the total compensation paid or earned by each of our named executive officers during the years ended December 31, 2007 and 2006.  Throughout this prospectus, the individuals included in the Summary Compensation Table set forth below, are referred to as the “named executive officers.”

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (4) ($)	Option Awards (5) ($)	All Other Compensation ($)	Total ($)
Jeffrey L. Garon (1)	2007	67,813	0	121,550	0	0	189,363
Chief Executive Officer	2006	0	0	0	0	0	0

Daniel J.A. Kolke (2)	2007	127,158	0	0	182,100	0	309,256
Chief Technology Officer	2006	104,000	0	0	0	0	104,000

Ahmad Baitalmal (3)	2007	138,065	0	0	1,879	0	139,944
Chief Technology Officer	2006	70,633	0	0	0	0	70,633

(1) Mr. Garon was appointed as president and chief executive officer in August 2007.

(2) Mr. Kolke served as our chief executive officer until Mr. Garon took such office in August 2007, Mr. Kolke currently serves as vice president and chief technology officer.

(3) Mr. Baitalmal served as our chief technology officer until Mr. Kolke took such office in August 2007. Mr. Baitalmal currently serves as our chief product architect.

(4) This represents the fair market value, as determined by independent appraisal, of 2,383,333 shares issued to Mr. Garon pursuant to his employment agreement.

(5) Represents the amount recognized for financial statement reporting purposes in respect of outstanding option awards in accordance with SFAS 123(R). The assumptions made in valuing option awards reported in this column are discussed in Note 4, “Summary of Business and Significant Accounting Policies” under “Stock-Based Compensation” and Note 7, “Accounting for Share-Based Compensation” to our financial statements included in this prospectus.

Under the terms of the agreement between us and Mr. Garon regarding his employment as our chief executive officer, Mr. Garon is entitled to receive base salary in the amount of $175,000 payable in accordance with our payroll policies. In addition, in connection with his employment, on August 11, 2007, we issued Mr. Garon a restricted stock award of 2,383,333 shares of common stock, of which 595,833 shares vested upon grant, another 595,833 shares vest on August 11, 2008 and the balance vests ratably during the 24 month period following August 11, 2008. If Mr. Garon’s employment with us is terminated for any reason, the unvested portion of the restricted stock award is forfeited.

Under the terms of the agreement between us and Mr. Kolke regarding his employment as our chief technology officer, Mr. Kolke is entitled to receive base salary in the amount of $175,000 payable in accordance with our payroll policies. In addition, in connection with his employment, on August 11, 2007, we granted Mr. Kolke an option to purchase up to 3,433,333 shares of common stock at an exercise price of $0.51 per share, of which 858,333 options vested upon grant, 858,333 options vest on August 11, 2008, and the balance vest ratably during the 24 months following August 11, 2008. If not exercised, the option expires on August 11, 2017.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of December 31, 2007:

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options exercisable (1)	Number of Securities Underlying Unexercised Options unexercisable (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Jeffrey L. Garon	—	—	—	—	—	1,787,500	91,163	—	—
Daniel J.A.Kolke	1,144,445	2,288,889	—	0.51	08-11-2017	—	—	—	—
Ahmad Baitalmal	366	—	—	10.50	09-27-2010	—	—	—	—
Ahmad Baitalmal	633	—	—	10.50	05-01-2010	—	—	—	—
Ahmad Baitalmal	—	11,667	—	0.51	11-07-2017	—	—	—	—

(1) Consists of (i) the vested portion of options granted to Mr. Kolke pursuant to his employment agreement, and (ii) fully-vested options issued to Mr. Baitalmal.

(2) Consists of the unvested portion of (i) options issued to Mr. Kolke pursuant to his employment agreement, which vest over 36 months from August 2007, and (ii) options issued to Mr. Baitalmal which vest over 48 months from November 7, 2007.

(3) Consists of shares issued to Mr. Garon subject to repurchase by us pursuant to his employment agreement, which vest over 36 months from August 2007.

Director Compensation

During the fiscal year ended December 31, 2007, directors (except for Jeffrey L. Garon, for the period of his service as a director from August 2007 though December 2007) were paid $1,000 per month for attending regular and special meetings of our board of directors.  The table below sets forth the compensation the member of our board of directors received during the fiscal year ended December 31, 2007.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)	All Other Compensation (1) ($)	Total ($)
Jeffrey L. Garon	0	0	0	0
Daniel J.A. Kolke	12,000	0	0	12,000
Ronald A. Rudy	12,000	0	0	12,000
Gregory Ruff	12,000	0	42,574	56,574
Ahmad Baitalmal (2)	8,000	0	0	8,000
Michael Wise (3)	11,000	0	0	11,000

(1) Payment for consulting services performed for us by Mr. Ruff and related expenses.

(2) Mr. Baitalmal resigned from our board of directors in August 2007.

(3) Mr. Wise resigned from our board of directors in December 2007.

On March 5, 2008, our board of directors adopted a board compensation plan providing for (a) existing non-executive board members to receive options to acquire up to 10,000 shares of our common stock at an exercise price of $1.20 per share, which vest as to 50 percent on the 12 month anniversary of the date of grant and the remaining 50 percent on the 24 month anniversary of the date of grant; (b) new non-executive board members to receive options to acquire up to 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which vest as to 50 percent on the 12 month anniversary of the date of grant and the remaining 50 percent on the 24 month anniversary of the date of grant; (c) all re-elected board members to receive, upon their re-election, options to acquire up to 10,000 shares of our common stock at an exercise price equal to the fair market value of our common stock on the date of grant, which vest as to 100 percent on the 12 month anniversary of the date of grant; and (d) a quarterly payment of $1.5 thousand to each non-executive member of the board for their expenses in connection with attendance at quarterly board meetings and periodic board committee meetings.

We plan to enter into indemnification agreements with each of our directors (and our executive officers) on terms that we believe are reasonable and customary and comparable to those entered into by other publicly traded companies in the United States.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Related Transactions.  We previously entered into a series of loan transactions with the parents and two brothers of our chairman and chief technology officer, Mr. Daniel J.A. Kolke.  In connection with settlement of these loans, we issued three unsecured promissory notes in the aggregate principal amount of $815.8 thousand which will become secured by certain of our presently unidentified assets if and when Mr. Kolke is no longer neither an employee nor a member of our board of directors.

Parent Companies.  We do not have a parent company.

Director Independence.  Our board of directors currently consists of four members, Daniel J. A. Kolke, Jeffrey L. Garon, Ronald A. Rudy and Gregory Ruff.  Messrs. Rudy and Ruff are considered independent under the definition of independence established by The Nasdaq Stock Market.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of July 28, 2008, by (i) any person or group owning more than 5 percent of our common stock, (ii) each director, (iii) each of our named executive officers, and (iv) all named executive officers and directors as a group.  As of July 28, 2008, we had 22,852,368 shares of common stock issued and outstanding.  Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the SEC under the Exchange Act and includes shares which can be acquired within 60 days through exercise or conversion of a security.  Unless otherwise stated, each beneficial owner has sole power to vote and dispose of the shares and the address of such person is c/o Etelos, Inc., 1900 O'Farrell St., Suite 320, San Mateo, CA 94403.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Class Beneficially Owned
Officers and Directors
Daniel J. A. Kolke	2,532,547	(1)	10.7%
Jeffrey L. Garon	2,384,333	(2)	10.5%
Ronald A. Rudy	836,894		3.7%
Gregory Ruff	1,000		0.0%
Ahmad Baitalmal	240,654	(3)	1.0%
Directors and Officers as a group	5,995,428		25.4%
5% Stockholders (other than officers or directors)
Don Morissette	8,253,650		36.1%
Enable Growth Partners LP	4,023,617	(4)	17.6%
Hudson Bay Overseas Fund Ltd.	1,054,144	(5)	4.6%
Hudson Bay Fund LP	468,979	(6)	2.1%

(1)       Consists of (i) 1,600,629 shares of common stock, (ii) 858,333 shares of common stock issuable upon exercise of options, (iii) 73,585 shares of common stock held by Mr. Kolke's spouse.

(2)       Except for 1,000 of these shares purchased on the open market, such shares are, under the terms of Mr. Garon’s employment agreement, subject to our right to repurchase the shares over a 36 month period from August 2007.  Such shares are held in The Jeffrey and Alesia Garon Family Trust Dated August 22,2002, of which Mr. Garon and his spouse serve as co-trustees.

(3)       Consists of (i) 211,321 shares of common stock and (ii) 29,333 shares of common stock issuable upon exercise of options.

(4)       Enable Capital Management, LLC ("ECM") acts as the investment manager of Enable Growth Partners LP ("EGP"), Enable Opportunity Partners LP ("EOP"), and Pierce Diversified Strategy Master Fund LLC, Ena ("Pierce").  By virtue of having the same investment manager, EGP, EOP, and Pierce may be deemed to be affiliated entities.  Mitchell S. Levine is the Managing Member of ECM and has delegated voting and dispositive power over the securities held by EGP, EOP, and Pierce.  Mr. Levine holds 73,333 shares in his individual capacity. Accordingly, this table reflects the aggregate holdings of EGP, EOP, Pierce and Mr. Levine. Other than the shares held by Mr. Levine in his individual capacity, ECM and Mr. Levine do not hold directly any of the securities or derivative securities with respect thereto, and disclaim any beneficial ownership of any of the securities or derivative securities reported or excluded herein for purposes of Rule 16a-1(a) under the Exchange Act, except for their pecuniary interest therein.  ECM may be contacted at One Ferry Building Ste. 225, San Francisco, California 94111.

The 4,023,617 shares of common stock consists of (i) 3,538,005 shares of our common stock held by EGP, (ii) 388,945 shares of our common stock held by EOP, (iii) 23,334 shares of our common stock held by Pierce, and (iv) 73,333 shares of our common stock held by Mr. Levine.

        Does not include 5,226,074 shares of common stock acquirable upon the conversion and exercise of securities held by EGP, EOP, and Pierce described in the paragraphs below, all of which are subject to conversion or exercise caps. Pursuant to the terms of these securities, the number of shares of common stock that may be acquired by the stockholder upon any conversion or exercise of such security is limited, to the extent necessary, to ensure that following such conversion or exercise, the number of shares of our common stock then beneficially owned by the stockholder, and any other persons or entities whose beneficial ownership of common stock would be aggregated with the stockholder for purposes of the Exchange Act, does not exceed 4.99 percent of the total number of shares of our common stock then outstanding.  Such cap may be increased to 9.99 percent by the stockholder upon 61 days notice, but may not be increased or waived thereafter.

        EGP holds the following securities convertible or exercisable for shares of our common stock that are subject to conversion or exercise caps discussed above: (i) a debenture acquired on January 31, 2008, currently convertible into 740,741 shares of our common stock; (ii) a warrant to purchase 111,111 shares of our common stock acquired in connection with the foregoing debenture; (iii) a debenture acquired on April 22, 2008, currently convertible into 2,222,222  shares of our common stock; (iv) a warrant to purchase 333,333 shares of our common stock acquired in connection with the foregoing debenture, (v) a note acquired in August 2007 currently convertible into 1,041,333 shares of our common stock, and (vii) a note acquired in September 2007 currently convertible into 498,667 shares of our common stock.

        EOP holds the following securities convertible or exercisable for shares of our common stock that are subject to conversion or exercise caps discussed above: (i) a note acquired in August 2007 currently convertible into 117,333 shares of our common stock and (ii) a note acquired in September 2007 currently convertible into 58,667 shares of our common stock.

        Pierce holds the following securities convertible or exercisable for shares of our common stock that are subject to conversion or exercise caps discussed above: (i) a note acquired in August 2007 currently convertible into 73,333 shares of our common stock and (ii) a note acquired in September 2007 currently convertible into 29,333 shares of our common stock.

(5)   Hudson Bay Overseas Fund Ltd. and Hudson Bay Fund LP are affiliated entities.  Accordingly, they have been included in this table because their aggregate holdings exceed 5 percent of our outstanding common stock.  Information for this stockholder is as of July 11, 2008.

Hudson Bay Capital Management, L.P., a Delaware limited partnership, acts as the investment manager of each of these funds and may be deemed, as of the date hereof, to be the beneficial owner of the securities or derivative securities held by such funds. Sander Gerber, Yoav Roth, and John Doscas are each an executive officer of Hudson Bay Capital Management, L.P., and have been delegated voting and dispositive power over such securities. Hudson Bay Capital Management, L.P., Sander Gerber, Yoav Roth, and John Doscas do not hold directly any of the securities or derivative securities with respect thereto, and disclaim any beneficial ownership of any of the securities or derivative securities reported or excluded herein for purposes of Rule 16a-1(a) under the Exchange Act, except for their pecuniary interest therein.  Hudson Bay Overseas Fund Ltd. may be contacted at 120 Broadway, 40th Floor, New York, NY 10271.

Does not include 877,407 shares of common stock acquirable upon the conversion of debentures and exercise of warrants held by this stockholder as described in the paragraph below, all of which are subject to conversion or exercise caps. Pursuant to the terms of the debentures and warrants, the number of shares of common stock that may be acquired by the stockholder upon any conversion or exercise of such security is limited, to the extent necessary, to ensure that following such conversion or exercise, the number of shares of our common stock then beneficially owned by the stockholder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the stockholder for purposes of the Exchange Act does not exceed 4.99 percent of the total number of shares of our common stock then outstanding.  Such cap may be increased to 9.99 percent by the stockholder upon 61 days notice, but may not be increased or waived thereafter.

Hudson Bay Overseas Fund Ltd. holds the following securities convertible or exercisable for shares of our common stock that are subject to conversion or exercise caps discussed in the paragraph above: (i) a debenture acquired on January 31, 2008, currently convertible into 392,593 shares of our common stock; (ii) a warrant to purchase 58,889 shares of our common stock acquired in connection with the foregoing debenture; (iii) a debenture acquired on April 22, 2008, currently convertible into 370,370 shares of our common stock; and (iv) a warrant to purchase 55,556 shares of our common stock acquired in connection with the foregoing debenture.

(6)   Hudson Bay Fund LP and Hudson Bay Overseas Fund Ltd. are affiliated entities.  Accordingly, they have been included in this table because their aggregate holdings exceed 5 percent of our outstanding common stock.  Information for this stockholder is as of July 11, 2008.

Hudson Bay Capital Management, L.P., a Delaware limited partnership, acts as the investment manager of each of these funds and may be deemed, as of the date hereof, to be the beneficial owner of the securities or derivative securities held by such funds. Sander Gerber, Yoav Roth, and John Doscas are each an executive officer of Hudson Bay Capital Management, L.P., and have been delegated voting dispositive power over such securities. Hudson Bay Capital Management, L.P., Sander Gerber, Yoav Roth, and John Doscas do not hold directly any of the securities or derivative securities with respect thereto, and disclaim any beneficial ownership of any of the securities or derivative securities reported or excluded herein for purposes of Rule 16a-1(a) under the Exchange Act, except for their pecuniary interest therein.  Hudson Bay Fund LP may be contacted at 120 Broadway, 40th Floor, New York, NY 10271.

Does not include 400,370 shares of common stock acquirable upon the conversion of debentures and exercise of warrants held by this stockholder as described in the paragraph below, all of which are subject to conversion or exercise caps. Pursuant to the terms of the debentures and warrants, the number of shares of common stock that may be acquired by the stockholder upon any conversion or exercise of such security is limited, to the extent necessary, to ensure that following such conversion or exercise, the number of shares of our common stock then beneficially owned by the stockholder and any other persons or entities whose beneficial ownership of common stock would be aggregated with the stockholder for purposes of the Exchange Act does not exceed 4.99 percent of the total number of shares of our common stock then outstanding.  Such cap may be increased to 9.99 percent by the stockholder upon 61 days notice, but may not be increased or waived thereafter.

Hudson Bay Fund LP holds the following securities convertible or exercisable for shares of our common stock that are subject to conversion or exercise caps discussed in the paragraph above: (i) a debenture acquired on January 31, 2008, currently convertible into 348,148 shares of our common stock; and (ii) a warrant to purchase 52,222 shares of our common stock acquired in connection with the foregoing debenture.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 250,000,000 shares of common stock, $0.01 par value, and 50,000,000 shares of preferred stock, $0.01 par value. Our preferred stock may be issued from time to time in one or more series, each such series to consist of such number of shares and to have such terms, rights, powers and preferences as determined by our board of directors.  Our board of directors is authorized to determine and alter the rights, preferences and privileges granted to and imposed upon any wholly unissued series of preferred stock, and to fix the number of shares of any series of preferred stock and the designation of any such series of preferred stock. Our board of directors, within the limits and restrictions stated in any resolutions of our board of directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issue of shares of that series.  The following summary is qualified in its entirety by reference to our amended and restated certificate of incorporation and bylaws, copies of which are filed as exhibits to our filings with the SEC and are incorporated herein by this reference.

Common Stock

As of July 28, 2008, there were 22,852,368 shares of common stock outstanding that were held of record by approximately 145 stockholders. Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. In the event of our liquidation, dissolution, or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities. Our common stock has no preemptive, conversion, or other rights to subscribe for additional securities. There are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences, and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue from time to time in the future.

As of July 28, 2008, we have reserved 7,237,185 shares of common stock for issuance pursuant to the terms of our debentures and warrants.  In addition, we have reserved a total of 4,843,754 shares of common stock for issuance upon exercise of options. As of July 28, 2008, options to purchase 4,733,333 of such shares of common stock are outstanding.

Preferred Stock

As of July 28, 2008, we had no shares of preferred stock issued or outstanding.

DISCLOSURE OF COMMISSION POSITION
OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Delaware General Corporate Law permits a Delaware corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed, to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances.

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors’ duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of Delaware General Corporate Law or (iv) for any transaction from which the director derived an improper personal benefit  Our bylaws provide that we shall indemnify our officers, directors, employees and agents to the extent permitted by Delaware General Corporate Law .  Section 145 of Delaware General Corporate Law provides that a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that having these provisions in our certificate of incorporation and bylaws is necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware General Corporate Law.  In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to us, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to us or our stockholders when the director was aware or should have been aware of a risk of serious injury to us or our stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to us or our stockholders, for improper transactions between the director and us and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The indemnification provided by Delaware General Corporate Law and our certificate of incorporation and bylaws is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances under which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense.

We have an insurance policy covering our officers and directors with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

The validity of the shares of common stock being offered hereby will be passed upon for us by Duane Morris LLP, in San Diego, California.

EXPERTS

Our audited financial statements at December 31, 2007, and December 31, 2006, appearing in this prospectus have been audited by Stonefield Josephson, Inc., independent certified public accountants, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel was hired on a contingent basis, and no expert or counsel will receive a direct or indirect interest in the Company or was a promoter, underwriter, voting trustee, director, officer, or employee of the Company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

As reported in the Current Report on Form 8-K filed on May 18, 2007 by our predecessor, Tripath Technologies, Inc., or Tripath, on March 2, 2007, Stonefield Josephson, Inc., or Stonefield, Tripath’s then independent registered public accounting firm, ceased its relationship with Tripath as a result of Tripath’s failure to pay Stonefield’s outstanding invoices.

The audit reports of Stonefield on Tripath’s consolidated financial statements as of September 30, 2005 and 2004 and for the nine month period ended June 30, 2006, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years ended September 30, 2005 and 2004, and the nine month period ended June 30, 2006, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the fiscal years ended September 30, 2005 and 2004 and from October 1, 2006 to the date of Stonefield’s cessation of its relationship with Tripath, there were no disagreements with Stonefield on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which if not resolved to Stonefield’s satisfaction, would have caused it to make reference to the subject matter of the disagreement in connection with its reports. During the same period, there have been no reportable events, as that term is described in Item 304(a)(1)(iv) of Regulation S-K.

We engaged Stonefield as our independent registered public accounting firm in February 2008.

WHERE YOU CAN FIND MORE INFORMATION

We filed a registration statement on Form S-1 under the Securities Act relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement, as the same may be amended. This prospectus constitutes the prospectus of the Company, filed as part of the registration statement, as the same may be amended, and it does not contain all information in the registration statement, as the same may be amended, as certain portions have been omitted in accordance with the rules and regulations of the SEC.

We are subject to the informational requirements of the Exchange Act, which requires us to file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be inspected at public reference room of the SEC at 100 F. Street, N.E., Washington D.C. 20549. Copies of such material can be obtained from the facility at prescribed rates. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference room. Because we file documents electronically with the SEC, you may also obtain this information by visiting the SEC’s website at http://www.sec.gov.

Our statements in this prospectus about the contents of any contract or other document are not necessarily complete.  You should refer to the copy of such contract or other document that we have filed as an exhibit to the registration statement, as the same may be amended, of which this prospectus is a part, for complete information.

You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. The selling stockholders are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document. We furnish our stockholders with annual reports containing audited financial statements.

FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

Board of Directors

Etelos, Incorporated

San Mateo, California

We have audited the accompanying balance sheets of Etelos, Incorporated (“the Company”) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ deficit, and cash flows for each of the two years ended December 31, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing and opinion of the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Etelos, Incorporated as of December 31, 2007 and 2006, and the results of its operations and cash flows for each of the two years ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has experienced recurring losses, which raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also discussed in Note 3. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might arise should the Company be unable to continue as a going concern.

/s/ Stonefield Josephson, Inc.

San Francisco, California

April 22, 2008

ETELOS, INCORPORATED

 BALANCE SHEETS

(in thousands)

	Years Ended December 31,
	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$928	$15
Accounts receivable	—	11
Prepaid expenses	21	70
Total current assets	949	96
Property and equipment, net	50	24
Other assets	41	—

Total assets	$1,040	$120

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$249	$214
Accounts payable related parties	56	9
Accrued payroll and related expenses	514	133
Other accrued expenses	236	53
Deferred revenues	8	10
Line of credit	—	450
Current portion notes payable, net of discounts	3,166	552
Current portion notes payable to related parties	187	766
Current portion capital leases	16	8
Total current liabilities	4,432	2,195
Long-term notes payable, net of discounts	889	—
Long-term notes payable to related parties	629	—
Long-term capital leases	36	16
Total liabilities	5,986	2,211

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.00 par value: 240,000,000 shares authorized with liquidation preferences
Series A: 12,500,000 shares authorized; 66,500 shares issued and outstanding	665	665
Series B: 22,500,000 shares authorized; 120,000 shares issued and outstanding	2,400	2,400
Series C: 60,000,000 shares authorized; 4,447,812 shares issued and outstanding	568	568
Common stock: $0.00 par value, 360,000,000 shares authorized; Issued and outstanding - 20,373,938 in 2007 and 10,504,938 in 2006	1,758	754
Additional paid in capital	97	—
Accumulated deficit	(10,434)	(6,478)
Total stockholders’ deficit	(4,946)	(2,091)

Total liabilities and stockholders’ deficit	$1,040	$120

The accompanying notes form an integral part of theses financial statements

ETELOS, INCORPORATED

 STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Years Ended December 31,
	2007	2006

Revenues	$304	$316
Cost of goods sold	315	130
Gross profit	(11)	186
Operating expenses:
Research and development	1,954	811
Sales and marketing	812	337
General and administrative	923	383
Total operating expenses	3,689	1,531
Loss from operations	(3,700)	(1,345)
Interest expense, net	362	97
Other expense / (Income)	(106)	20
Loss before income tax benefit	(3,956)	(1,462)
Income tax benefit	—	—
Net loss	$(3,956)	$(1,462)

Basic and diluted net loss per share	(0.29)	(0.14)

Shares used in computing basic and diluted net loss per share	13,721	10,505

The accompanying notes form an integral part of theses financial statements

ETELOS, INCORPORATED

 STATEMENTS OF STOCKHOLDERS’ DEFICIT

(in thousands, except share data)

	Preferred Stock								Additional		Total
	Series A		Series B		Series C		Common Stock		Paid	Accumulated	Stockholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	in Capital	Deficit	Equity

Balance at December 31, 2005	66,500	665	120,000	2,400	4,447,812	568	10,504,938	754	—	(5,016)	(629)

Net loss	—	—	—	—	—	—	—	—	—	(1,462)	(1,462)

Balance at December 31, 2006	66,500	665	120,000	2,400	4,447,812	568	10,504,938	754	—	(6,478)	(2,091)

Issuance of common stock for investment bank fees	—	—	—	—	—	—	90,000	90	—	—	90

Issuance of common stock for warrants exercised	—	—	—	—	—	—	2,629,000	793	—	—	793

Issuance of common stock for officer’s service	—	—	—	—	—	—	7,150,000	121	—	—	121

Options for services	—	—	—	—	—	—	—	—	27	—	27

Issuance of options for note settlement	—	—	—	—	—	—	—	—	65	—	65

Issuance of warrants for financing agreement	—	—	—	—	—	—	—	—	5	—	5

Net loss	—	—	—	—	—	—	—	—	—	(3,956)	(3,956)

Balance at December 31, 2007	66,500	$665	120,000	$2,400	4,447,812	$568	20,373,938	$1,758	$97	$(10,434)	$(4,946)

The accompanying notes form an integral part of theses financial statements

ETELOS, INCORPORATED

STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2007	2006

Cash flows from operating activities:
Net loss	$(3,956)	$(1,462)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	16	3
Gain on settlement of debt	(106)	—
Issuance of stock for bank fees	90	—
Amortization of notes discount	80	—
Issuance of warrants for financing agreement	5	—
Stock based compensation	148	—
Changes in operating assets and liabilities:
Accounts receivable, net	11	349
Prepaid expenses and other current assets	49	(61)
Other assets	(41)	—
Accounts payable	35	32
Accrued payables related parties	47	9
Accrued payroll and related expenses	381	77
Other accrued expenses	183	53
Deferred revenues	(2)	(2)
Net cash used in operating activities	(3,060)	(1,002)

Cash flows from financing activities:
Proceeds from notes payable	3,624	386
Payment of notes payable	(30)	—
Proceeds from notes payable to related parties	50	182
Payment on capital lease	(14)	(3)
Net change in line of credit	(450)	450
Proceeds from issuance of common stock	793	—
Net cash provided by financing activities	3,973	1,015

Net increase in cash and cash equivalents	913	13

Cash and cash equivalents at beginning of year	15	2

Cash and cash equivalents at end of year	928	15

Supplemental disclosures of cash flow information:
Cash paid for income taxes	—	—
Cash paid for interest	—	—
Supplemental disclosures of non-cash financing activities:
Acquisition of equipment under Capital Leases	42	27

Issuance of notes for a discount	302	—

Settlement of notes payable for warrants	65	—

The accompanying notes form an integral part of theses financial statements

Etelos, Incorporated

 Notes to Financial Statements

For the Fiscal Years Ended December 31, 2006 and 2007

1. Organization

The Company was incorporated in the State of Washington on May 6, 1999. Etelos is a leading provider of software productivity solutions that assist organizations to effectively use Web Applications.  Etelos provides a revolutionary Software-as-a-Service ecosystem for building, distributing and using Web Applications, including a marketplace to deploy and support them; giving businesses choices in applications, hosting and support services to cost effectively accomplish their goals.

2. Basis of Presentation

The financial statements included herein have been prepared by Etelos, Incorporated (the “Company”), in accordance with accounting principles generally accepted in the United States and reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary to state fairly the Company’s financial position, results of operations, and cash flows for the periods presented.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods and such differences could be material.

3. Going Concern

The financial statements have been prepared by Etelos, Incorporated assuming that the Company will continue as a going concern. The Company has experienced recurring losses, which raise substantial doubt the Company’s ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might arise should the Company be unable to continue as a going concern.

Management has supported current operations by raising additional operating cash through the private sale of convertible debentures. This has provided the Company with the cash flows to continue its business plan, but have not resulted in significant improvement in the Company’s financial position. Alternatives to address the cash flow situation include (1) raising capital through additional sale of common stock and/or debentures, and (2) reducing cash operating expenses to levels that are in line with current revenues.

The first alternative could result in substantial dilution to existing shareholders. There can be no assurance that the Company’s current financial position can be improved, that the Company can raise additional working capital, or that the Company can achieve positive cash flows from operations. The Company’s long-term viability as going concern is dependent upon its ability to (1) locate sources of debt or equity funding to meet current commitments and near-term future requirements and (2) acieve profitability and ultimately generate sufficient cash flow from operations to sustain our continuing operations.

4. Summary of Significant Accounting Policies

Cash and Cash Equivalents

Investment securities with maturity of ninety days or less at the time of purchase are considered cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and generally do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows.

Allowance for Doubtful Accounts

The Company provides, when appropriate, an allowance for doubtful accounts to ensure trade receivables are not overstated due to un-collectibility. The collectibility of the Company’s receivables is evaluated based on a variety of factors, including the length of time receivables are past due, indication of the customer’s willingness to pay, significant one-time events, and historical experience. As of December 31, 2007 and 2006 there was no allowance for doubtful accounts.

Deferred Revenue

Deferred revenue represents money received but not recognized as revenue because the work has not been completed or the software subscription has been fully delivered, and therefore is deferred until the work is completed or the software subscription is fully delivered when it is then recognized.  The Company does not have a concentration of risk in any one account as subscriptions tend to be subscribed to by many individual subscribers as compared to a small number of large enterprises.

Property and Equipment

Property, furniture, equipment, and leasehold improvements are stated at historical cost less accumulated depreciation and amortization. Depreciation and amortization are computed on a straight-line basis over the estimated useful lives of the assets, which the Company currently believes are three to five years. Fixed assets is composed of computer equipment with accumulated depreciation of approximately $20 thousand and $3 thousand as of December 31, 2007 and 2006, respectively.

Fair Value of Financial Instruments

The Company’s balance sheet includes the following financial instruments: cash, accounts receivable, accounts payable, and accrued liabilities. The Company considers the carrying amount of working capital items to approximate the fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization.

Internal Use Software

The Company capitalizes internally developed software costs in accordance with the Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (“SOP 98-1”).  The Company also capitalizes software development costs in accordance with SFAS NO. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed” under which certain software development costs incurred subsequent to the establishment of the technological feasibility may be capitalized and amortized over the estimated useful life of the related products.   The intangible asset costs, if any, are amortized on a straight-line basis over the estimated useful life of the software, once it is available for its intended use.  The Company had fully amortized all internally developed software costs as of December 31, 2005. No expenditures during the years ending December 31, 2007 and 2006 qualified for capitalization.

Revenue Recognition

Revenues are recognized on licensing transactions and product sales using the criteria in Securities and Exchange Commission Staff Accounting Bulletin 104, “Revenue Recognition in Financial Statements” (SAB 104).  For revenue transactions that involve software or software related products, we recognize revenue under the guidance established by Statement of Position No. 97-2, Software Revenue Recognition (SOP 97-2).  Both SAB 104 and SOP 97-2 state that revenue must be recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the service has occurred, no significant company obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectability is reasonably assured.  Arrangements for which the fees are not deemed reasonably assured for collection are recognized upon cash collection The Company has no multiple deliverables in connection with software subscriptions and licensing.

The Company provides Web Applications as a subscription service using the Software-as-a-Service (SaaS) or software-on-demand business model.  Revenues from subscriptions are generally collected and recognized in the period invoiced.  However, should the subscription collected upon be for more than one period in advance, the revenue is deferred and recognized ratably over the number of excess periods reflected by the advance payment.

Research and Development

Research and development expenses consist primarily of salaries, payroll taxes, benefits, and related expenditures for technology, software development, project management, and support personnel. Costs related to the development of new products and enhancements to existing products are expensed as incurred.

Stock Based Compensation

On January 1, 2006, the Company adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (“FAS 123R”), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise. The statement eliminates the ability to account for share-based compensation transactions, as the Company formerly did, using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25,  “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expense in its consolidated statements of operations.

Under SFAS 123(R), the Company is required to select a valuation technique or option-pricing model that meets the criteria as stated in the standard, which includes a lattice model and the Black-Scholes Merton model. For all new stock based compensation awards granted starting January 1, 2006, and for any modification, cancellation, or repurchase of awards granted prior to January 1, 2006, the Company recorded compensation cost in the statement of operations based on the fair value of the award for the requisite service period. The Company adopted the Black-Scholes Merton model. The adoption of SFAS 123(R), applying the “modified prospective method,” as elected by the Company, requires the Company to value stock options as of January 1, 2006, the first day of the Company’s fiscal year 2006. SFAS 123(R) requires the Company to estimate forfeitures in calculating the expense relating to share-based compensation as opposed to only recognizing these forfeitures and the corresponding reduction in expense as they occur. This resulted in the Company expensing $27 thousand in fiscal 2007 and a total of $0 for fiscal 2006. As of December 31, 2007, total unrecognized compensation costs related to unvested stock options was $633 thousand, which is expected to be recognized as an expense over a weighted average period of approximately 7 years. The Company adjusted for this cumulative effect and recognized an increase in stock-based compensation, which was recorded within the research & development; sales and marketing; and general and administrative expense on the Company’s statements of operations.

SFAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to the Company’s loss position, there were no such tax benefits during the years ended December 31, 2007 and 2006. Prior to the adoption of SFAS 123(R), those benefits would have been reported as operating cash flows had the Company received any tax benefits related to stock option exercises.

Share-Based Compensation Information under SFAS No. 123(R)

The weighted-average fair value of stock-based compensation is based on the single option valuation approach and is estimated on the measurement date using a Black Scholes Merton based option valuation model. The fair value of forfeitures is an estimate and no dividends have been declared. The fair value of options granted during the year ended December 31, 2007, were calculated based on the following assumptions (annualized percentages):

Year Ended December 31, 2007

Estimated fair value	0.017

Expected lives (in years)	7

Volatility	55%

Risk-free interest rate	4.2%

Dividend yield	0%

The Company used estimated volatility of comparable public companies to estimate the expected volatility assumption used.

to the Black- Scholes Merton model. The risk-free interest rate assumption is based upon the US Treasury yield curve in effect at the time of the grant. The Company historically has not declared dividends and therefore the dividend yield was assumed to be zero in the model.

Income Taxes

The Company accounts for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” which utilizes the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Net Loss per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common stock outstanding during the period. Diluted net loss per share is computed based on the weighted average number of common stock and dilutive potential common stock outstanding. The calculation of diluted net loss per share excludes potential common stock if the effect is anti-dilutive. Potential common stock consists of incremental common stock issuable upon the exercise of stock options, shares issuable upon conversion of convertible preferred stock, common stock issuable upon the exercise of common stock warrants, and common stock issuable upon the conversion of convertible debentures, with detail as follows:

	For the fiscal year ended December 31,
	2007	2006
Options issued	14,158,000	126,000
Warrants issued	666,667	850,000
Debenture conversion	12,100,444	1,000,000
	26,925,111	1,976,000

The following table sets forth the computation of basic and diluted net loss per share for the periods presented (in thousands, except per share amounts):

	For the fiscal year ended December 31,
	2007	2006
Numerator:

Net loss	$(3,956)	$(1,462)

Denominator:

Weighted average common stock	13,721	10,505

Net loss per share:

Basic and diluted	$(0.29)	$(0.14)

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

The Company has one operating segment because the Company is not organized into multiple segments for the purpose of making operating decisions or for assessing performance. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

5. Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48) which supplements Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes,” (FAS 109) by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 requires the tax effect of a position to be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, then no benefits of the position are recognized. If the tax position is considered more likely than not to be sustained, then the amount to record is measured at the largest amount of benefit that is grater than 50% likely of being realized upon ultimate settlement. This is a different standard for recognition than was previously required. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment is recorded directly to opening retained earnings in the period of adoption and reported as a change in accounting principle. The Company has not yet adopted FIN 48 but does not expect it to have a material impact.

In September 2006, the Securities and Exchange Commission published Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). The interpretations in SAB 108 are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice to build up improper amounts on the balance sheet. This guidance applies to fiscal years ending after November 15, 2006 and early application in interim periods is encouraged. The adoption of SAB 108 did not have an effect on the Company’s financial statements.

In September 2006, the FASB issued SFAS No. 157 “Fair Value Measurements,” (FAS 157), which defines fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. The Company are currently evaluating the impact of FAS 157, but do not expect the adoption of FAS 157 to have a material impact on the financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities,” (SFAS 159) which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS 159 is effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of FAS 159 to have a material impact.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (FAS 141R). FAS 141R requires an acquirer to measure the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired. FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company has not yet determined the effect on its consolidated financial statements, if any, upon adoption of FAS 141R.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements”, an amendment of ARB No. 51 (FAS 160). FAS 160 clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements.  The calculation of earnings per share will continue to be based on income amounts attributable to the parent. FAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. The Company has not yet determined the effect on its consolidated financial statements, if any, upon adoption of FAS 160.

6. Stock Option Plans

On November 1, 1999, the Company adopted the 1999 Stock Option Plan (the “1999 Plan”) and on November 11, 2007, adopted the 2007 Stock Incentive Plan (the “2007 Plan”).  Both are incentive plans for employees, directors, consultants, agents, and independent contractors and are administered by the Board of Directors, which was authorized to grant incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) to employees, directors, and consultants for up to 5,000,000 shares of common stock under the 1999 Plan and 4,843,250 under the 2007 Plan.  ISOs may be granted only to employees of the Company (including officers and directors who are also employees). NSOs may be granted to employees, non-employee directors, and consultants of the Company.  Under the 2007 Plan, upon the first date that the Company is publicly held, no employee of the Company will be eligible to be granted options covering more than 500,000 shares of common stock during any calendar year.

Upon adoption of the 2007 Plan, 165,000 options which had been granted under the 1999 Plan and shares reserved for issuance under the 1999 Stock Option Plan relating to un-granted options were cancelled.  Under the 2007 Plan, ISOs and NSOs are granted at a price that is not to be less than 100 percent of the fair market value of the common stock on the date of grant, as determined by the Board of Directors. Generally, the options granted to new employees under the 2007 Plan vest over a period of 4 years with 25 percent vesting on the first anniversary date from the date of grant and then monthly thereafter over the remaining 36 months. Subsequent discretionary stock options, generally vest equally each month over 48 months. Options granted to shareholders who own more than 10 percent of the outstanding stock of the Company at the time of grant must be issued at prices not less than 110 percent of the estimated fair value of the stock on the date of grant. Options under the 2007 Plan may be granted for exercise periods up to 10 years.

7. Accounting for share-based compensation

The following table summarizes stock option activity on a pre-split basis under the Company’s stock option plans (in thousands, except per share data):

Options	Shares	Weighted Average Exercise Price Per Share	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value

Outstanding at December 31, 2006	204,000	$0.30	8.0	$60.4

Granted	16,321,261	$0.34

Exercised	(15)	$0.38

Canceled	(433)	$0.37

Outstanding at December 31, 2007	16,524,813

Vested and expected to vest at December 31, 2007	10,435,000	$0.38	9.5	$3,970,700

Exercisable at December 31, 2007	10,435,000	$0.38	9.3	$3,970,700

Share based compensation expense attributable to individuals that worked in the following functions is as follows (in thousands):

	Fiscal Year Ended December 31, 2007	Fiscal Year Ended December 31, 2006

Research and development	$50	$—

Selling and marketing	22	—

General and administrative	25	—

Total share-based compensation	$97	$—

Total cash received as a result of options exercised during the fiscal year ended December 31, 2007 was $0.00. There were no equity instruments granted under share-based payment arrangements and therefore there was no cash used to settle any equity instrument. The Company does not plan to repurchase any shares during the upcoming annual period.

8. Convertible Debt and Warrant Liability

During the period October 2006 to June 2007, the Company issued 20% convertible notes with detachable warrants with a value of $850,000. The notes mature on June 1, 2008, with interest due and payable on October 1, 2007, and the last day of each calendar quarter thereafter, through the maturity date. At the Company’s option, upon the closing of a Series D preferred stock offering having aggregate gross proceeds not less than $7 million, excluding the proceeds collected in connection with this financing, note holders may elect to convert the outstanding principal and the accrued and unpaid interest into Series E preferred stock at the purchase price per Series E preferred stock.  In addition, a mandatory conversion provision would be triggered by the closing of a public offering at a conversion price equal to or greater than the note conversion price.  There is a provision for a conversion price adjustment which would be triggered upon a stock slit, reverse stock split, or issuance of stock dividends, whereby the conversion price would be adjusted to ensure that the holder would be receiving the same number of shares, as though the conversion right had been exercised prior to the triggering event.  To support this, the Company is required to reserve, at all the times, the number of authorized unissued shares such that the Company has enough shares to issue in the event that the conversion right would be exercised.

In addition to the notes, the investors received warrants to purchase up to 850,000 shares of the Company’s common stock.  The warrants carry an exercise price of $0.03, and terminate upon the earlier of (i) 3 years from the date of issuance; (ii) a public offering; or (iii) the closing of an acquisition of the Company.  As of December 31, 2007, 700,000 of the warrants had been exercised. The warrants were determined to have de minimus value at the issuance date.

During the period August 2007 to October 2007, the Company issued 6% convertible notes at an original issue discount of 10% notes with detachable warrants with a face value of $3,326,400. These notes mature on March 31, 2009, with interest due and payable on February 1, 2008, and on the last day of each calendar quarter thereafter. The Company is required to make payments on the outstanding principal balance beginning September 1, 2008 and on the 1st day of each calendar quarter thereafter.  The default interest rate is 8%. There are 3,024,000 detachable warrants, each of which carry an exercise price of $0.40 and a term of 5 years.  At 12/31/2007 1,929,000 of the warrants have been exercised. The warrants were determined to have de minimus value at the issuance date. The notes have the following conversion features into the Company’s capital stock: (i) at the Company’s option upon the closing of a referred Series D round at $0.25 per share; (ii) mandatory conversion upon: (a) closing of a Series E Preferred Stock offering, no later than January 31, 2008, having aggregate gross proceeds to the Company of not less than $5, (b) closing of public offering at a conversion rate of $0.25 per preferred share, and (c) a change of 40% of the control, at a conversion rate of $0.25 per preferred share.  The conversion price on these notes has an anti-dilution provision and adjustments for stock splits, or stock dividends. The conversion feature also has a reset provision upon a future sale or issuance of equity instruments at a lower price. The Company analyzed this provision under EITF 05-02 and, although the debt is unconventional, the reset provision is deemed within their control and therefore it qualified as equity under EITF 00-19. The Company is obligated to reserve, at all the times, a sufficient number of authorized unissued conversion shares.

In addition the investors received 3,024,000 warrants at an exercise price of $0.40 and termination at the earlier of: (i) 5 years, or automatically terminated upon the Company, (ii) public offering, (iii) sale of the Company, or (v) change in control.

These notes and warrants also have demand and piggyback registration rights. The valuation of the conversion features for both convertible notes was determined to be de minimus.

The conversion features for both convertible notes have been evaluated under FAS 150, FAS 133, and EITF 00-19 and are deemed not to be an imbedded derivative and any value attributable to these features would be classified as equity.

9. Notes Payable Related Parties

The Company has unsecured notes with Daniel J.A. Kolke, the Company’s current executive chairman and chief technology officer, and with relatives of Daniel J.A. Kolke. The aggregate original principal amount of the foregoing notes is $815,827.42, and may become secured by certain presently unidentified assets of the Company if and when Daniel J.A. Kolke is no longer neither an employee nor a member of the board of directors of the Company.  Such security interest, if granted, would be subordinated to any and all bank debt or convertible corporate debt of the Company.  These three notes are outstanding in the aggregate balance of $815,827 and $766,425 as of December 31, 2007 and 2006 respectively.

10. Credit Facility

In October 2007, the Company entered into a one year credit facility with Bridge Bank which provides for borrowing of up to $250,000 at an annual interest rate equal to the bank’s prime rate plus two and one half percent. The credit facility is collateralized by substantially all of the Company’s assets and expires in October 2008.  The credit facility contains financial and reporting covenants that require the Company to maintain certain financial ratios only when the Company has an outstanding balance. There were no outstanding borrowings as of December 31, 2007.  The facility has monthly repayment terms of both interest and principal amortized over an imputed 12 month period.  In addition, warrants to purchase up to 31,250 shares of the Company’s common stock were issued to Bridge Bank in conjunction with this facility.  The warrants were valued at $0.40 per share using 55% volatility, 4.06% risk free interest rate and $0.40 per the independent valuation.  In addition, as there has been no borrowing against the line, there has been zero interest expense during 2007.

11. Income Taxes

The components of the income tax benefit for the years ended December 31, 2007 and 2006 are as follows, (in thousands):

	December 31, 2007	December 31, 2006
Federal (expense) benefit:
Current	0	0
Deferred	1,316	515
Valuation allowance	(1,316)	(515)
State (expense) benefit:
Current	0	0
Deferred	0	0
Valuation allowance	0	0

Total income tax (expense) benefit	0	0

The income tax (expense) benefit differs from the federal statutory rate because of the effects of the following items for the fiscal years ended December 31, 2007 and 2006.

	December 31, 2007	December 31, 2006
Statutory rate	34.0%	34.0%
State income taxes, net of federal benefit	0.0%	0.0%
Change in valuation allowance	-34.0%	-34.0%

Effective tax (expense) benefit rate	0.0%	0.0%

Deferred income taxes are provided to reflect temporary differences in the basis of net assets for income tax and financial reporting purposes, as well as available net operating losses. The tax-effected temporary differences comprising the Company’s deferred income taxes as of December 31, 2007 and 2006, all non-current, are as follows:

	December 31, 2007	December 31, 2006
Net operating losses	3,506	2,190
Valuation allowance	(3,506)	(2,190)

Net deferred income tax asset	0	0

The Company has recorded a valuation allowance in the amount set forth above for deferred tax assets where it is more likely than not the Company will not realize future tax benefits related to these items. The net change in the valuation allowance for the year ended December 31, 2007 was $1.3 million.

As of December 31, 2007, the Company has federal net operating loss carry-forwards available to offset future taxable income of approximately $10.4 million. The federal net operating loss since the Company has operated since inception primarily in the state of Washington, which has no corporate income tax. The Company has not yet filed income tax returns to report the net operating losses.

The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of NOLs in the event of an “ownership change” of a corporation (as defined in the Internal Revenue Code). Utilization of the Company’s net operating losses may be limited by these restrictions.

12. Capital Stock

Common Stock

The Company has issued 20,373,938 shares of common stock from a total of 360,000,000 authorized shares without par value.

Preferred Stock

The Company has issued 4,634,312 shares of preferred stock from a total of 240,000,000 authorized shares without par value. All series of preferred stock were determined to qualify for equity classification under the guidelines of FAS 150.  In connection with the subsequent merger with and into Tripath Technology Inc. (Note 15), all issued and outstanding shares of preferred stock were immediately converted into shares of common stock on a one-for-one basis.

Series A

On November 2, 1999, the Company authorized and issued 665,000 shares of Series A Preferred Stock from a total of 12,500,000 shares designated as Series A Preferred Stock.  In connection with the authorization and issuance of the Series C Preferred Stock, the Company and the shareholders of the Company authorized a 10:1 reverse split of all then issued and outstanding shares of common stock and preferred stock.  As a result, the number of issued and outstanding shares of Series A Preferred Stock is 66,500.  The rights, preferences, and privileges of the Series A Preferred stock are as follows:

Dividends.  Holders of Series A Preferred Stock are entitled to receive dividends at a rate of $0.05 per share, per annum, when and if declared by the Board of Directors.  The rights to such dividends are not cumulative and no rights accrue to holders of Series A Preferred Stock by reason of the fact that dividends are not declared or paid in any prior year.  No dividend shall be paid or declared and set apart for shares of Series A Preferred Stock for any period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other series of preferred stock of the Company.  Although no dividends have been declared or paid to date, the cumulative dividends in arrears would be $26.6 thousand or $0.40 per share.

Voting Rights.  Holders of Series A Preferred Stock and common stock vote as a single class upon any matter submitted to the stockholders for a vote and the holder of each share of Series A Preferred Stock has the right to one vote for each share of common stock into which such share of Series A Preferred Stock could then be converted.

Liquidation.  Holders of Series A Preferred Stock are entitled to a liquidation preference to the holders of common stock, on a pro rata basis, of $1.00 per share, plus any declared but unpaid dividends on the Series A Preferred Stock.  All remaining assets of the Company, if any, shall be distributed to the holders of common stock.

Conversion.  Each share of Series A Preferred Stock is convertible, at the option of the holder of such share, into the number of fully paid and nonassessable shares of common stock determined by dividing $1.00 by the then applicable conversion price.  Conversion into one share of common stock will be automatic upon the closing of a firm commitment underwritten public offering at a price per share of not less than $3.00 with gross proceeds to the Company of not less than $11,250,000.

Registration Rights.  Holders of Series A Preferred Stock have no registration rights.

Series B

On March 30, 2000, the Company authorized and issued 120,000 shares of Series B Preferred Stock from a total of 22,500,000 shares designated as Series B Preferred Stock.  In connection with the authorization and issuance of the Series C Preferred Stock, the Company and the shareholders of the Company authorized a 10:1 reverse split of all then issued and outstanding shares of common stock and preferred stock.  As a result, the number of issued and outstanding shares of Series B Preferred Stock is 120,000.  The rights, preferences, and privileges of the Series B Preferred stock are identical to the Series A Preferred Stock are as follows:

Dividends.  Holders of Series B Preferred Stock are entitled to receive dividends at a rate of $0.16 per share, per annum, in preference and priority to any dividend on common stock, when and if declared by the Board of Directors.  The rights to such dividends are not cumulative and no rights accrue to holders of Series B Preferred Stock by reason of the fact that dividends are not declared or paid in any prior year.  No dividend shall be paid or declared and set apart for shares of Series B Preferred Stock for any period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other series of preferred stock of the Company.  Although no dividends have been declared or paid to date, the cumulative dividends in arrears would be $134.4 thousand or $1.12 per share.

Voting Rights.  Holders of Series B Preferred Stock and common stock vote as a single class upon any matter submitted to the stockholders for a vote and the holder of each share of Series B Preferred Stock has the right to one vote for each share of Common Stock into which such share of Series B Preferred Stock could then be converted.

Liquidation.  Holders of Series B Preferred Stock are entitled to a liquidation preference to the holders of common stock, on a pro rata basis, of $2.00 per share, plus any declared but unpaid dividends on the Series B Preferred Stock.  Series B Preferred Stock and Series A Preferred Stock rank in parity with respect to liquidation rights but may be paid ratably with any series of stock that is senior to Series B Preferred Stock.  After payment of the preferential amounts to holders of (i) any series that is senior to Series B Preferred Stock, (ii) Series B Preferred Stock and (iii) Series A Preferred Stock, the remaining assets of the Company, if any, shall be distributed pro rata to the holders of (a) any series that is senior to Series B Preferred Stock, (b) Series B Preferred Stock, (c) Series A Preferred Stock, and (d) common stock based upon the number of shares of common stock held by each, assuming full conversion at the then-applicable conversion rate.

Conversion.  Each share of Series B Preferred Stock is convertible, at the option of the holder of such share, into the number of fully paid and nonassessable shares of Common Stock determined by dividing $2.00 by the then applicable conversion price.  Conversion will be automatic upon the closing of a firm commitment underwritten public offering at a price per share of not less than $3.00 with gross proceeds to the Company of not less than $11,250,000.

Registration Rights.  Holders of Series B Preferred Stock have no registration rights.

Series C

On March 5, 2002, the Company issued 4,447,812 shares of Series C Preferred Stock from a total of 60,000,000 shares designated as Series C Preferred Stock.  In connection with the authorization and issuance of the Series C Preferred Stock, the Company and the shareholders of the Company authorized a 10:1 reverse split of all then issued and outstanding shares of common stock and preferred stock.  The rights, preferences, and privileges of the Series C Preferred stockholders are as follows:

Dividends.  Holders of Series C Preferred Stock are entitled to receive dividends at a rate of $0.000625 per share, per annum, in preference and priority to any dividend on Common Stock, when and if declared by the Board of Directors.  The rights to such dividends are not cumulative and no rights accrue to holders of Series C Preferred Stock by reason of the fact that dividends are not declared or paid in any prior year.  No dividend shall be paid or declared and set apart for shares of Series C Preferred Stock for any period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective annual dividend rates fixed therefor, shall be paid on or declared and set apart for the shares of all other series of preferred stock of the Company. Although no dividends have been declared or paid to date, the cumulative dividends in arrears would be $16.7 thousand, or $0.0375 per share.

Voting Rights.  Holders of Series C Preferred Stock and common stock vote as a single class upon any matter submitted to the stockholders for a vote and the holder of each share of Series C Preferred Stock has the right to one vote for each share of common stock into which such share of Series C Preferred Stock could then be converted.

Liquidation.  Holders of Series C Preferred Stock are entitled to a liquidation preference to the holders of common stock, on a pro rata basis, of $0.0125 per share, plus any declared but unpaid dividends on the Series C Preferred Stock.  Series C Preferred Stock, Series B Preferred Stock, and Series A Preferred Stock rank in parity with respect to liquidation rights but may be paid ratably with any series of stock that is senior to Series C Preferred Stock.  After payment of the preferential amounts to holders of (i) any series that is senior to Series C Preferred Stock, (ii) Series C Preferred Stock, (iii) Series B Preferred Stock and (iv) Series A Preferred Stock, the remaining assets of the Company, if any, shall be distributed pro rata to the holders of (a) any series that is senior to Series C Preferred Stock, (b) Series C Preferred Stock, (c) Series B Preferred Stock, (d) Series A Preferred Stock, and (e) common stock based upon the number of shares of common stock held by each, assuming full conversion at the then-applicable conversion rate.

Conversion.  Each share of Series C Preferred Stock is convertible, at the option of the holder of such share, into the number of fully paid and nonassessable shares of common stock determined by dividing $0.0125 by the then applicable conversion price.  Conversion will be automatic upon the closing of a firm commitment underwritten public offering at a price per share of not less than $3.00 with gross proceeds to the Company of not less than $11,250,000.

Registration Rights.  Holders of Series C Preferred Stock have no registration rights.

Warrants

As of December 31, 2007, warrants representing 666,667 shares of our common stock were exercisable at a strike price of $0.60 per share. These warrants expire in 2010.

Shares reserved

As of December 31, 2007, the Company has the following shares reserved:

Options Issued	14,158,000
Option Plan Available	331,262
Debenture Conversion(s)	12,100,444
Warrant Exercises	666,667
Total	27,256,373

13. Settlement Agreement

In December 2007, the Company entered into a settlement agreement with Better Business Concepts, LLC, in connection with certain factoring transactions and a lease guarantee by the Company.   In the aggregate, these liabilities were $278,403.38.  Pursuant to the settlement agreement, the Company paid $7,352.48 in cash, and delivered a promissory note in the principal amount of $100,000.00, and a warrant to purchase 171,051 shares of common stock of the Company, which was exercised contemporaneously with the execution of the settlement agreement with a payment of $5,313.53 to the Company.  The promissory note bears simple interest at 6% per annum and is payable monthly in the amount of $3,000.00, in accordance with an amortization schedule.  The promissory note may be prepaid at any time without penalty.  The promissory note is guaranteed by Daniel J. A. Kolke, the Company’s Chairman, Founder and Chief Technology Officer.

14. Commitments and contingencies

Lease commitments: The Company leases office space in San Mateo, California, under a non-cancelable lease dated October 22, 2007.  The Company also leases office space in Renton, Washington, under a sublease dated September 19, 2006, which expires on June 30, 2010.  The Company recognizes rent on a straight-line basis over the lease term.  Rent expense under the Company’s operating leases in 2007 and in 2006 were $146.7 thousand, and $44.3, thousand, respectively.

Rent expense future minimum payments under the operating lease agreements are as follows:

Year Ending December 31, 2007:

2008	$269	thousand

2009	$269	thousand

2010	$97	thousand

Total	635	thousand

15. Subsequent Events

January 2008 Private Placement

During January 2008, the Company issued 6% convertible debentures with a face value of $2,000,000 and warrants to purchase up to 222,222 shares of common stock.  These notes mature on January 31, 2010, with interest due and payable on January 1 and July 1 of each year through maturity. The default interest rate is 130%. The notes convert into the Company’s common stock under the following situation: (i) at the Company’s option, and under certain conditions, when the price per share of common stock exceeds $3.39, subject to adjustments for splits and dividends; and (ii) mandatory conversion upon a change of 60% of the control of Company.

In addition, the conversion price of $1.35 per share has anti-dilution provisions and adjustments for stock splits or stock dividends.  The Company is obligated to reserve, at all the times, a sufficient number of authorized unissued shares of common stock to issue upon conversion.

The warrants issued to the investors have an exercise price of $1.80 and terminate at the earlier of: (i) three years, or automatically terminated upon the Company, (ii) sale of all or substantially all of the assets of, or change in control of, the Company.

These notes and warrants also have demand and piggyback registration rights.

April 2008 Private Placement

During April 2008, the Company issued 6% convertible debentures with a face value of $3,500,000 and warrants to purchase up to 388,889 shares of common stock.  These notes mature on April 30, 2010, with interest due and payable on January 1 and July 1 of each year through maturity. The default interest rate is 130%. The notes convert into the Company’s common stock under the following situation: (i) at the Company’s option, and under certain conditions, when the price per share of common stock exceeds $3.39, subject to adjustments for splits and dividends; and (ii) mandatory conversion upon a change of 60% of the control of Company.

In addition, the conversion price of $1.35 per share has anti-dilution provisions and adjustments for stock splits or stock dividends.  The Company is obligated to reserve, at all the times, a sufficient number of authorized unissued shares of common stock to issue upon conversion.

The warrants issued to the investors have an exercise price of $1.80 and terminate at the earlier of: (i) three years, or automatically terminated upon the Company, (ii) sale of all or substantially all of the assets of, or change in control of, the Company.

These notes and warrants also have demand and piggyback registration rights.

Equity Transactions

In April, 2008 the Company converted $750,000 of 20% Convertible debt into 3,000,000 shares of common stock at a conversion price of $0.25 per share and $1,540,911 of 6% convertible debt into 6,163,644 shares of common stock at $0.25 per share.

In January-March, 2008, the Company also issued 150,000 shares of common stock from the exercise of warrants issued in connection with the 20% convertible debt and 995,000 shares of common stock from the exercise of warrants issued in connection with the 6% convertible debt.

On April 22, 2008, 66,500 shares of Series A Preferred, 120,000 shares of Series B Preferred and 4,447,812 shares of Series C Preferred were converted into common stock as follows:

Series A	66,500
Series B	120,000
Series C	4,447,812

Reverse Merger Transaction

In March of 2008 Etelos voted to merge with Tripath Technology Inc. The merger will be a reverse merger with the Company being the surviving entity and the name of the surviving company will be Etelos, Inc.

Immediately prior to the effective time of the reverse merger, all issued and outstanding shares of the Company’s preferred stock and all of the notes and warrants issued by the Company between October 2006 and October 2007 (as discussed in “Note 7. Convertible Debt and Warrant Liability,” above) were converted or exercised, as the case may be, into shares of common stock of the Company.

16. Subsequent Events  (Unaudited)

Subsequent to March 31, 2008, interest due and payable on the Company's 20% convertible notes and the September notes was not paid.  The holders of all the 20% convertible notes and a majority of the September notes converted their notes.  The Company received waivers from the holders of the September notes who had not converted their notes for interest not paid.

ETELOS, INC.

CONDENSED BALANCE SHEETS

(in thousands, except share data)

(Unaudited)

	March 31, 2008	December 31, 2007
ASSETS
Current assets:
Cash and cash equivalents	$916	$928
Accounts receivable, net	12	—
Prepaid expenses and other current assets	311	21
Total current assets	1,239	949

Property and equipment, net	79	50
Other assets	119	41

Total assets	$1,437	$1,040

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	309	249
Accounts payable related parties	2	56
Accrued payroll and related expenses	649	514
Other accrued expenses	362	244
Current portion notes payable, net of discounts	4,713	3,166
Current portion notes payable to related parties	95	187
Current portion capital leases	17	16
Total current liabilities	6,147	4,432

Long-term notes payable, net of discounts	1,252	889
Long-term notes payable to related parties	651	629
Long-term capital leases	32	36

Total liabilities	8,082	5,986

Commitments and contingencies

Stockholders’ deficit:
Preferred stock, $0.01 par value: 50,000,000 shares authorized with liquidation preferences
Series A: 4,166,667 shares authorized; 22,167 shares issued and outstanding	—	—
Series B: 7,500,000 shares authorized; 40,000 shares issued and outstanding	—	—
Series C: 20,000,000 shares authorized; 1,482,604 shares issued and outstanding	15	15
Common stock, $0.01 par value: 250,000,000 shares authorized; issued and outstanding - 7,540,413 at March 31, 2008 and 6,791,313 at December 31, 2007	75	68
Additional paid-in capital	5,931	5,405
Accumulated deficit	(12,666)	(10,434)
Total stockholders’ deficit	(6,645)	(4,946)

Total liabilities and stockholders’ deficit	$1,437	$1,040

The accompanying notes are an integral part of these financial statements.

ETELOS, INC.

CONDENSED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2008	2007

Revenue	$24	$105
Cost of revenue	101	55
Gross profit (loss)	(77)	50

Operating expenses:
Research and development	1,193	262
Sales and marketing	293	72
General and administrative	470	45
Total operating expenses	1,956	379

Loss from operations	(2,033)	(329)

Interest expense, net	(199)	(40)
Loss before taxes	(2,232)	(369)

Provision for income taxes	—	—

Net loss	$(2,232)	$(369)

Basic and diluted net loss per share	$(0.30)	$(0.11)

Weighted average number of common shares used in computing basic and diluted net loss per share	7,358	3,502

The accompanying notes are an integral part of these financial statements.

ETELOS, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three	Three
	Months	Months
	Ended	Ended
	March 31,	March 31,
	2008	2007

Cash flows from operating activities:
Net loss	$(2,232)	$(369)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5	3
Amortization of notes discount	65	—
Changes in operating assets and liabilities:
Accounts receivable, net	(12)	7
Prepaid expenses and other current assets	(290)	(30)
Other assets	(78)	—
Accounts payable	89	(7)
Accounts payable related parties	(54)	(9)
Accrued payroll and related expenses	135	60
Other accrued expenses	118	(22)

Net cash used in operating activities	(2,254)	(367)

Cash flows from investing activity:
Purchases of property and equipment	(34)	—

Net cash used in investing activities	(34)	—

Cash flows from financing activity:
Proceeds from notes payable	2,000	362
Payment of notes payable	(111)	—
Proceeds from (payments of) notes payable to related parties	(70)	33
Payment of capital leases	(3)	(3)
Net change in line of credit	—	(2)
Proceeds from issuance of common stock	460	—

Net cash provided by financing activities	2,276	390

Net increase (decrease) in cash and cash equivalents	(12)	23

Cash, and cash equivalents, beginning of period	928	15

Cash, and cash equivalents, end of period	$916	$38

Supplemental disclosure of cash flow information:
Cash paid for interest	$20	$—

Supplemental disclosure of non-cash financing activities:
Issuance of detachable warrants	$76	$42
Reclassification of accounts payable to notes payable	$29	$—
Issuance of convertible debentures for receivables	$—	$200
Acquisition of equipment under capital leases	$—	$42

The accompanying notes are an integral part of these financial statements.

ETELOS, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1. Organization

On April 23, 2008, Tripath Technology Inc., a Delaware corporation (“Tripath”), filed a Current Report on Form 8-K announcing, among other things, that Etelos, Incorporated, a Washington corporation (“Etelos-WA”), merged with and into Tripath (the “Merger”), and that the surviving corporation changed its name to Etelos, Inc. and its fiscal year to December 31.  The effective date of the Merger was April 22, 2008, and Etelos, Inc., as the surviving corporation, will conduct the business and operations previously conducted by Etelos-WA.  Accordingly, the transaction was accounted for as a reverse merger; the description of the business contained in this report as well as the one contained in the financial statements reflect the operations of Etelos-WA for the quarterly period ended March 31, 2008.

As used herein, unless the context requires otherwise, the terms the “Company,” “we,” “us,” “our” or “Etelos” refers to Etelos, Inc., the corporation that survived the Merger.

Etelos-WA was incorporated in the State of Washington on May 6, 1999. Etelos is a leading provider of software productivity solutions that assist organizations to effectively use Web Applications.  Etelos provides a revolutionary Software-as-a-Service ecosystem for building, distributing and using Web Applications, including a marketplace to deploy and support them; giving businesses choices in applications, hosting and support services to cost effectively accomplish their goals. Subsequent to the quarter end, Etelos was re-incorporated in the state of Delaware (Note 10).

2. Basis of Presentation

The unaudited condensed interim financial statements included herein have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America and reflect all adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary to state fairly the Company’s financial position, results of operations and cash flows for the periods presented. These interim financial statements should be read in conjunction with the financial statements and footnotes thereto for the fiscal years ending December 31, 2007 and 2006, included on Form 8-K filed April 23, 2008, and Form 8-K/A filed April 25, 2008 by Tripath. The results of operations for the three months ended March 31, 2008, are not necessarily indicative of the results to be expected for any subsequent quarter or for the entire year.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods and such differences could be material.

3. Going Concern

The financial statements have been prepared by us with the assumption that we will continue as a going concern.  We have experienced recurring losses, which raise substantial doubt about our ability to continue as a going concern. Our financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might arise should we be unable to continue as a going concern.

Management has supported current operations by raising additional operating cash through the private sale of convertible debentures. This has provided us with the cash inflows to continue our business plan, but have not resulted in significant improvement in our financial position. Alternatives to address the cash flow situation include (1) raising capital through additional sale of common stock and/or debentures and (2) reducing cash operating expenses to levels that are in line with current revenues.

The first alternative could result in substantial dilution to existing shareholders. There can be no assurance that our current financial position can be improved, that we can raise additional working capital, or that we can achieve positive cash flows from operations. Our long-term viability as a going concern is dependent upon our ability to (1) locate sources of debt or equity funding to meet current commitments and near-term future requirements and (2) achieve profitability and ultimately generate sufficient cash flow from operations to sustain our continuing operations.

4. Summary of Significant Accounting Policies

Cash and Cash Equivalents

Investment securities with maturity of ninety days or less at the time of purchase are considered cash equivalents.

Accounts Receivable

Accounts receivable are recorded at the invoiced amount and generally do not bear interest. Amounts collected on trade accounts receivable are included in net cash provided by operating activities in the statements of cash flows.

Allowance for Doubtful Accounts

We provide, when appropriate, an allowance for doubtful accounts to ensure trade receivables are not overstated due to un-collectability. The collectability of our receivables is evaluated based on a variety of factors, including the length of time receivables are past due, indication of the customer’s willingness to pay, significant one-time events, and historical experience. As of March 31, 2008, and December 31, 2007, there was no allowance for doubtful accounts.

Deferred Revenue

Deferred revenue represents money received but not recognized as revenue because the work has not been completed or the software subscription has not been fully delivered, and therefore is deferred until the work is completed or the software subscription is fully delivered when it is then recognized.  We do not have a concentration of risk in any one account as subscriptions tend to be subscribed to by many individual subscribers as compared to a small number of large enterprises.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which we currently believe to be three years. Fixed assets are composed of computer equipment with accumulated depreciation of $26.0 thousand and $20.0 thousand as of March 31, 2008, and December 31, 2007, respectively.

Fair Value of Financial Instruments

Our balance sheets include the following financial instruments: cash, accounts receivable, accounts payable, and accrued liabilities. We consider the carrying amount of working capital items to approximate the fair value for these financial instruments because of the relatively short period of time between origination of the instruments and their expected realization.

Internal Use Software

We capitalize internally developed software costs in accordance with the Statement of Position 98-1, “Accounting for Costs of Computer Software Developed or Obtained for Internal Use” (SOP 98-1).  We also capitalize software development costs in accordance with SFAS NO. 86, “Accounting for Costs of Computer Software to be Sold, Leased or Otherwise Marketed” (SFAS 86) under which certain software development costs incurred subsequent to the establishment of the technological feasibility may be capitalized and amortized over the estimated useful life of the related products.   The intangible asset costs, if any, are amortized on a straight-line basis over the estimated useful life of the software, once it is available for its intended use.  We had fully amortized all internally developed software costs as of December 31, 2006. No expenditures during the three months ending March 31, 2008 and 2007 qualified for capitalization.

Revenue Recognition

Revenues are recognized on licensing transactions and product sales using the criteria in Securities and Exchange Commission Staff Accounting Bulletin 104, “Revenue Recognition in Financial Statements” (SAB 104).  For revenue transactions that involve software or software related products, we recognize revenue under the guidance established by Statement of Position No. 97-2, “Software Revenue Recognition” (SOP 97-2).  Both SAB 104 and SOP 97-2 state that revenue must be recognized when persuasive evidence of an arrangement exists, delivery of the product or performance of the service has occurred, no significant obligations with regard to implementation or integration exist, the fee is fixed or determinable and collectability is reasonably assured.  Arrangements for which the fees are not deemed reasonably assured for collection are recognized upon cash collection.

We provide Web Applications as a subscription service using the Software-as-a-Service (SaaS) or software-on-demand business model.  Revenues from subscriptions are generally collected and recognized in the period invoiced.  However, if the subscription collected upon be for more than one period in advance, the revenue is deferred and recognized ratably over the number of excess periods reflected by the advance payment.

Research and Development

Research and development expenses consist primarily of salaries, payroll taxes, benefits, and related expenditures for technology, software development, project management, and support personnel. Costs related to the development of new products and enhancements to existing products are expensed as incurred.

Stock Based Compensation

On January 1, 2006, we adopted SFAS No. 123 (revised 2004), “Share-Based Payment” (FAS 123R), that addresses the accounting for share-based payment transactions in which an enterprise receives employee services in exchange for equity instruments of the enterprise. The statement eliminates the ability to account for share-based compensation transactions, as we formerly did, using the intrinsic value method as prescribed by Accounting Principles Board (“APB”) Opinion No. 25,  “Accounting for Stock Issued to Employees,” and generally requires that such transactions be accounted for using a fair-value-based method and recognized as expense in our statements of operations.

Under FAS 123(R), we are required to select a valuation technique or option-pricing model that meets the criteria as stated in the standard, which includes a lattice model and the Black-Scholes Merton model. For all new stock based compensation awards granted starting January 1, 2006, and for any modification, cancellation, or repurchase of awards granted prior to January 1, 2006, we recorded compensation cost in the statement of operations based on the fair value of the award for the requisite service period. We adopted the Black-Scholes Merton model. The adoption of FAS 123(R), applying the “modified prospective method,” as elected by us, requires us to value stock options as of January 1, 2006, the first day of our fiscal year 2006. FAS 123(R) requires us to estimate forfeitures in calculating the expense relating to share-based compensation as opposed to only recognizing these forfeitures and the corresponding reduction in expense as they occur. This resulted in $128 and $0 of expense for the quarters ending March 31, 2008 and 2007, respectively.

FAS 123(R) requires the cash flows resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options to be classified as financing cash flows. Due to our loss position, there were no such tax benefits during the quarters ended March 31, 2008 and 2007. Prior to the adoption of FAS 123(R), those benefits would have been reported as operating cash flows had we received any tax benefits related to stock option exercises.

Share-Based Compensation Information under FAS No. 123(R)

The weighted-average fair value of stock-based compensation is based on the single option valuation approach and is estimated on the date of grant using a Black-Scholes Merton based option valuation model. The fair value of forfeitures is an estimate and no dividends have been declared. The fair value of options granted during the three months ended March 31, 2008, were calculated based on the following average assumptions:

Estimated fair value	$0.23
Expected lives in years	7
Volatility	55%
Risk-free interest rate	3.19%
Dividend yield	0%

We used estimated volatility of comparable public companies to estimate the expected volatility used for the Black-Scholes Merton model. The risk-free interest rate assumption is based upon the US Treasury yield. We historically have not declared dividends and therefore the dividend yield was assumed to be zero in the model.

Income Taxes

We account for income taxes in accordance with SFAS No. 109, “Accounting for Income Taxes” (FAS 109) which utilizes the liability method of accounting for income taxes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Net Loss per Share

Basic net loss per share is computed by dividing the net loss available to common stockholders for the period by the weighted average number of common stock outstanding during the period. Diluted net loss per share is computed based on the weighted average number of common stock and dilutive potential common stock outstanding. The calculation of diluted net loss per share excludes potential common stock if the effect is anti-dilutive. Potential common stock consists of incremental common stock issuable upon the exercise of stock options, shares issuable upon conversion of convertible preferred stock, common stock issuable upon the exercise of common stock warrants, and common stock issuable upon the conversion of convertible debentures. As their effect is antidilutive, 4,717,333 options and 222,222 warrants have been excluded from this calculation.

The following table sets forth the computation of basic and diluted net loss per share for the periods presented (in thousands, except per share amounts):

	For the three months ended
	March 31,
	2008	2007

Numerator:
Net loss	$(2,232)	$(369)

Denominator:
Weighted average common stock	7,358	3,502

Net loss per share:
Basic and dilubted	$(0.30)	$(0.11)

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Reporting

We have one operating segment because we are not organized into multiple segments for the purpose of making operating decisions or for assessing performance. The chief operating decision maker evaluates performance, makes operating decisions, and allocates resources based on financial data consistent with the presentation in the accompanying financial statements.

5. Recently Issued Accounting Standards

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Interpretation (FIN) No. 48, “Accounting for Uncertainty in Income Taxes,” (FIN 48) which supplements Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes,” (FAS 109) by defining the confidence level that a tax position must meet in order to be recognized in the financial statements. FIN 48 requires the tax effect of a position to be recognized only if it is “more-likely-than-not” to be sustained based solely on its technical merits as of the reporting date. If a tax position is not considered more-likely-than-not to be sustained based solely on its technical merits, then no benefits of the position are recognized. If the tax position is considered more-likely-than-not to be sustained, then the amount to record is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. This is a different standard for recognition than was previously required. The more-likely-than-not threshold must continue to be met in each reporting period to support continued recognition of a benefit. At adoption, companies must adjust their financial statements to reflect only those tax positions that are more-likely-than-not to be sustained as of the adoption date. Any necessary adjustment is recorded directly to opening retained earnings in the period of adoption and reported as a change in accounting principle. We have not yet adopted FIN 48 but do not expect it to have a material impact.

In September 2006, the Securities and Exchange Commission published Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). The interpretations in SAB 108 are being issued to address diversity in practice in quantifying financial statement misstatements and the potential under current practice to build up improper amounts on the balance sheet. This guidance applies to fiscal years ending after November 15, 2006 and early application in interim periods is encouraged. The adoption of SAB 108 did not have an effect on the our financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (FAS 157) which defines fair value, establishes guidelines for measuring fair value, and expands disclosures regarding fair value measurements. FAS 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. FAS 157 is effective for fiscal years beginning after November 15, 2007. Earlier adoption is permitted, provided the company has not yet issued financial statements, including for interim periods, for that fiscal year. We are currently evaluating the impact of FAS 157, but do not expect the adoption of FAS 157 to have a material impact our financial position, results of operations, or cash flows.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities ” (FAS 159) which permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. FAS 159 is effective for fiscal years beginning after November 15, 2007. We do not expect the adoption of FAS 159 to have a material impact on our financial statements.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (FAS 141R), which requires an acquirer to measure the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at their fair values on the acquisition date, with goodwill being the excess value over the net identifiable assets acquired, FAS 141R is effective for financial statements issued for fiscal years beginning after December 15, 2008. We have not yet determined the effect on our financial statements, if any, upon adoption of FAS 141R.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” an notital amendment of ARB No. 51 (FAS 160), which clarifies that a noncontrolling interest in a subsidiary should be reported as equity in the consolidated financial statements. The calculation of earnings per share will continue to be based on income amounts attributable to the parent. FAS 160 is effective for financial statements issued for fiscal years beginning after December 15, 2008. We have not yet determined the effect on our financial statements, if any, upon adoption of FAS 160.

6. Stock-based compensation

The following table summarizes stock option activity under the Company’s stock option plans:

Outstanding at December 31, 2007	4,097,083
Granted	627,000
Exercised	(3,750)
Cancelled	(3,000)
Outstanding at March 31, 2008	4,717,333

Total cash received as a result of options exercised during the quarter ended March 31, 2008 was $225 dollars. There were no equity instruments granted under share-based payment arrangements and therefore there was no cash used to settle any equity instrument. We do not plan to repurchase any shares during the remainder of 2008.

7. Convertible Debt and Warrant Liability

During the period October 2006 to June 2007, we issued 20 percent convertible notes with detachable warrants with a value of $850.0 thousand. The notes mature on June 1, 2008, with interest due and payable on October 1, 2007, and the last day of each calender quarter thereafter, through the maturity date. At our option, upon the closing of a Series D preferred stock offering having aggregate gross proceeds not less than $7.0 million, excluding the proceeds collected in connection with this financing, note holders may elect to convert the outstanding principal and the accrued and unpaid interest into Series E preferred stock at the purchase price per Series E preferred stock. In addition, a mandatory conversion provision would be triggered by the closing of a public offering at a conversion price equal to or greater than the note conversion price. There is a provision for a conversion price adjustment which would be triggered upon a stock split, reverse stock split, or issuance of stock dividends, whereby the conversion price would be adjusted to ensure that the holder would be receiving the same number of shares, as though the conversion right had been exercised prior to the triggering event. To support this, we are required to reserve, at all the times, the number of authorized unissued shares such that we have enough shares to issue in the event that the conversion right is exercised.

In addition to the notes, the investors received warrants to purchase up to 283,333 shares of our common stock. The warrants carry an exercise price of $0.09, and terminate upon the earlier of (i) 3 years from the date of issuance; (ii) a public offering; or (iii) the closing of an acquisition of the Company. As of March 31, 2008, 283,333 of the warrants had been exercised. The warrants were determined to have de minimus value at the issuance date.

During the period August 2007 to October 2007, we issued 6 percent convertible notes at an original issue discount of 10 percent with detachable warrants and a face value of $3,326,400. These notes mature on March 31, 2009, with interest due and payable on February 1, 2008, and on the last day of each calendar quarter thereafter. We are required to make payments on the outstanding principal balance beginning September 1, 2008 and on the 1st day of each calendar quarter thereafter. The default interest rate is 8 percent. There are 1,008,000 detachable warrants, each of which carry an exercise price of $1.20 and a term of 5 years. At March 31, 2008, 974,667 of the warrants have been exercised. The warrants were determined to have de minimus value at the issuance date. The notes have the following conversion features into our capital stock: (i) at the our option upon the closing of a referred Series D round at $0.75 per share, and (ii) mandatory conversion upon; (a) closing of Series E Preferred Stock offering, no later than January 31, 2008, having aggregate gross proceeds to the Company of not less than $5.0 million, (b) closing of public offering at a conversion rate of $0.75 per preferred share, or (c) a change of 40 percent of the control, at a conversion rate of $0.75 per preferred share. The conversion price on these notes has an anti-dilution provision and adjustments for stock splits or stock dividends. The conversion feature also has a reset provision upon a future sale or issuance of equity instruments at a lower price. The Company analyzed this provision under ETTF 05-04 and, although the debt is unconventional, the reset provision is deemed within their control and therefore it qualified as equity under ETTF 00-19. The Company is obligated to reserve, at all the times, a sufficient number of authorized unissued conversion shares.

In addition the investors received 1,008,000 warrants at an exercise price of $0.12 with a term of 60 months and termination at the earlier of: (i) 5 years, or automatically terminated upon the Company, (ii) public offering, (iii) sale of the Company, or (v) change in control.

The conversion features for both convertible notes issued in the October 2006 and the August 2007 Private Placements have been evaluated under FAS 150, FAS 133, and EITF 00-19 and are deemed not to be an imbedded derivative and any value attributable to these features would be classified as equity.

Immediately prior to the effective time of the Merger, substantially all of the notes and warrants issued by the Company in the October 2006 and the August 2007 Private Placements were converted or exercised, as the case may be, into shares of common stock of the Company.  See Subsequent Events in Note 10 below.

January 2008 Private Placement

On January 31, 2008, we entered into a securities purchase agreement with three unaffiliated institutional investors for the sale of 6 percent secured convertible debentures and common stock purchase warrants.  We refer to this transaction as our January 2008 Private Placement.  In this transaction we issued an aggregate of $2.0 million principal amount of debentures and warrants to purchase an aggregate of 222,222 shares of our common stock.  This transaction resulted in net proceeds of $1.9 million. Debt issuance costs of $85.0 thousand were capitalized and are amortized using the effective interest method.

The warrants are three year warrants to purchase shares of our common stock at a price of $1.80 per share, subject to adjustment, including full-ratchet anti-dilution protection.  As of April 23, 2008, none of these warrants had been exercised. The warrants were determined to have a value of $72.5 thousand at issuance, using a Black-Scholes valuation model with a 55 percent volatility and 3.3 percent risk free rate.

The following summarizes the terms of the January debentures:

•              Term.  The debentures are due and payable on January 31, 2010.

•              Interest.  Interest accrues at the rate of 6 percent per annum and is payable semiannually on January 1 and July 1, commencing on July 1, 2008.

•              Monthly Principal Payments.  Monthly principal payments equal to 1/18th of the principal amount begin on the earlier of (i) the 1st of the month that follows the effective date of the registration statement we filed to cover the resale of the common stock underlying the debentures, and (ii) November 1, 2008.

•              Payments of Principal and Interest.  We have the right to pay interest and monthly principal payments in cash, or upon notice to the holders and compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (currently $1.35) or 85 percent of the average of the volume weighted average price, or VWAP, per share for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

•              Early Redemption.  We have the option to redeem the debentures before their maturity by payment in cash of 120 percent of the then outstanding principal amount plus accrued interest and other charges.  To redeem the debentures we must meet certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures.  The payment of the debentures would occur on the 10th day following the date we gave notice to the holders of our intent to redeem the debentures.  We agreed to honor any notices of conversion that we receive from a holder before the date we pay off the debentures.

•              Voluntary Conversion by Holder.  The debentures are convertible at anytime at the discretion of the holder at a conversion price per share of $1.35, subject to adjustment including full-ratchet anti-dilution protection, and subject to a cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion.

•              Forced Conversion.  Subject to compliance with certain equity conditions, including having a currently effective registration statement covering the shares of common stock issuable upon conversion of the debentures and subject to the applicable cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we also have the right to force conversion of the debt if the average of the VWAP for our common stock exceeds $3.39 for 20 trading days out of a consecutive 30 trading day period.

The January debentures impose certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on our property, amending our certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions.  The debentures define certain events of default, including, without limitation, failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner.  In the event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130 percent of the amount outstanding plus accrued interest and expenses.

In connection with our January 2008 Private Placement, we also entered into a registration rights agreement with the institutional investors, pursuant to which we agreed to file a registration statement covering the resale of the shares of common stock that may be issued to such investors upon the conversion of the debentures, payment in kind, and the exercise of the related warrants.  We agreed to maintain the effectiveness of the registration statement (subject to certain limitations) for a period of time until the holders can sell the underlying common stock without volume restrictions under Rule 144 of the Securities Act of 1933, or the Securities Act. If the registration statement is not declared effective by an agreed to date, or if we fail to maintain the effectiveness of the registration statement, we are required to pay to each investor, as partial liquidated damages, cash equal to 1.0 percent of the aggregate purchase price paid by such investor for the securities purchased in the financing and then held by such investor, and must pay to such investor 1.0 percent for each subsequent 30-day period that the default remains uncured, up to a maximum aggregate liquidated damages amount of 10 percent of the aggregate purchase price paid by such investor in our January 2008 Private Placement.  We have determined that it is not probable that there will be any damages and accordingly have not estimated any provision for default.

The conversion features for the convertible notes have been evaluated under FAS 150, FAS 133, and EITF 00-19 and have been deemed not to be embedded derivatives. Therefore, any value attributable would be classified as equity.

8. Notes Payable Related Parties

We previously entered into a series of unsecured loan transactions with relatives of our executive chairman and chief technology officer.  On December 30, 2007, in connection with settlement of the loans, we entered into three unsecured promissory notes with an aggregate original principal amount of $815,827, each of which will become secured by certain presently unidentified assets of the Company if and when Daniel J.A. Kolke is no longer an employee nor a member of our board of directors.  Such security interest, if granted, would be subordinated to any and all bank debt or convertible corporate debt.  These three notes are outstanding in an aggregate balance of $745,500 as of March  31, 2008.

9. Credit Facility

In October 2007, we entered into a one year credit facility with Bridge Bank which provides for borrowing of up to $250.0 thousand  at an annual interest rate equal to the bank’s prime rate plus 2.5 percent. The credit facility is collateralized by substantially all of our assets and expires in October 2008.  The credit facility contains financial and reporting covenants that require us to maintain certain financial ratios only when we have an outstanding balance. The facility has monthly repayment terms of both interest and principal amortized over an imputed 12 month period.  We issued warrants to Bridge Bank to purchase up to 10,417 shares of our common stock at an exercise price of $1.20 per share in connection with this facility.  There was no borrowing under this facility during the quarter ending March 31, 2008.

10. Subsequent Events

April 2008 Private Placement

On April 22, 2008, we entered into a securities purchase agreement with two unaffiliated institutional investors for the sale of 6 percent convertible debentures and common stock purchase warrants.  We refer to this transaction as our April 2008 Private Placement.  In this transaction we issued $3.5 million of debentures plus warrants to purchase an aggregate of up to 388,889 shares of our common stock.  The warrants have a term of three years and an exercise price of $1.80 per share, subject to adjustment, including full-ratchet anti-dilution protection.  This transaction resulted in net proceeds to us of $3.4 million.

In this report we may refer to the debentures we issued in our April 2008 Private Placement as our April debentures.  The following summarizes the terms of our April debentures and is qualified by reference to a copy of the debenture which is filed as an exhibit to our registration statement on Form S-1 filed with the SEC on May 8, 2008:

•	Term. The debentures are due and payable on April 30, 2010.

•	Interest. Interest accrues at the rate of 6 percent per annum and is payable semiannually on January 1 and July 1, commencing on July 1, 2008.

•

Monthly Principal Payments. Monthly principal payments equal to 1/18th of the principal amount due under each debenture begin on the earlier of (i) the 1st of the month that follows the effective date of the registration statement we filed to cover the resale of the common stock underlying the debentures, and (ii) November 1, 2008.

•

Payments of Principal and Interest. We have the right to pay interest and monthly principal payments in cash or, upon notice to the holders and compliance with certain equity conditions, we can pay all or a portion of any such payment in common stock valued at a price equal to the lesser of the then effective conversion price (currently $1.35) or 85 percent of the average of the volume weighted average price, or VWAP, per share for our common stock for the 10 consecutive trading days immediately prior to the applicable payment date.

•

Early Redemption. We have the option to redeem the debentures before their maturity by payment in cash of 120 percent of the then outstanding principal amount plus accrued interest and other charges. To redeem the debentures we must meet certain equity conditions, including having an effective registration statement covering the sale by the investors of the shares of our common stock issued upon conversion of the debentures. The payment of the debentures would occur on the 10th day following the date we gave notice to the holders of our intent to redeem the debentures. We agreed to honor any notices of conversion that we receive from a holder before the date we pay off the debentures.

•

Voluntary Conversion by Holder. The debentures are convertible at anytime at the discretion of the holder at a conversion price per share of $1.35, subject to adjustment including full-ratchet anti-dilution protection, and subject to a cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion.

•

Forced Conversion. Subject to compliance with certain equity conditions, including having an effective registration statement covering the sale by the investors of the shares of our common stock issued upon conversion of the debentures, and subject to the applicable cap on the beneficial ownership of our shares of common stock by the holder and its affiliates following such conversion, we also have the right to force conversion if the average of the VWAP for our common stock exceeds $3.39 for 20 trading days out of a consecutive 30 trading day period.

•	Security. The debentures are secured by all of our assets under the terms of a security agreement we entered into with the investors.

The April debentures impose certain covenants on us, including restrictions against incurring additional indebtedness, creating any liens on its property, amending its certificate of incorporation or bylaws, redeeming or paying dividends on shares of our outstanding common stock, and entering into certain related party transactions.  The debentures define certain events of default, including without limitation failure to make a payment obligation, failure to observe other covenants of the debenture or related agreements (subject to applicable cure periods), breach of representation or warranty, bankruptcy, default under another significant contract or credit obligation, delisting of our common stock, a change in control, failure to secure and maintain an effective registration statement covering the resale of the common stock underlying the debentures and the warrants, or failure to deliver share certificates in a timely manner.  In the event of default, the holders of the debentures have the right to accelerate all amounts outstanding under the debenture and demand payment of a mandatory default amount equal to 130 percent of the amount outstanding plus accrued interest and expenses.

The warrants we issued in our April 2008 Private Placement, none of which have been exercised to date, are substantially identical to the warrants we issued in our January 2008 Private Placement.

We have also entered into an amendment to the registration rights agreement we entered into in connection with our January 2008 Private Placement to provide that the registration statement we would file to cover the resale of the shares of our common stock that may be issued upon the conversion of the debentures, payment in kind, and the exercise of the warrants issued in our January 2008 Private Placement would also include the shares of our common stock that may be issued upon the conversion of the April debentures, payment in kind, and the exercise of the related warrants. A registration statement was filed May 8, 2008.

Equity Transactions

During April, 2008 we converted (i) $750 thousand of convertible notes issued in our October 2006 Private Placement into 3,000,000 shares of common stock at a conversion price of $0.25 per share and (ii) $1,540,911 of 6 percent convertible debt issued in our August 2007 Private Placement into 6,163,644 shares of common stock at $0.25 per share.

In connection with the Merger discussed below, in April 2008, 22,167 shares of Series A Preferred, 40,000 shares of Series B Preferred and 1,482,604 shares of Series C Preferred were converted into our common stock as follows:

Series A	22,167
Series B	40,000
Series C	1,482,604

Reverse Merger Transaction

On April 23, 2008, Etelos, Incorporated, a Washington corporation (“Etelos-WA”), merged with and into Tripath Technology, Inc., a Delaware corporation (the “Merger”).  Prior to the Merger, Tripath Technology, Inc. had been a debtor-in-possession in a Chapter 11 bankruptcy proceeding in the United States Bankruptcy Court for the Northern District of California.  In connection with the bankruptcy proceeding, all assets of Tripath were transferred to a trustee for liquidation and all liabilities of Tripath were discharged.  Accordingly, at the time of the Merger, Tripath had no assets or liabilities.

The surviving corporation in the Merger changed its name to Etelos, Inc. and its fiscal year to December 31.  Etelos, Inc., as the surviving corporation, will conduct the business and operations previously conducted by Etelos-WA.

In connection with the Merger, all outstanding shares of Etelos-WA common stock were converted into shares of Etelos, Inc. common stock on a one for three ratio; one share of Etelos Inc. common stock for every three shares of common stock of Etelos-WA.  Also in connection with the Merger, (i) all outstanding shares of preferred stock of Etelos-WA were converted in to shares of common stock of Etelos, Inc. and (ii) Etelos, Inc. issued an aggregate of 5,010,000 shares of its common stock to the secured and unsecured creditors of Tripath Technology, Inc. After the transaction, there are 22,719,634 shares of Etelos, Inc. common stock outstanding. As the shareholders of Etelos-WA received the majority of the outstanding shares after the transaction, the transaction was accounted for as a reverse merger. Accordingly, the historical financial statement, are those of Etelos-WA.

Waiver on Interest Payable

Subsequent to quarter end interest due and payable on our 20% convertible notes and our September notes was not paid.  The  holders of all the 20% convertible notes and a majority of the September notes converted their notes.  We received waivers from the holders of the September Notes who had  not converted  their notes for interest not paid.

1,906,557 SHARES

OF

COMMON STOCK

Etelos, Inc.

1900 O’Farrell St., Suite 320

San Mateo, CA 94403

(425) 458-4510

PROSPECTUS

                      , 2008

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.   Other Expenses of Issuance and Distribution.

The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:

Nature of Expense	Amount
SEC registration fee	$347
Accounting fees and expenses	10,000
Legal fees and expenses	25,000
Printing and related expenses	5,000
TOTAL	$40,347

Item 14.   Indemnification of Directors and Officers.

Under Section 145 of Delaware General Corporate Law, we have broad powers to indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

Our certificate of incorporation provides that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law, (i) for breach of the directors’ duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of Delaware General Corporate Law or (iv) for any transaction from which the director derived an improper personal benefit  Our bylaws provide that we shall indemnify our officers, directors, employees and agents to the extent permitted by Delaware General Corporate Law.  Under Section 145 of Delaware General Corporate Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. We believe that having these provisions in our certificate of incorporation and bylaws is necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware General Corporate Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

At present, there is no pending litigation or proceeding involving a director, officer or key employee of the Company as to which indemnification is being sought nor is the Company aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The Company has an insurance policy covering the officers and directors of the Company with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

Item 15.   Recent Sales of Unregistered Securities.

Pursuant to the order issued by the bankruptcy court in connection with the approval of the plan of reorganization, as of the effective date of the merger, we issued 5,000,000 shares in the aggregate of common stock to the secured creditors of Tripath and 10,000 shares in the aggregate to its unsecured creditors.  The issuance of such shares of common stock was exempt from registration under the Securities Act pursuant to Section 3(a)(7) thereof.

In addition, in connection with the merger, we issued 17,695,634 shares of our common stock in the aggregate to the holders of Etelos, Incorporated, capital stock.

In April 2008, we entered into a securities purchase agreement with two institutional investors for the sale of 6 percent convertible debentures and common stock purchase warrants.  We issued in the aggregate $3.5 million face amount of debentures and warrants to purchase 388,889 shares of our common stock in exchange for net proceeds of $3.4 million after deducting fees and offering expenses.

In January 2008, we entered into a securities purchase agreement with three institutional investors for the sale of 6 percent convertible debentures and common stock purchase warrants.  We issued in the aggregate $2.0 million face amount of debentures and warrants to purchase 222,222 shares of our common stock in exchange for net proceeds of $1.9 million after deducting fees and offering expenses.

During the period October 2006 to June 2007, we issued 20 percent convertible notes with a value of $850 thousand, along with warrants to purchase up to 850,000 shares of our common stock with an exercise price of $0.03 per share and a three year term.  During the period from October 2007 to December 2007, we issued 700,000 shares of common stock upon exercise of the foregoing warrants.  The balance of the warrants was forfeited in connection with the merger.

During the period August 2007 to October 2007, we issued 6 percent convertible notes at an original issue discount of 10 percent with a face value of $3.3 million, along with warrants to purchase up to 3,024,000 shares of our common stock with an exercise price of $0.40 per share and a five year term.  During the period from October 2007 to December 2007, we issued 1,929,000 shares of common stock upon exercise of the foregoing warrants.  The balance of the warrants was forfeited in connection with the merger.

Unless otherwise specified above, each of the transactions described above was exempt from registration under the Securities Act pursuant to Section 4(2) thereof and/or, with respect to the issuance of common stock upon exercise of warrants, Section 3(a)(9) thereof.  None of the transactions was conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with this offering, and, with respect to the issuance of common stock upon exercise of warrants, shares of common stock were exchanged for outstanding warrants exclusively with the holder thereof and no commission or other remuneration was paid or given directly or indirectly for soliciting such exchange.

Item 16.   Exhibits and Financial Statement Schedules

The following exhibits are included as part of this registration statement:

Exhibit No.	Description
2.1	Plan Proponents’ Third Amended Plan of Reorganization for the Debtor dated December 20, 2007 (1)
2.2	Agreement and Plan of Merger dated April 22, 2008 between Tripath Technology Inc. and Etelos, Incorporated (1)
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Bylaws (1)
4.1	Form of common stock purchase warrant issued in connection with the January 2008 financing (1)
4.2	Form of original issue discount 6.0% senior secured convertible debenture issued in connection with the January 2008 financing (1)
4.3	Form of common stock purchase warrant issued in connection with the April 2008 financing (2)
4.4	Form of original issue discount 6.0% senior secured convertible debenture issued in connection with the April 2008 financing (2)
4.5	Form of convertible promissory note issued by Etelos, Incorporated in August and September 2007 (2)
5.1*	Opinion of Duane Morris LLP
10.1	Loan and Security Agreement by and among Etelos, Incorporated and Bridge Bank, National Association dated October 5, 2007 (1)
10.2	The anti-dilution agreement entered between Etelos, Incorporated and each of Don Morissette and Ronald A. Rudy, as amended, dated March 6, 2008 (1)
10.3

Settlement Agreement and General Release of Claims dated December 30, 2007, among (i) Etelos, Incorporated, (ii) Robyn and Daniel J.A. Kolke, (iii) Selma and Daniel A. Kolke, (iv) Kristin and Desmond D. Kolke,, and (v) Crystal and Raymond D. Kolke (1)

10.4	Promissory Note dated December 30, 2007 issued to Selma and Daniel A. Kolke (1)
10.5	Promissory Note dated December 30, 2007 issued to Daniel J.A. Kolke (1)
10.6	Promissory Note dated December 30, 2007 issued to Desmond D. Kolke (1)
10.7	Securities Purchase Agreement by and among Etelos, Incorporated and the purchasers identified therein dated as of January 31, 2008 (1)
10.8	Registration Rights Agreement by and among Etelos, Incorporated and the purchasers identified therein dated as of January 31, 2008 (1)
10.9

Security Agreement dated as of January 31, 2008 by and among Etelos, Incorporated and the holders of the original issue discount 6.0% senior secured convertible debentures issued in connection with the January 2008 financing (1)

10.10	Securities Purchase Agreement by and among Etelos, Incorporated and the purchasers identified therein dated as of April 22, 2008 (2)
10.11	Amendment to Registration Rights Agreement by and among Etelos, Incorporated and the purchasers identified therein dated as of April 22, 2008 (2)
10.12#	Employment Agreement dated August 11, 2007 with Jeffrey L. Garon (2)
10.13#	Employment Agreement dated August 11, 2007 with Daniel J.A. Kolke (2)
10.14	Securities Purchase Agreement by and among Etelos, Incorporated and the purchasers identified therein related to the August and September 2007 convertible note offering (2)
10.15	Letter Agreement dated May 2, 2008 (2)
11.1	Statement re Computation of Per Share Earnings (included within the financial statements filed in this registration statement)
21.1	Listing of Subsidiaries (1)
24.1	Power of attorney (2)
23.1*	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm
23.2	Consent of Duane Morris LLP (contained in Exhibit 5.1)

* Filed as an exhibit hereto

# Management contract or compensatory plan or arrangement

(1) Incorporated by reference to the registrant’s Current Report on Form 8-K filed on April 23, 2008

(2) Incorporated by reference to the registrant’s Registration Statement on Form S-1 filed on May 8, 2008.

Item 17.   Undertakings.

(a) The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i)   To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any additional or changed material information on the plan of distribution not previously disclosed in the registration statement or many material change to such information in the registration statement.

(2)   For the purpose of determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered, and the offering of the securities at that time shall be deemed o be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the end of the offering.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)   The undersigned registrant hereby undertakes  that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this amendment to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California on July 29, 2008.

Etelos, Inc., a Delaware corporation

By:	/s/ Jeffrey L. Garon
Jeffrey L. Garon, President and Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this amendment to this registration statement has been signed by the followings persons in the capacities and on the dates stated.

Signature	Title	Date
/s/ Jeffrey L. Garon	Director, President and Chief Executive Officer	July 29, 2008
Jeffrey L. Garon	(principal executive officer)

/s/ David S. G. MacKenzie *	Chief Financial Officer (principal financial officer	July 29, 2008
David S. G. MacKenzie	and principal accounting officer)

/s/ Daniel J. A. Kolke *	Director	July 29, 2008
Daniel J. A. Kolke

/s/ Ronald A. Rudy *	Director	July 29, 2008
Ronald A. Rudy

/s/ Gregory Ruff *	Director	July 29, 2008
Gregory Ruff

* By:	/s/ Jeffrey L. Garon
Jeffrey L. Garon, as attorney-in-fact

Exhibit Index

Exhibit No.	Description
2.1	Plan Proponents’ Third Amended Plan of Reorganization for the Debtor dated December 20, 2007 (1)
2.2	Agreement and Plan of Merger dated April 22, 2008 between Tripath Technology Inc. and Etelos, Incorporated (1)
3.1	Amended and Restated Certificate of Incorporation (1)
3.2	Bylaws (1)
4.1	Form of common stock purchase warrant issued in connection with the January 2008 financing (1)
4.2	Form of original issue discount 6.0% senior secured convertible debenture issued in connection with the January 2008 financing (1)
4.3	Form of common stock purchase warrant issued in connection with the April 2008 financing (2)
4.4	Form of original issue discount 6.0% senior secured convertible debenture issued in connection with the April 2008 financing (2)
4.5	Form of convertible promissory note issued by Etelos, Incorporated in August and September 2007 (2)
5.1*	Opinion of Duane Morris LLP
10.1	Loan and Security Agreement by and among Etelos, Incorporated and Bridge Bank, National Association dated October 5, 2007 (1)
10.2	The anti-dilution agreement entered between Etelos, Incorporated and each of Don Morissette and Ronald A. Rudy, as amended, dated March 6, 2008 (1)
10.3

Settlement Agreement and General Release of Claims dated December 30, 2007, among (i) Etelos, Incorporated, (ii) Robyn and Daniel J.A. Kolke, (iii) Selma and Daniel A. Kolke, (iv) Kristin and Desmond D. Kolke,, and (v) Crystal and Raymond D. Kolke (1)

10.4	Promissory Note dated December 30, 2007 issued to Selma and Daniel A. Kolke (1)
10.5	Promissory Note dated December 30, 2007 issued to Daniel J.A. Kolke (1)
10.6	Promissory Note dated December 30, 2007 issued to Desmond D. Kolke (1)
10.7	Securities Purchase Agreement by and among Etelos, Incorporated and the purchasers identified therein dated as of January 31, 2008 (1)
10.8	Registration Rights Agreement by and among Etelos, Incorporated and the purchasers identified therein dated as of January 31, 2008 (1)
10.9

Security Agreement dated as of January 31, 2008 by and among Etelos, Incorporated and the holders of the original issue discount 6.0% senior secured convertible debentures issued in connection with the January 2008 financing (1)

10.10	Securities Purchase Agreement by and among Etelos, Incorporated and the purchasers identified therein dated as of April 22, 2008 (2)
10.11	Amendment to Registration Rights Agreement by and among Etelos, Incorporated and the purchasers identified therein dated as of April 22, 2008 (2)
10.12#	Employment Agreement dated August 11, 2007 with Jeffrey L. Garon (2)
10.13#	Employment Agreement dated August 11, 2007 with Daniel J.A. Kolke (2)
10.14	Securities Purchase Agreement by and among Etelos, Incorporated and the purchasers identified therein related to the August and September 2007 convertible note offering (2)
10.15	Letter Agreement dated May 2, 2008 (2)
11.1	Statement re Computation of Per Share Earnings (included within the financial statements filed in this registration statement)
21.1	Listing of Subsidiaries (1)
24.1	Power of attorney (2)
23.1*	Consent of Stonefield Josephson, Inc., Independent Registered Public Accounting Firm
23.2	Consent of Duane Morris LLP (contained in Exhibit 5.1)

* Filed as an exhibit hereto

# Management contract or compensatory plan or arrangement

(1) Incorporated by reference to the registrant’s Current Report on Form 8-K filed on April 23, 2008

(2) Incorporated by reference to the registrant’s Registration Statement on Form S-1 filed on May 8, 2008.